                                                                  April 23, 1998

To the Shareholders of National Bank of Commerce in Superior:

     National Bank of Commerce in Superior (the "Bank") will hold a special meeting of its shareholders (the "Special Meeting") on Monday, May 11, 1998, at 2:00 p.m., Central Time, at the Bank, 1127 Tower Avenue, Superior, Wisconsin 54880.

     This Special Meeting is of great importance to Bank shareholders because you will be asked to consider and approve the formation of a one-bank holding company to own the shares of the Bank. The Bank's directors and officers have determined it is in the best interests of the Bank and its shareholders to organize such a holding company at this time. The holding company format is the most common type of bank ownership in the industry and, as described below, it offers several advantages to the Bank's shareholders. The name of the new holding company is "NATCOM Bancshares, Inc." (the "Holding Company").

     If the Holding Company is approved for the Bank, the Bank's shareholders would have their shares of the Bank's $25.00 per share par value common stock ("Bank Stock") exchanged for the Holding Company's $0.01 per share par value common stock ("Holding Company Stock") in a reorganization (the "Reorganization"). The Bank shareholders would become the Holding Company shareholders, and the Holding Company would become the only shareholder of the Bank.

     The Reorganization would not involve any sale of the Bank. The formation of the Holding Company to own the Bank Stock is for the benefit of Bank shareholders and will result in no special financial gain to any of the officers or directors of the Bank.

     The advantages to forming the Holding Company to own the Bank Stock include the following:

     1. HOLDING COMPANY IS ALLOWED TO BUY HOLDING COMPANY STOCK. A holding company has fewer limitations on its ability to purchase its own stock than does a national bank. The Holding Company would be able to purchase the Holding Company Stock from its shareholders if they wanted to sell Holding Company Stock if the repurchase did not result in the Holding Company's insolvency. The Holding Company currently has no intent to acquire Holding Company Stock. However, management anticipates that the Holding Company may purchase Holding Company Stock from shareholders if its Board of Directors deems it to be in the best interests of the Holding Company and the Bank and if such purchase was permissible under applicable laws and regulations. Any redemption of the Holding Company Stock would be at the discretion of the Board of Directors of the Holding Company.

     2.   INCREASED OPPORTUNITY TO EXPAND.  Should the Holding Company's
          Board of Directors determine that it is in the best interest of the shareholders to expand into other geographic markets, either by acquiring additional banks or establishing branches, the Holding Company could facilitate such expansion. The Bank's ability to expand into other geographic markets would be more limited than the Holding Company's ability to do so. The Holding Company could be used to inject additional capital into the Bank if the Bank determines it wants to open a new branch or acquire a branch. Further, the Holding Company could purchase an existing bank and either operate it as a separate affiliate of the Bank or cause a newly acquired bank to merge with the Bank. The Holding Company currently is considering acquisition opportunities and plans in the future to routinely explore acquisition opportunities. However, it has not reached accord or signed a letter of intent or agreement with any organization or person and does not otherwise have an understanding or agreement to acquire another banking entity.

      3. INCREASED OPPORTUNITY TO DIVERSIFY. The Holding Company would offer the ability to diversify the existing business of the Bank. While the Bank may engage in activities in which the Holding Company cannot engage, the Holding Company may engage in activities in which the Bank cannot engage. Thus, the bank holding company structure would allow management to take advantage of any new opportunities in banking and bank-related fields that are made available to bank holding companies but not to banks. The range of activities in which the Holding Company could engage through nonbank subsidiaries includes, subject to approval of regulatory authorities, loan service companies, mortgage companies, independent trust companies, small loan and factoring companies, equipment leasing companies, credit life and disability insurance companies, and certain insurance, advisory, and brokerage activities. The timing and extent of those operations by the Holding Company will depend on many factors, including the discretion of the Board of Directors and their assessment of the competitive and financial conditions existing in the future as well as the financial condition of the Holding Company and the Bank.

     This letter is followed by a formal notice of the Special Meeting of the Bank's shareholders and a Proxy Statement/Prospectus, which serves two purposes. First, it is the Proxy Statement of the Bank which describes the proposed Reorganization and asks you to send in your Proxy to vote on the Reorganization at the Special Meeting. A form of Proxy is enclosed separately (on blue paper). Second, it is the Prospectus of the Holding Company which describes the Holding Company and the Holding Company Stock.

     The Bank's Board of Directors has unanimously approved the offer to exchange Bank Stock for Holding Company Stock. Each of the Bank's Directors has indicated his or her intention to vote as a Bank shareholder in favor of the Reorganization. The Board of Directors urges you to read the enclosed Proxy Statement/Prospectus carefully and hopes that you choose to join them in approving the Holding Company formation.

     Please return the enclosed Proxy to ensure that your shares are represented in the voting on this transaction. IN ORDER TO APPROVE THE REORGANIZATION, THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS (66-2/3%) OF ALL OF THE OUTSTANDING SHARES, OR A TOTAL OF 48,000 SHARES, OF THE BANK, WILL BE NEEDED. YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN. PLEASE SIGN AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. If you attend the Special Meeting, you may at that time revoke your proxy and vote your shares in person at the Special Meeting. In addition, shareholders may revoke their proxies by submitting a later proxy to the Bank before the taking of the vote at the Special Meeting or by giving written notice of revocation to the Bank before the taking of the vote at the Special Meeting.

     The Directors believe that the formation of a Holding Company is an important step forward for the Bank and is in the best interests of the Bank and its shareholders. If you have questions about the Holding Company or the Proxy Statement/Prospectus, please call me at (715) 394-5531.

Very truly yours,

/s/ Daniel N. Wallin
Daniel N. Wallin, President

                        NATIONAL BANK OF COMMERCE IN SUPERIOR

                                  1127 TOWER AVENUE
                              SUPERIOR, WISCONSIN  54880


                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 11, 1998


To the Shareholders of National Bank of Commerce in Superior:

     A special meeting of shareholders (the "Special Meeting") of National Bank of Commerce in Superior, a national banking association ("Bank"), will be held on Monday, May 11, 1998 at the Bank, 1127 Tower Avenue, Superior, Wisconsin 54880, starting at 2:00 p.m., Central Time, for the following purposes:

     1.   To vote on the following resolution:

               RESOLVED, that the Agreement and Plan of Merger dated as of January 27, 1998 ("Reorganization Agreement") by and among NATCOM Bancshares, Inc., National Bank of Commerce in Superior, and National Interim Bank of Commerce in Superior whereby
               (i) National Bank of Commerce in Superior, as the national bank resulting from the merger under the Reorganization Agreement, will become a wholly-owned subsidiary of NATCOM Bancshares, Inc. and (ii) shareholders of National Bank of Commerce in Superior, as it currently exists, will become shareholders of NATCOM Bancshares, Inc., is hereby authorized and approved.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The stock transfer books of the Bank will not be closed. Instead, and as provided in the Bank's Bylaws, the Bank's Board of Directors has set the close of business on April 20, 1998 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. The affirmative vote of at least two-thirds (66-2/3%) of the issued and outstanding shares of the Bank, or a total of 48,000 shares, must be voted in favor of the above resolution in order to permit the holding company formation and resulting reorganization (the "Reorganization") to proceed.

     UNDER SUBSECTIONS 215a(b), (c) AND (d) OF THE UNITED STATES CODE, SHAREHOLDERS OF THE BANK HAVE CERTAIN DISSENTERS' RIGHTS IN CONNECTION WITH THE PROPOSED REORGANIZATION. A COPY OF THOSE SECTIONS IS ATTACHED TO THE FOLLOWING PROXY STATEMENT/PROSPECTUS AS EXHIBIT B.

     THE BOARD OF DIRECTORS OF THE BANK BELIEVES THAT THE PROPOSED REORGANIZATION IS IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE BANK VOTE "FOR" THE REORGANIZATION.

April 23, 1998                     By Order of the Board of Directors

                                   /s/ Cathy R. Cosgrove
                                   Cathy R. Cosgrove, Secretary

                                   PROXY STATEMENT
                                          OF
                        NATIONAL BANK OF COMMERCE IN SUPERIOR

                              -------------------------

                                      PROSPECTUS
                                          OF
                               NATCOM BANCSHARES, INC.


      SPECIAL MEETING OF SHAREHOLDERS OF  NATIONAL BANK OF COMMERCE IN SUPERIOR
                             TO BE HELD MAY 11, 1998


     This Proxy Statement/Prospectus is being furnished to the holders of common stock, $25.00 per share par value ("Bank Stock"), of National Bank of Commerce in Superior, a national banking association based in Superior, Wisconsin (the "Bank"), in connection with the solicitation of proxies by the Bank's Board of Directors for use at the special meeting of shareholders (the "Special Meeting") to be held on Monday, May 11, 1998 at the Bank, 1127 Tower Avenue, Superior, Wisconsin 54880 starting at 2:00 p.m., Central Time, and at any adjournments or postponements thereof. At the Special Meeting, the shareholders of the Bank will consider and vote upon the proposed acquisition of the Bank Stock by NATCOM Bancshares, Inc., a Wisconsin corporation (the "Holding Company"), by means of a reorganization (the "Reorganization") in which all Bank Stock will be exchanged for shares of Holding Company Stock and the Bank shareholders will become shareholders of the Holding Company.

     This Proxy Statement/Prospectus also is the Prospectus of the Holding Company for the issuance of up to 72,000 shares of its common stock, par value $0.01 per share ("Holding Company Stock"), to be issued in exchange for the outstanding shares of Bank Stock in the merger of the Bank with and into National Interim Bank of Commerce in Superior, an "interim" national banking association and a wholly-owned subsidiary of the Holding Company ("New Bank"), pursuant to the Agreement and Plan of Merger dated as of January 27, 1998 among the Holding Company, the Bank and the New Bank (the "Reorganization Agreement"). The New Bank will be the surviving entity in the merger. (As used in this Proxy Statement/Prospectus, the term "Bank" shall mean, as the context requires, National Bank of Commerce in Superior before the Reorganization and the national bank resulting from the merger of National Bank of Commerce in Superior with the New Bank in connection with the Reorganization.)

                      -----------------------------------------

     During the period from April 10, 1998 until 5:00 p.m., Central Time, on May 13, 1998, the Holding Company is conducting a tender offer (the "Tender Offer") for up to 1,146 of the outstanding shares of Bank Stock for $436.00 per share. See "Summary -- Tender Offer and Tender Offer Financing" and "NATCOM Bancshares, Inc. -- Tender Offer and Tender Offer Financing."

                      -----------------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY THE BANK'S SHAREHOLDERS IN EVALUATING THE PROPOSAL TO BE VOTED ON AT THE SPECIAL MEETING AND THE ACQUISITION OF THE HOLDING COMPANY STOCK OFFERED HEREBY.

                      -----------------------------------------

     UNDER SUBSECTIONS 215A(b), (c) AND (d) OF THE UNITED STATES CODE, SHAREHOLDERS OF THE BANK HAVE CERTAIN DISSENTERS' RIGHTS IN CONNECTION WITH THE PROPOSED REORGANIZATION. A COPY OF THOSE SECTIONS IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT B. SEE "RIGHTS OF DISSENTING SHAREHOLDERS OF BANK."

                      -----------------------------------------

     THE SHARES OF THE HOLDING COMPANY STOCK TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      -----------------------------------------

     THE SHARES OF THE HOLDING COMPANY STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF THE BANK OR ANY OTHER BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF THE BANK ON OR ABOUT APRIL 24, 1998.

                       ----------------------------------------

           THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL 23, 1998.

                              FORWARD-LOOKING STATEMENTS

     Statements about the anticipated effect of the Reorganization on the Bank's financial condition, operations and shareholders, among others, are forward-looking statements. Further, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the operations, business or financial conditions of the Bank and the Holding Company after the Reorganization to differ materially from those indicated by such forward-looking statements, specifically including, among others, those set forth in this Proxy Statement/Prospectus under the caption "Risk Factors." Neither the Bank nor the Holding Company undertakes any obligation to update any forward-looking statements.

                               AVAILABLE INFORMATION

     The Holding Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Holding Company to be issued pursuant to the Reorganization Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and 500 W. Madison St., Suite 1400, Chicago, Illinois 60611. Copies of such information also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The information also is available at the Commission's Website, http://www.sec.gov.com.

     After the date of this Proxy Statement/Prospectus, the Holding Company will be obligated to file with the Commission Quarterly Reports on Form 10-Q ("Quarterly Reports") beginning for the quarter ended March 31, 1998. Such Quarterly Reports will contain unaudited financial statements and are due within 45 days after the end of each quarter. Shareholders may obtain a copy of the Holding Company's Quarterly Reports at the Commission's Website (http://www.sec.gov.com) or by calling or writing the Bank ((715) 394-5531). Effective on or before January 30, 1999, the Holding Company plans to file a certification with the Commission and thereafter will no longer be obligated to file Quarterly Reports. See "Supervision and Regulation -- Securities Registration and Filing." In addition, the Holding Company plans to prepare annual reports containing unaudited financial statements and information and to send such reports to its shareholders after the end of each year.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. IN THOSE JURISDICTIONS WHERE THE OFFER MUST BE MADE BY A LICENSED BROKER OR DEALER, THIS OFFER WILL BE MADE ON BEHALF OF THE HOLDING COMPANY ONLY BY REGISTERED BROKERS OR DEALERS WHO ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTIONS.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE HOLDING COMPANY OR THE BANK SINCE THE DATE OF THIS PROSPECTUS. THE HOLDING COMPANY IS REQUIRED TO ADVISE SHAREHOLDERS OF ANY FUNDAMENTAL CHANGE AFFECTING THE TERMS OF THE TRANSACTION BETWEEN THE BANK AND THE HOLDING COMPANY.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALE OF THE HOLDING COMPANY STOCK TO BE RECEIVED BY SHAREHOLDERS OF THE BANK UPON CONSUMMATION OF THE REORGANIZATION, AND NO PERSON IS AUTHORIZED TO USE THIS PROXY/STATEMENT PROSPECTUS IN CONNECTION WITH ANY SUCH RESALE.

     UNDER SUBSECTIONS 215a(b), (c) AND (d) OF THE UNITED STATES CODE, SHAREHOLDERS OF THE BANK HAVE CERTAIN DISSENTERS' RIGHTS IN CONNECTION WITH THE REORGANIZATION. SEE "RIGHTS OF DISSENTING SHAREHOLDERS OF BANK" AND EXHIBIT B HERETO.

                                  TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     The Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     Special Meeting of Shareholders . . . . . . . . . . . . . . . . . . . . . . .  6
     Recommendation of Bank's Board of Directors . . . . . . . . . . . . . . . . .  6
     Effects of the Reorganization . . . . . . . . . . . . . . . . . . . . . . . .  7
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . .  7
     Effective Time of the Reorganization. . . . . . . . . . . . . . . . . . . . .  7
     Conditions to the Reorganization. . . . . . . . . . . . . . . . . . . . . . .  7
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     Tender Offer and Tender Offer Financing . . . . . . . . . . . . . . . . . . .  8
     Summary Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Risks Inherent in Banking Industry. . . . . . . . . . . . . . . . . . . . . . 10
     Special Considerations Regarding an Investment in the Holding Company . . . . 11

THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Reasons for the Reorganization. . . . . . . . . . . . . . . . . . . . . . . . 13
     Description of the Reorganization . . . . . . . . . . . . . . . . . . . . . . 14
     Special Meeting of Shareholders . . . . . . . . . . . . . . . . . . . . . . . 15
     Operation of the Bank Following the Reorganization. . . . . . . . . . . . . . 17
     Accounting Treatment of the Transaction . . . . . . . . . . . . . . . . . . . 17
     Conditions Precedent to the Reorganization. . . . . . . . . . . . . . . . . . 17
     Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Tax Considerations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     Federal Securities Regulation . . . . . . . . . . . . . . . . . . . . . . . . 22
     Resale of Holding Company Stock . . . . . . . . . . . . . . . . . . . . . . . 22
     Expenses of Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . 24

RIGHTS OF DISSENTING SHAREHOLDERS OF BANK. . . . . . . . . . . . . . . . . . . . . 24

NATCOM Bancshares, Inc.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     History, Business and Properties. . . . . . . . . . . . . . . . . . . . . . . 25
     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     Security Ownership of Certain Beneficial Owners and Management. . . . . . . . 28
     Description of Holding Company Stock. . . . . . . . . . . . . . . . . . . . . 30
     Executive Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     Transactions with Related Parties . . . . . . . . . . . . . . . . . . . . . . 30
     Indemnification of Directors and Officers and
        Certain Anti-Takeover Provisions . . . . . . . . . . . . . . . . . . . . . 30
     Tender Offer and Tender Offer Financing . . . . . . . . . . . . . . . . . . . 31

NATIONAL BANK OF COMMERCE IN SUPERIOR. . . . . . . . . . . . . . . . . . . . . . . 32
     History and Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     Management's Discussion and Analysis of Financial Condition and
        Results of Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     Monetary Policies and Economic Conditions . . . . . . . . . . . . . . . . . . 50


                                         -4-


                                                                                 Page
                                                                                 ----
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     Executive Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     Director Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     Security Ownership of Certain Beneficial Owners and Management. . . . . . . . 53
     Description of Bank Stock . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     Transactions with Related Parties . . . . . . . . . . . . . . . . . . . . . . 53
     Indemnification of Directors and Officers . . . . . . . . . . . . . . . . . . 54
     Recommendation of Bank's Board of Directors . . . . . . . . . . . . . . . . . 54

COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK. . . . . . . . . . . . . . . . 54
     Authorized Shares and Par Value . . . . . . . . . . . . . . . . . . . . . . . 54
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     Market for the Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     Value of Bank Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     Anti-Takeover Provisions of Wisconsin Business Corporation Law. . . . . . . . 57
     Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57

SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     Regulation of Holding Company . . . . . . . . . . . . . . . . . . . . . . . . 58
     Regulation of Bank. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
     Capital Requirements for Holding Company and Bank . . . . . . . . . . . . . . 64
     Liquidity Requirements for Holding Company and Bank . . . . . . . . . . . . . 65
     Loan Limits to Borrowers. . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     Securities Registrations and Filings. . . . . . . . . . . . . . . . . . . . . 66

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66

INDEX TO FINANCIAL STATEMENTS OF NATIONAL BANK OF COMMERCE IN SUPERIOR . . . . . .F-1

EXHIBIT A -- Agreement and Plan of Merger. . . . . . . . . . . . . . . . . . . . .A-1

EXHIBIT B -- United States Code Sections 215a(b), (c) and (d) Regarding
   Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .B-1

EXHIBIT C -- Tax Opinion of Winthrop & Weinstine, P.A. . . . . . . . . . . . . . .C-1

-------------------------------------------------------------------------------

                                       SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NECESSARILY INCOMPLETE AND SELECTIVE, AND IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.
SHAREHOLDERS OF THE BANK ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE EXHIBITS. UNLESS OTHERWISE NOTED, IT IS ASSUMED THAT NO SHARES OF BANK STOCK ARE TENDERED IN THE TENDER OFFER DESCRIBED IN THE PORTION OF THIS SUMMARY ENTITLED "-- TENDER OFFER AND TENDER OFFER FINANCING."

THE REORGANIZATION

     The Holding Company, a Wisconsin corporation, was formed on January 23, 1998. It is proposed that the Holding Company will acquire all the outstanding shares of the Bank through a reorganization (the "Reorganization"). After the proposed Reorganization, the Holding Company will be owned by the former Bank shareholders, and the Bank will be a wholly-owned subsidiary of the Holding Company. See "The Reorganization."

     The Holding Company currently is in the organizational stage and has no operating history. See "NATCOM Bancshares, Inc. -- History, Business and Properties." The Bank is a national banking association chartered by the Office of the Comptroller of the Currency ("OCC"). The Bank has been operating as a commercial bank in Superior, Wisconsin since 1934. In 1972, it acquired Poplar State Bank in Poplar, Wisconsin, and its branch in Solon Springs, Wisconsin, and both facilities are now branches of the Bank. The Bank offers comprehensive banking services to the residential, commercial, industrial and agricultural areas that it serves. Such services include agricultural, commercial, real estate and personal loans; checking, savings and time deposits; and other customer services, such as safe deposit facilities. The principal executive offices of the Holding Company and the Bank are located at 1127 Tower Avenue, Superior, Wisconsin 54880, and their telephone number is (715) 394-5531. See "National Bank of Commerce in Superior -- History and Business."

SPECIAL MEETING OF SHAREHOLDERS


     The Special Meeting of the Bank's shareholders will be held on Monday, May 11, 1998 at 2:00 p.m., Central Time, at the Bank, 1127 Tower Avenue, Superior, Wisconsin 54880. The purpose of the Special Meeting is to consider and vote upon (i) the exchange of Bank Stock for Holding Company Stock under the Reorganization Agreement and (ii) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.


     Shareholders of record as of the close of business on April 20, 1998 are entitled to notice of and to vote at the Special Meeting. At such date, there were 72,000 shares of Bank Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. The affirmative vote of the holders of at least two-thirds (66-2/3%) of the outstanding shares of the Bank Stock, or a total of 48,000 shares, will be required to approve the Reorganization. See "The Reorganization -- Special Meeting of Shareholders."


RECOMMENDATION OF BANK'S BOARD OF DIRECTORS

     The Board of Directors of the Bank believes that the proposed Reorganization will benefit the Bank and is in the best interests of its shareholders. Accordingly, the Board recommends that its shareholders vote their shares of Bank Stock to approve the Reorganization. Management believes that the Bank's Directors and executive officers, who owned or controlled 14.07%, or 10,127 shares, of Bank Stock outstanding at December 31, 1997, will vote all of their shares of Bank Stock in favor of the Reorganization if such shares are not tendered in the Tender Offer. See "The Reorganization -- Reasons for the Reorganization" and "National Bank of Commerce in Superior --Recommendation of the Bank's Board of Directors."

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

EFFECTS OF THE REORGANIZATION

     Subject to certain limitations and dissenters' appraisal rights provided by law, on the effective date of the Reorganization:

     1. The Bank will be merged with and into the newly-formed National Interim Bank of Commerce in Superior ("New Bank"), which will be a wholly-owned subsidiary of the Holding Company, and the resulting national bank will become a wholly-owned subsidiary of the Holding Company;

     2. Each issued and outstanding share of Bank Stock (other than shares held by any of the Bank's shareholders who properly exercise their dissenters' rights and shares sold to the Holding Company in the Tender Offer described below) will be converted into the right to receive one share of Holding Company Stock; and

     3. The Bank shareholders will become the shareholders of the Holding Company. "The Reorganization -- Description of the Reorganization."

DISSENTERS' RIGHTS

     In accordance with the National Bank Act, as amended ("National Bank Act"), any holder of Bank Stock has the right to object to the Reorganization and demand payment of the fair value of his or her shares of Bank Stock in cash if the shareholder (i) either votes against the Reorganization at the Special Meeting or gives written notice to an officer of the Bank, at or before the vote at the Special Meeting, that he or she dissents from the Reorganization, (ii) makes a written request to the Bank within 30 days after the "Effective Time" of the Reorganization (as defined below) to receive the fair value of his or her shares in cash, AND (iii) surrenders to the Bank, along with the written request, the stock certificates for his or her shares of Bank Stock. If a dissenting shareholder of the Bank does not timely and properly comply with the requirements for dissenting, that shareholder's dissenters' rights will terminate. If a Bank shareholder who attempts to exercise dissenters' rights does not make an effective demand for payment or otherwise loses his or her status as a dissenting shareholder, such shareholder shall be entitled to receive from the Holding Company the same number of shares of Holding Company Stock that such Bank shareholder would have received in the Reorganization if he or she had not attempted to exercise dissenters' rights. See "Rights of Dissenting Shareholders of Bank."

FEDERAL INCOME TAX CONSEQUENCES


     The Reorganization has been structured to qualify for federal income tax purposes as a tax-free transaction so that shareholders of the Bank will recognize no gain or loss on the exchange of their Bank Stock for Holding Company Stock. Exhibit C to this Proxy Statement/Prospectus is an opinion of Winthrop & Weinstine, P.A., counsel for the Bank and the Holding Company, that the Reorganization is a tax-free transaction. See "The Reorganization -- Tax Considerations."


EFFECTIVE TIME OF THE REORGANIZATION

     The Reorganization will take place as promptly as practicable after receipt of all necessary approvals of governmental agencies and authorities and the satisfaction of certain other terms and conditions (the "Effective Time"). See "The Reorganization -- Closing Date."

CONDITIONS TO THE REORGANIZATION


     The Reorganization is subject to the satisfaction of certain conditions including, but not limited to, receiving the approval of the OCC, the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), and at least two-thirds (66-2/3%), or a total of 48,000 shares, of the outstanding shares of Bank Stock. The required approvals of the OCC and the Federal Reserve Board were received on March 26, 1998 and April 15, 1998, respectively. The Holding Company and the Bank may amend, modify or waive certain conditions if, in the opinion of the Boards of Directors of the Holding Company and the Bank, the action would not have a material adverse effect on the benefits intended for holders of Holding Company Stock. See "The Reorganization -- Conditions Precedent to the Reorganization."


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

TERMINATION

     The Reorganization Agreement is subject to termination by the Holding Company, the Bank, or the New Bank if any of the conditions to the Reorganization are not fulfilled within a reasonable period of time or the Reorganization is not advisable in the opinion of the Boards of Directors of the Holding Company, the Bank or the New Bank. See "The Reorganization --Termination."

TENDER OFFER AND TENDER OFFER FINANCING


     During the period from April 10, 1998 until 5:00 p.m., Central Time, on May 13, 1998, the Holding Company is conducting the Tender Offer for up to 1,146 of the outstanding shares of Bank Stock for $436.00 per share. If more than 1,146 or 1.59%, shares of Bank Stock are tendered in the Tender Offer, the Holding Company will purchase a total of 1,146 shares of Bank Stock for $436.00 per share, and each shareholder tendering shares in the Tender Offer will be entitled to sell a number of shares that is proportionate to the number of shares he or she is tendering as compared to all shares tendered in the Tender Offer. The Holding Company is conducting the Tender Offer to give shareholders of the Bank an opportunity to sell their Bank Stock, as historically there has been a limited market for the Bank Stock, and to facilitate the acquisition of Bank Stock by the Holding Company in the Reorganization. The number of shares of Bank Stock subject to the Tender Offer represents a small percentage of the total number of shares of Bank Stock outstanding. However, management of the Holding Company believes that very few shareholders will want to sell their Bank Stock. In addition, management wanted to limit the size of the Tender Offer to maintain the amount of Holding Company capital at an acceptable level. Bank Stock acquired by the Holding Company in the Tender Offer will be an asset of the Holding Company.


     The Tender Offer is being made pursuant to documents and materials (the "Tender Offer Materials") being mailed by the Holding Company to all shareholders of the Bank concurrently with the mailing of this Proxy Statement/Prospectus. Shareholders who do not receive Tender Offer Materials should contact Mr. Daniel N. Wallin, President of the Bank and the Bank Holding Company, at National Bank of Commerce in Superior, 1127 Tower Avenue, Superior, Wisconsin 54880, telephone number (715) 394-5531. The Tender Offer Materials state that if shareholders have any questions or desire any additional information regarding the Tender Offer, they should contact Mr. Wallin at such address and telephone number.

     To finance the purchase of shares of Bank Stock in the Tender Offer, the $120,000 minimum initial capitalization of the New Bank required by law, and a portion of the expenses of organizing the Holding Company (the total of which is estimated at $145,000), the Holding Company will borrow up to $650,000 (the "Bridge Loan") from Firstar Bank in Eau Claire, Wisconsin. If the Reorganization is approved by the holders at least 48,000 shares of Bank Stock, the Bank and the New Bank will merge, and each shareholder of the Bank who did not tender their shares of Bank Stock in the Tender Offer and those shareholders who did not properly dissent will exchange their shares of Bank Stock for shares of Holding Company Stock. After the Reorganization, the Bank Stock will be owned only by the Holding Company. At that time, the Holding Company will cause the Bank to declare a dividend to the Holding Company of up to approximately $767,000 to repay the Bridge Loan of up to $650,000 (plus an estimated $2,000 of interest payable on the Bridge Loan) and to pay a portion of the expenses of organizing the Holding Company. See "NATCOM Bancshares, Inc. -- Tender Offer and Tender Offer Financing."

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

SUMMARY FINANCIAL DATA

     The summary financial information presented below reflects certain financial information of the Bank on a historical basis as of and for the periods indicated. This data should be read in conjunction with the Bank's Consolidated Financial Statements and related notes included herein. See "National Bank of Commerce in Superior -- Selected Financial Data," " -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Index to Financial Statements.

                       NATIONAL BANK OF COMMERCE IN SUPERIOR
                               SUMMARY FINANCIAL DATA
                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                               As of and for the Years
                                                                                  Ended December 31,
                                                                        ----------------------------------------
                                                            1997           1996           1995            1994           1993
                                                            ----           ----           ----            ----           ----
  Operating data:
      Interest income. . . . . . . . . . . . . . . . .    $13,603        $13,151        $13,363         $11,327         $11,101
      Interest expense . . . . . . . . . . . . . . . .      5,529          5,428          5,465           4,196           4,334
                                                          -------        -------        -------         -------         -------
  Net interest income  . . . . . . . . . . . . . . . .      8,074          7,723          7,898           7,131           6,767

      Provision for loan losses  . . . . . . . . . . .        120              -              -               -              30
                                                          -------        -------        -------         -------         -------

  Net interest income after provision
      for loan losses  . . . . . . . . . . . . . . . .      7,954          7,723          7,898           7,131           6,737

      Noninterest income . . . . . . . . . . . . . . .        689            768            487             591             679
      Noninterest expense  . . . . . . . . . . . . . .      4,267          4,323          4,258           4,171           3,995
                                                          -------        -------        -------         -------         -------
  Income before income taxes . . . . . . . . . . . . .      4,376          4,168          4,127           3,551           3,421

  Income tax expense . . . . . . . . . . . . . . . . .      1,245          1,330          1,295           1,092           1,050
                                                          -------        -------        -------         -------         -------
      Income before extraordinary item . . . . . . . .      3,131          2,838          2,832           2,459           2,371

  Extraordinary item . . . . . . . . . . . . . . . . .         -              -              -               -              591
                                                          -------        -------        -------         -------         -------
      Net income . . . . . . . . . . . . . . . . . . .    $ 3,131        $ 2,838        $ 2,832         $ 2,459         $ 2,962
                                                          -------        -------        -------         -------         -------
                                                          -------        -------        -------         -------         -------

  Weighted average common shares outstanding . . . . .     72,000         72,000         72,000          72,000          72,000
                                                          -------        -------        -------         -------         -------
                                                          -------        -------        -------         -------         -------

  Per share amounts:
      Income before extraordinary item . . . . . . . .    $ 43.48        $ 39.42        $ 39.34         $ 34.15         $ 32.93
      Extraordinary item . . . . . . . . . . . . . . .         -              -              -               -             8.21
                                                          -------        -------        -------         -------         -------
      Net income per common share. . . . . . . . . . .    $ 43.48        $ 39.42        $ 39.34         $ 34.15         $ 41.14
                                                          -------        -------        -------         -------         -------
                                                          -------        -------        -------         -------         -------

      Dividends per common share . . . . . . . . . . .    $ 30.00        $ 28.00        $ 24.00         $ 18.00         $ 16.00
                                                          -------        -------        -------         -------         -------
                                                          -------        -------        -------         -------         -------

  Balance sheet data:
      Total assets . . . . . . . . . . . . . . . . . .   $179,795       $180,049       $167,067        $167,689        $162,587
      Net loans (1)  . . . . . . . . . . . . . . . . .    110,314        108,531        106,906          96,021          95,590
      Investment securities  . . . . . . . . . . . . .     49,324         53,962         46,629          34,414          52,662
      Deposits   . . . . . . . . . . . . . . . . . . .    135,703        144,730        134,663         137,240         136,073
      Short-term borrowings  . . . . . . . . . . . . .     19,913         12,698         10,336          11,008           7,319
      Total stockholders' equity . . . . . . . . . . .     22,947         21,709         21,152          18,595          18,370

  Key ratios:
      Return on average assets . . . . . . . . . . . .      1.77%          1.65%          1.65%           1.51%           1.85%
      Return on average equity . . . . . . . . . . . .     13.84%         12.97%         13.55%          13.28%          16.96%
      Average stockholders' equity to
        average assets . . . . . . . . . . . . . . . .     12.77%         12.75%         12.16%          11.36%          10.91%
      Net interest margin. . . . . . . . . . . . . . .      4.91%          4.83%          4.95%           4.67%           4.51%
      Operating efficiency ratio . . . . . . . . . . .     48.69%         50.91%         50.78%          54.01%          53.65%
      Nonperforming loans/total loans. . . . . . . . .      0.23%          1.28%          0.53%           0.77%           0.68%
      Nonperforming assets/total assets. . . . . . . .      0.68%          0.82%          0.36%           0.45%           0.41%
      Allowance for loan losses/total
        loans    . . . . . . . . . . . . . . . . . . .      1.35%          1.42%          1.49%           1.67%           1.73%
      Allowance for loan losses/
        nonperforming loans  . . . . . . . . . . . . .    583.20%        109.34%        277.43%         220.32%         252.86%
      Common stock dividend payout
        ratio    . . . . . . . . . . . . . . . . . . .     69.00%         71.03%         61.01%          52.70%          38.89%

--------------------------------------
  (1)  Includes loans held for sale.

-------------------------------------------------------------------------------

                                     RISK FACTORS

     CHOOSING TO EXCHANGE SHARES OF BANK STOCK FOR SHARES OF HOLDING COMPANY STOCK INVOLVES CERTAIN SPECIAL CONSIDERATIONS AND RISKS. EACH BANK SHAREHOLDER SHOULD CAREFULLY CONSIDER ALL OF THE FOLLOWING SPECIAL CONSIDERATIONS AND RISKS IN ADDITION TO THE INFORMATION SET FORTH ELSEWHERE IN THIS PROXY
STATEMENT/PROSPECTUS.

RISKS INHERENT IN BANKING INDUSTRY

     There are certain special considerations and risks inherent in the business of banking that are not unique to the Bank or the Holding Company but are common to all entities involved in the banking industry. Set forth below are some of the special considerations and risks inherent in the business of banking.

REGULATION OF BANK HOLDING COMPANIES

     The United States banking system is highly regulated, with both individual states and the federal government having rights regarding the chartering, supervision and examination of banks and bank holding companies. Bank holding companies, including the Holding Company, and national banks, including the Bank, are each subject to federal regulation and supervision. The Holding Company is subject to the Bank Holding Company Act of 1956, as amended ("Holding Company Act"), and to regulation and supervision by the Federal Reserve System, including the Federal Reserve Board. The Federal Reserve Board possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit how the Holding Company may conduct its business and obtain financing. See "Supervision and Regulation -- Regulation of Holding Company."

REGULATION OF NATIONAL BANKS

     The Bank is subject to supervision and examination by the OCC, which is the Bank's primary federal regulator, and the Federal Deposit Insurance Corporation ("FDIC"), which has secondary federal responsibility for the regulation and supervision of the Bank. The various federal laws and regulations apply to many aspects of the Bank's operations and financial condition, including dividends, reserves, deposits, loans, investments, mergers, acquisitions, and the establishment of branch offices and facilities. These and other restrictions limit how the Bank may conduct its business and obtain financing. See "Supervision and Regulation -- Regulation of Bank."

RESTRICTIONS ON PAYMENT OF DIVIDENDS BY THE BANK TO THE HOLDING COMPANY

     The ability of the Holding Company to meet its debt service requirements and to pay dividends will depend on the ability of the Bank to pay dividends to the Holding Company on the Bank Stock, as the Holding Company has no other source of significant income. As set forth above, the Bank is subject to federal law and regulations which limit the amount of dividends the Bank may pay to the Holding Company. For example, the payment of dividends by the Bank as national banking association is affected by the requirement to maintain adequate capital pursuant to the capital adequacy guidelines issued by the OCC. All banks and bank holding companies are required to have a minimum total capital to risk-weighted assets (total capital) ratio of 8.00% and a minimum Tier 1 capital to risk-weighted assets (Tier 1) ratio of 4.00%. Additionally, banking organizations must maintain a minimum Tier 1 capital to total assets (leverage) ratio of 3.00%. This 3.00% leverage ratio is a minimum for banking organizations without any supervisory, financial or operational weaknesses or deficiencies or significant growth prospects. However, most banking organizations, including the Bank, are expected to maintain a leverage ratio of 100 to 200 basis points above this minimum depending on their financial condition. As of December 31, 1997, the Bank's leverage ratio was 12.5%, its total risk-based capital ratio was 18.6%, and its Tier 1 risk-based ratio was 17.4%. If (i) the OCC increases any of these required ratios; (ii) the total of risk-weighted assets of the Bank increases significantly; and/or (iii) the Bank's income decreases significantly, the Bank's Board of Directors may decide or be required to retain a greater portion of the Bank's earnings to achieve and maintain the required capital or asset ratios. This will reduce the amount of funds available for the payment of dividends by the Bank to the Holding Company. Further, in some cases, the OCC could take the position that it has the power to prohibit the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. In addition, whether dividends are paid and their frequency and amount will depend on the financial condition and performance, and the discretion of management, of the Bank. The foregoing restrictions on dividends paid by the Bank may limit the Holding Company's ability to obtain funds from such dividends for its cash needs, including funds for payment of its debt service requirements and operating expenses. The amount of dividends the Bank could pay to the Holding Company as of December 31, 1997 without prior regulatory approval, which is limited by statute to the sum of undivided profits for the current year plus net profits for the preceding two years, was $2,897,000. See "Supervision and Regulation -- Regulation of Bank."

IMPACT OF INTEREST RATES AND ECONOMIC CONDITIONS

     The results of operations for financial institutions, including the Bank and the Holding Company, may be materially and adversely affected by changes in prevailing economic conditions, including changes in interest rates, declines in real estate market values and the monetary and fiscal policies of the federal government. See "Risk Factors -- Special Considerations Regarding an Investment in the Holding Company -- Competition; Dependence on Economic Conditions" and "Supervision and Regulation." The profitability of the Holding Company and the Bank is in part a function of the spread between the interest rates earned on loans and other interest-earning assets and interest rates paid on deposits and other interest-bearing liabilities. Like most banking institutions, the Bank's net interest margin will continue to be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates, and, as a result, an increase or decrease in rates could have a positive or negative affect on the Bank's net income, capital and liquidity.
See "National Bank of Commerce in Superior -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEREGULATION

     There have been significant changes in the banking industry in past years. Many of the changes have resulted from federal legislation intended to deregulate the banking industry. This legislation has, among other things, increased the power of non-banks to offer traditional banking services. Legislation currently in Congress proposes modifications of some of the prohibitions on the type of businesses in which bank holding companies may engage. In addition, other types of financial institutions, including securities brokerage companies, insurance companies, and investment banking firms, have been given and may continue to be given powers to engage in activities which traditionally have been engaged in only by banks. Such changes may continue to place the Holding Company and the Bank in more direct competition with other financial institutions. See "Supervision and Regulation -- Deregulation."

SPECIAL CONSIDERATIONS REGARDING AN INVESTMENT IN THE HOLDING COMPANY

     In addition to the special considerations and risks inherent in the banking business described above, there are special considerations and risks associated with an investment in the Holding Company, as described below.

ALLOWANCE FOR LOAN  LOSSES

     The allowance for loan losses represents the Bank's estimate of the amount of the loan portfolio that will not be repaid and consequently will have to be written off. The allowance is established by management using historical experience and by making various assumptions and judgments about the ultimate collectibility of the loan portfolio. The Bank's allowance for loan losses as of December 31, 1997 and 1996 was $1,493,000 and $1,546,000, respectively, which represented 1.35% and 1.42%, respectively, of the total amount of loans. There can be no assurance that the allowance will prove to be sufficient to cover future loan losses. The Holding Company's profitability and financial condition would be adversely affected to the extent that the estimated allowance is insufficient to cover future loan losses incurred. See "National Bank of Commerce in Superior -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Allowance for Loan Losses."

COMPETITION; DEPENDENCE ON ECONOMIC CONDITIONS

     The Bank is engaged in the highly competitive business of commercial banking. The Bank's competitors include the four other banks, one savings institution and nine credit unions in Superior, Wisconsin as of

December 31, 1997. Also, as of that date the Duluth - Superior Standard Metropolitan Statistical Area ("SMSA") had an additional eight banks and numerous credit unions. Other competitors include local, regional and national non-banking entities which are not necessarily subject to the same regulatory standards or restrictions as the Bank. In addition, every bank, including the Bank, is affected by the economic conditions and the economy of the area in which it operates. Because the Bank is located in the Duluth - Superior SMSA, it depends to an extent upon the success of significant employers in that area. These employers include Murphy Oil, Barko Hydraulics, Lakehead Pipeline, Fraser Shipyards and the University of Wisconsin, Superior in the Superior area and Georgia - Pacific Corp., Lake Superior Paper Industries, the University of Minnesota, Duluth, St. Mary's Duluth Clinic Health System, Luigino's and USG Interiors based in Duluth. Major industries located in the Duluth - Superior SMSA include the wood products, paper and taconite industries. These employers and industries are affected by the economics of their market segments. Therefore, the Bank and the Holding Company remain vulnerable to downturns in the economy of the Duluth - Superior SMSA and to downturns in the economy in general. Adverse economic conditions could have a negative impact upon the quality of the Bank's loan portfolio, the Bank's ability to pay dividends to the Holding Company, and the Holding Company's earnings. See "National Bank of Commerce in Superior -- Monetary Policies and Economic Conditions."

LACK OF PREEMPTIVE RIGHTS FOR HOLDING COMPANY STOCK

     Shareholders of the Bank currently have preemptive rights, which consist of the right to subscribe for and purchase any newly-issued shares of Bank Stock. Upon the issuance by the Bank of shares of Bank Stock, Bank shareholders would have the right to purchase a number of such newly-issued shares equal to the total number of such shares multiplied by a fraction, the numerator of which is the number of shares of Bank Stock owned by that shareholder and the denominator of which is the total number of outstanding shares of Bank Stock. The terms under which a Bank shareholder could purchase shares upon the exercise of preemptive rights would be the same terms under which the Bank would be issuing shares. The purpose of preemptive rights is to give shareholders the opportunity to prevent a reduction in the percentage of outstanding shares of the Bank owned by shareholders that is caused by the issuance of additional shares by the Bank. Upon consummation of the Reorganization, preemptive rights for Bank Stock will be eliminated because the Holding Company will own 100% of the Bank Stock. In addition, holders of Holding Company Stock will not have preemptive rights to acquire the Holding Company Stock or any other securities of the Holding Company and thus will not have the right to prevent a reduction in the percentage of outstanding shares of the Holding Company owned by them upon the issuance by the Holding Company of additional shares of Holding Company Stock or any other securities. See "Comparison of Bank Stock with Holding Company Stock --Preemptive Rights."

LACK OF ACTIVE MARKET; MARKET VALUE


     Currently, there is no market for the Holding Company Stock, and there can be no assurance that any market will develop. Management of the Holding Company believes that an extremely limited market may develop for the Holding Company Stock. If a trading market does not develop or is not maintained, holders of Holding Company Stock may experience difficulty in reselling it. As of April 20, 1998, the record date for the Special Meeting, the Bank had approximately 307 shareholders of record. See "Comparison of Bank Stock with Holding Company Stock -- Market for the Stock."


ANTI-TAKEOVER PROVISIONS

The Holding Company is subject to provisions of the Wisconsin Business Corporation Law that make certain business combinations or potential acquisitions of the Holding Company more difficult. Additionally, the Holding Company could adopt in the future one or more additional anti-takeover measures, such as a shareholder rights plan, without first seeking shareholder approval, which measures could also make a change in control of the Holding Company more difficult. See "Comparison of Bank Stock with Holding Company Stock -- Market for the Stock." Acquisitions of shares of the Holding Company and the Bank also are subject to the limitations and conditions described in "Supervision and Regulation."

LACK OF DIVERSIFICATION

     The Holding Company's business activity initially will consist of its ownership of the Bank Stock. As a result, the Holding Company initially will lack diversification as to business activities and market area, and any event affecting the Bank will have a direct effect on the Holding Company. See "NATCOM Bancshares, Inc."

                                 THE REORGANIZATION

GENERAL


     The Reorganization is designed to offer shareholders of the Bank the opportunity to form the Bank Holding Company, which will own all shares of Bank Stock. The Holding Company, a Wisconsin business corporation, was incorporated for the purpose of participating in the Reorganization and becoming the bank holding company of the Bank, and the Boards of Directors of the Bank, the Holding Company and the New Bank have adopted and approved the Reorganization Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit A and is hereby incorporated into and is a part of this Proxy Statement/Prospectus.


     The following steps, among others, must be taken to complete the
Reorganization:

     1. The shareholders of the Bank must approve the Reorganization by the affirmative vote of at least two-thirds (66-2/3%), or a total of 48,000 shares, of the outstanding shares of Bank Stock;

     2. The Federal Reserve Board must approve the Holding Company's application to become a bank holding company under the Holding Company Act; and

     3.   The OCC must approve the Reorganization.

See "The Reorganization -- Conditions Precedent to the Reorganization."

REASONS FOR THE REORGANIZATION

     The Board of Directors of the Bank recommends the Reorganization because it believes that a bank holding company will offer opportunities to the Bank to obtain financing, compete more effectively, and expand its services in type, number, and geographical scope. In addition, the Board believes that the formation of a holding company will provide the following benefits to the Bank's shareholders.

- CREATE OPPORTUNITY FOR HOLDING COMPANY TO BUY HOLDING COMPANY STOCK. Under federal law, a national bank is prohibited from purchasing its own stock, except in certain limited circumstances. Therefore, any Bank shareholder who desires to sell his or her Bank Stock must generally locate a person willing to purchase the Bank Stock rather than selling it to the Bank. In the past, it has been difficult for a seller to find a buyer, particularly if the seller wants to sell a large number of shares. The Holding Company will not be prohibited from purchasing Holding Company Stock unless such a purchase would make the Holding Company insolvent. Therefore, the Holding Company may become a potential buyer of Holding Company Stock, whereas the Bank could not buy Bank Stock except in limited circumstances. The Holding Company currently has no intent to acquire Holding Company Stock. However, management anticipates that the Holding Company may purchase Holding Company Stock from shareholders if its Board of Directors deems it to be in the best interests of the Holding Company and the Bank and if such purchase was permissible under applicable laws and regulations. However, the Holding Company will not be required to purchase Holding Company Stock but may do so in the discretion of its Board of Directors. In certain circumstances, approval by the Federal Reserve Board may be required for the purchase of Holding Company Stock. See "Comparison of Bank Stock With Holding Company Stock -- Market for the Stock."


- INCREASED OPPORTUNITY TO EXPAND. The principal means for a bank to seek continued growth, apart from using more fully the business potential within its present market area, is by using the holding company structure to reach into other geographic markets. The Bank's ability to expand into other geographic markets would be more limited than the Holding Company's ability to do so. After the Reorganization, the Holding Company will be able to create new banks or acquire existing banks anywhere in Wisconsin ad other states, subject to the approval of regulatory authorities. The Holding Company currently is considering acquisition opportunities and plans in the future to routinely explore acquisition opportunities. However, it has not reached accord or signed a letter of intent or agreement with any organization or person and does not otherwise have an understanding or agreement to acquire another banking entity.

- INCREASED OPPORTUNITY TO DIVERSIFY. The proposed Holding Company offers the ability to diversify the business of the Holding Company and the Bank because the Holding Company could create or acquire corporations engaged in bank-related activities. While the Bank may engage in activities in which the Holding Company cannot engage, the Holding Company may engage in activities in which the Bank cannot engage. The bank holding company corporate structure would allow management to take advantage of any new opportunities in banking and bank-related fields that are made available to bank holding companies but not to banks. Diversification by bank holding companies into bank-related activities is governed by the Holding Company Act and the regulations of the Federal Reserve Board promulgated under the Holding Company Act. The range of activities in which the Holding Company may engage through nonbank subsidiaries includes, subject to approval of the Federal Reserve Board, loan service companies, mortgage companies, independent trust companies, small loan and factoring companies, equipment leasing companies, credit life and disability insurance companies, and certain insurance, advisory, and brokerage operations. The Holding Company may in the future engage directly or through subsidiaries in one or more of those activities. However, the timing and extent of those operations by the Holding Company will depend on many factors, including competitive and financial conditions existing in the future as well as the financial condition of the Holding Company and the Bank.

     The Board believes that greater overall strength will result to the Bank through the formation of the Holding Company. The formation of the Holding Company is not part of a plan or effort to adversely affect any shareholder or to unduly benefit any shareholder, director, or officer. Except for those shareholders who properly exercise dissenters' rights or who tender their Bank Stock in the Tender Offer, the proportionate interests of the Bank shareholders in the Holding Company Stock will be identical to current proportionate interests in the Bank Stock.

DESCRIPTION OF THE REORGANIZATION

     The Holding Company intends to acquire all of the outstanding shares of the stock of the New Bank ("New Bank Stock") through the Reorganization. To perform the Reorganization, the Holding Company will capitalize and own 4,000 shares of New Bank Stock, and the New Bank will be a wholly-owned subsidiary of the Holding Company. Prior to the Reorganization, the New Bank will not conduct any banking business or any other business. It will be a "shell" bank with no employees, no liabilities, no operations, and no assets (except for a minimum $120,000 capital contribution required by law). It will be formed for the sole purpose of the Reorganization.

     To perform the Reorganization, the Bank will be merged into the New Bank, with the New Bank as the surviving entity. Each share of Bank Stock now held by the shareholders (except shares sold in the Tender Offer or shares held by shareholders who properly dissent) will be converted into one share of Holding Company Stock, and the Bank shareholders will become shareholders of the Holding Company. In addition, by virtue of the merger of the Bank into the New Bank, the Bank will become a wholly-owned subsidiary of the Holding Company. After the Reorganization, the Bank will have 76,000 shares of stock outstanding, consisting of the 4,000 shares issued to the Holding Company to initially capitalize the New Bank and the 72,000 shares of the pre-Reorganization New Bank Stock which were either acquired by the Holding Company through voluntary one-for-one exchange for Holding Company Stock or acquired in the Tender Offer. After the Reorganization, the Holding Company will own the Bank, and the former Bank shareholders who do not sell their shares of Bank Stock in the Tender Offer and who do not properly exercise their dissenters' rights will own the Holding Company Stock, as follows:

             CURRENT                            AFTER REORGANIZATION

     -----------------------               -------------------------------
           Shareholders                              Shareholders
     -----------------------               -------------------------------

     72,000 shares (100%) of               72,000 shares (100%) of Holding
           Bank Stock                                Company Stock

                                           -------------------------------
                    --REORGANIZATION-->             Holding Company
                                           -------------------------------

                                                  76,000 shares (100%)
                                                     of Bank Stock

     -----------------------               -------------------------------
              Bank                                       Bank
     -----------------------               -------------------------------


     Promptly after the Effective Time of the Reorganization, the Bank will mail transmittal forms and exchange instructions to each holder of record of Bank Stock as of the close of business on April 20, 1998 to be used to surrender and exchange certificates evidencing shares of Bank Stock for certificates evidencing the shares of Holding Company Stock to which such holder is entitled in the Reorganization. After receipt of such transmittal forms, each holder of certificates formerly representing Bank Stock will be able to surrender such certificates to the Bank, and each such holder will receive in exchange for shares of Bank Stock certificates evidencing the number of whole shares of Holding Company Stock to which such holder is entitled. SHAREHOLDERS OF THE BANK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.


     After the Effective Time of the Reorganization, each certificate representing Bank Stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of Holding Company Stock which the holder is entitled to receive unless such holder has properly exercised dissenters' rights. See "Rights of Dissenting Shareholders of Bank." The holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by the Holding Company until the certificate has been exchanged. Subject to applicable laws, such dividends and any other distributions will be paid without interest.

SPECIAL MEETING OF SHAREHOLDERS

GENERAL


     This Proxy Statement/Prospectus is being furnished to holders of Bank Stock in connection with the solicitation of proxies by the Bank's Board of Directors for use at the Special Meeting to be held at the Bank, 1127 Tower Avenue, Superior, Wisconsin 54880 on Monday, May 11, 1998 commencing at 2:00 p.m. Central Time, and at any adjournments or postponements thereof.


     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the shareholders of the Bank on or about April 24, 1998.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, holders of Bank Common Stock will consider and vote upon a proposal to approve the Reorganization and such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof. The Boards of Directors of the Bank and the Holding Company currently know of no such matters.

     The Bank's Board has unanimously approved the Reorganization and recommends a vote FOR approval of the Reorganization. See "National Bank of Commerce in Superior -- Recommendation of the Bank's Board of Directors."



     The Bank's Board has fixed the close of business on April 20, 1998 as the record date for determining the Bank shareholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Therefore, only holders of record of shares of Bank Stock at the close of business on

April 20, 1998 will be entitled to notice of and to vote at the Special Meeting. On that date, there was outstanding and entitled to vote 72,000 shares of Bank Stock, which were held by approximately 307 record holders. Each outstanding share of Bank Stock entitles the record holder to one vote on all matters to be acted upon at the Special Meeting, either in person or by proxy. The presence at the Special Meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of Bank Stock entitled to vote will constitute a quorum for the transaction of business. The Bank's articles of association and by-laws as well as applicable law do not appear to address the issue of whether a vote for abstention is counted as present for the purpose of constituting a quorum or whether it is treated as a "yes" vote or "no" vote. Accordingly, for purposes of voting at this Special Meeting of shareholders, abstentions will not be considered to be present for purposes of constituting a quorum and will be treated as "no" votes.


     The OCC's regulations require that at least two-thirds (66-2/3%) of the outstanding capital stock of a national bank approve a merger of that bank. Because the Reorganization will be conducted as a merger of the New Bank and the Bank, this requirement applies to the vote on the Reorganization. Thus, the affirmative vote of the holders of at least two-thirds (66-2/3%) of the outstanding shares of Bank Stock, or at least 48,000 shares, is required to approve the Reorganization.


     As of December 31, 1997, the directors and executive officers of the Bank owned or controlled 14.07%, or 10,127 shares, of the shares of Bank
Stock outstanding. See "National Bank of Commerce in Superior -- Management" and "-- Security Ownership of Certain Beneficial Owners and Management." The directors and executive officers of the Bank may tender their shares of Bank Stock in the Tender Offer. However, management believes that such individuals will not exercise their dissenters' rights and, to the extent they have not tendered their shares of Bank Stock in the Tender Offer, will vote as Bank shareholders to approve the Reorganization.


PROXIES

     This Proxy Statement/Prospectus is being furnished to Bank shareholders in connection with the solicitation of proxies by and on behalf of the Bank's Board of Directors for use at the Special Meeting.


     All shares of Bank Stock which are entitled to vote and which are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, if not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Reorganization. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. However, proxies that are voted against the Reorganization will not be voted in favor of an adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies.


     Any shareholder executing and returning a proxy may revoke it by (i) submitting a later proxy to the Bank before the taking of the vote at the Special Meeting, (ii) giving written notice of revocation to the Bank before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attending the Special Meeting will not revoke a proxy previously executed and submitted unless that shareholder indicates at the Special Meeting that he or she wishes to vote at the Special Meeting). Any subsequent proxy or written notice of revocation should be sent so as to be delivered to National Bank of Commerce in Superior, 1127 Tower Avenue, Superior, Wisconsin 54880, Attention: Daniel N. Wallin, President, or hand delivered to Mr. Wallin, at or before the taking of the vote at the Special Meeting. Abstaining from voting on the Reorganization or failing to submit a proxy will have the same effect as a negative vote for purposes of approving or disapproving the Reorganization.

     The cost of preparing and mailing this Proxy Statement/Prospectus will be borne by the Bank. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Bank in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for such solicitation services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Bank will reimburse such custodians, nominees and fiduciaries for the reasonable expenses incurred in connection therewith.

     SHAREHOLDERS OF THE BANK SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     FEDERAL LAW PROVIDES APPRAISAL RIGHTS TO HOLDERS OF BANK STOCK WHO DISSENT FROM THE REORGANIZATION, BUT ONLY IF STATUTORY PROCEDURES ARE CAREFULLY FOLLOWED BY THE SHAREHOLDER. SEE "RIGHTS OF DISSENTING SHAREHOLDERS OF BANK."

OPERATION OF THE BANK FOLLOWING THE REORGANIZATION

     The Bank's management anticipates that, following the Reorganization, the business of the Bank will be conducted substantially unchanged from the manner in which it is now being conducted. The Bank's name will remain "National Bank of Commerce in Superior." The Bank will be operated under substantially the same management, and no changes in personnel are anticipated as a result of the Reorganization. After the Reorganization, the Bank will continue to be subject to regulation and supervision by regulatory authorities to the same extent as currently applicable. See "Supervision and Regulation." The Bank will continue to prepare an annual report in the same format as in prior years, and the Holding Company will send to all of its shareholders a consolidated annual report in a similar format as that used in the Bank's report. The Holding Company will convene an annual meeting of its shareholders at a similar time and for similar purposes as the Bank's annual meeting.

ACCOUNTING TREATMENT OF THE TRANSACTION

     The Reorganization will be treated similar to a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of the Bank will be recorded in the financial statements of the Holding Company at their carrying values at the Effective Date.

CONDITIONS PRECEDENT TO THE REORGANIZATION

     The Reorganization Agreement (Exhibit A) provides that the consummation of the Reorganization is subject to certain conditions that have not yet been met, including, but not limited to, the following:


     1. The application by the Holding Company to be a registered bank holding company under the Holding Company Act has been approved by the Federal Reserve Board. The Federal Reserve Board granted this approval on April 15, 1998.


     2. The OCC has granted all required approvals for consummation of the Reorganization. The OCC granted these approvals on March 26, 1998.


     3. The Reorganization has been approved by shareholders owning at least two-thirds (66-2/3%), or a total of 48,000 shares, of the outstanding Bank Stock.

     4. The Holding Company and the Bank each has performed all its obligations under the Reorganization Agreement.

     5.   The New Bank has become a party to the Reorganization Agreement.

     These conditions are for the sole benefit of the Holding Company and the Bank and may be asserted by them or may be waived or extended by them, in whole or in part, at any time or from time to time. Any determination by the Holding Company and the Bank concerning the conditions described above shall be final and binding.

     It is anticipated that these conditions will be met. Any waiver or extension of conditions not met will be conducted only if, in the opinion of the Boards of Directors of the Holding Company and the Bank, the action would not have a material adverse effect on the benefits intended for holders of the Holding Company Stock.

REGULATORY APPROVAL


     As described above, the proposed Reorganization must be approved by the OCC, and the formation of the Holding Company must be approved by the Federal Reserve Board. The OCC granted its approval of the Reorganization on March 26, 1998, and the Federal Reserve Board approved the formation of the Holding Company on April 15, 1998. During the application process, the OCC solicited comments regarding the Reorganization from the Federal Reserve Board, the U.S. Department of Justice and the FDIC, which would have forwarded any comments or concerns to the OCC before the OCC approved the Reorganization.


     The approval of the OCC would reflect the OCC's view that the Reorganization does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations. Such approval is not to be interpreted as an opinion by the OCC that the Reorganization is favorable to the shareholders of the Bank from a financial point of view or that the OCC has considered the adequacy of the terms of the exchange. THE APPROVAL OF THE REORGANIZATION BY THE OCC WOULD IN NO WAY CONSTITUTE AN ENDORSEMENT OR RECOMMENDATION OF THE REORGANIZATION BY THE OCC. The proposed Reorganization will be consummated and become effective on the date specified in the Certificate Approving Merger anticipated to be issued by the OCC.


     While it cannot be predicted what action may be taken by any of these regulatory agencies, it is anticipated that if the requisite regulatory approval is obtained, the Reorganization will be effected not later than May 31, 1998 or such later date as management of the Bank and the Holding Company deems appropriate.


CLOSING DATE

     The closing of the Reorganization is to take place on a date, the "Closing Date," to be selected by the Holding Company, at 1127 Tower Avenue, Superior, Wisconsin 54880; PROVIDED, HOWEVER, that all approvals, consents and authorizations for the valid and lawful consummation of the Reorganization have been obtained or waived at that time.

     On the Closing Date, all of the Bank shareholders' right, title and interest in and to the shares of the Bank Stock, without any further action on the part of the shareholders, will automatically become and be converted into only a right to receive the Holding Company Stock.

     Shortly before the Closing Date, the Bank and the Holding Company will prepare and deliver to the OCC a letter notifying the OCC of the consummation date of the Reorganization, and the Reorganization will become effective, and the Effective Time will occur, at the time and date specified in such letter. Beginning on or shortly after the Effective Time, each shareholder of the Bank is to deliver to the Bank or its agent the stock certificates for the shares of Bank Stock owned by the shareholder duly and properly endorsed or accompanied by a duly executed Letter of Transmittal and such other evidence of ownership as the Bank shall reasonably request. Upon receipt of such stock certificates, the Bank will issue and deliver to the shareholders a stock certificate representing shares of Holding Company Stock that such shareholder is entitled to receive in the Reorganization.

TERMINATION

     The Reorganization Agreement may be terminated at any time by the Bank, the Holding Company, or the New Bank, upon written notice which has been authorized and approved by resolution adopted by its Board of Directors and delivered to the other parties, if either (i) any of the conditions precedent to the Reorganization are not fulfilled within a reasonable period of time, such period to be determined by a majority of the Board of Directors of either the Bank, the Holding Company, or the New Bank, in their sole and absolute discretion; or (ii) for any other reason, the completion of the Reorganization is inadvisable in the opinion of the majority of the Board of Directors of the Bank, the Holding Company, or the New Bank. Upon any termination of the Reorganization Agreement, it would be of no further effect, and there would be no liability by reason of the Reorganization Agreement or the termination thereof on the parties thereto or their respective directors, officers, employees, agents or shareholders.

TAX CONSIDERATIONS

CORPORATE INCOME TAX

     After the Reorganization, the Holding Company will own at least 80% of the outstanding shares of Bank Stock. This will permit the Holding Company and the Bank to file a consolidated federal income tax return. The filing of a consolidated federal income tax return will permit the deduction of any interest expense the Holding Company may incur as an expense against the income of the Bank, and any dividend paid to the Holding Company by the Bank on the shares of Bank Stock held by the Holding Company will not be taxable as ordinary income to the Holding Company. In addition, the ability to file a consolidated federal income tax return may increase the cash flow available to the Holding Company to meet its obligations. The State of Wisconsin does not permit consolidated income tax returns.

     The creation of the Holding Company creates a separate taxpayer under the Internal Revenue Code of 1986, as amended (the "Code"). The Holding Company will be treated as a C corporation under the Code. As a C corporation, the Holding Company, through its consolidated tax return with the Bank and any other subsidiaries that may be formed or acquired in the future, and through its separate Wisconsin tax return, will be required to pay federal and state income taxes on its net income. After the formation of the Holding Company, the principal income to the Holding Company will be dividends from the Bank. Those dividends will not be taxable income to the Holding Company if the Holding Company holds at least 80% of the outstanding shares of Bank Stock. For Wisconsin income tax purposes, dividends are nontaxable if they are received during the year from a corporation that meets the following requirements: (i) the dividend must be paid on common stock and (ii) the corporation receiving the dividend must have owned at least 70% of the total combined voting stock of the payor corporation for the entire taxable year. Therefore, until such time as the Holding Company generates substantial income from sources other than Bank dividends, it is anticipated that it will not incur any significant tax liability.

     As a separate taxpayer and a C corporation, the Holding Company may incur a separate tax on any liquidation of the Holding Company or on an acquisition of the Holding Company's assets by a third party. Therefore, a liquidation of the Holding Company or a sale of Bank Stock by the Holding Company could generate a double-level tax -- that is, a tax on the Holding Company and a tax on the Holding Company shareholders. A double-level tax can be avoided, however, if the third party acquires the Holding Company Stock for cash or acquires the Holding Company Stock in a tax-free reorganization.

INDIVIDUAL INCOME TAX


     The Holding Company and the Bank have been advised by their counsel, Winthrop & Weinstine, P.A., Minneapolis, Minnesota, in such counsel's opinion ("Tax Opinion"), that as a result of the Reorganization, for federal income tax purposes: (i) no gain or loss will be recognized by the Bank shareholders on the conversion of their shares of Bank Stock into shares of Holding Company Stock;
(ii) the income tax basis of the shares of Holding Company Stock in the hands of the Bank shareholders will be the same as their basis in the shares of the Bank Stock; and (iii) the holding period of the shares of the Holding Company Stock in the hands of the Bank shareholders will include the holding period of the shares of the Bank Stock, but only if the shares of the Bank Stock are capital assets as of the time of the Reorganization. A copy of the form of the Tax Opinion is attached hereto as Exhibit C; the Tax Opinion also addresses matters pertaining to corporate tax consequences of the Reorganization. The following discussion addresses all material federal income tax consequences of the Reorganization.


     The Tax Opinion is based on the following representations of the Holding Company and the Bank:

     1. The fair market value of the Holding Company Stock to be received by each shareholder of the Bank in the Reorganization will be approximately equal to the fair market value of the Bank Stock surrendered in exchange for the Holding Company Stock.

     2. There is no plan or intention by the shareholders who own one percent (1%) or more of the Bank Stock, and, to the best of the knowledge of the management of the Bank, there is no plan or intention on the part of the remaining shareholders of the Bank Stock, to sell, exchange, or otherwise dispose of the Holding Company Stock to be received in the transaction in an amount that would reduce the shareholders' ownership of Holding Company Stock to a number of shares having a value, as of the Effective Time of the Reorganization, of less than fifty percent (50%) of the total value of shares of Bank Stock outstanding immediately before the Effective Time. For purposes of this representation, shares of Bank Stock exchanged for cash or other property, surrendered by shareholders exercising dissenters' rights, or exchanged for cash in lieu of fractional shares of Holding Company Stock will be treated as outstanding Bank Stock as of the Effective Time of the Reorganization. Moreover, shares of Bank Stock and shares of Holding Company Stock held by shareholders of the Bank and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization will be considered for purposes of this representation. For purposes of the Tax Opinion, "management" means the Board of Directors and executive officers of each organization identified in this Proxy Statement/Prospectus.

     3. The New Bank, as the surviving corporation, will acquire and hold after the Reorganization at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of the Bank as of the time immediately prior to the Effective Time of the Reorganization. (For purposes of this representation, all payments to shareholders who exercise their dissenters' rights, expenses of the Reorganization, and all redemptions and distributions, except for normal dividends, made by the Bank immediately before the Reorganization and which are part of the plan of Reorganization will be considered assets held by the Bank immediately prior to the Effective Time of the Reorganization.)

     4. Prior to the Reorganization, the Holding Company will own all of the issued and outstanding stock of the New Bank.

     5. The New Bank has no plan or intention to issue an additional class of stock or to issue additional shares of its common stock that would result in the Holding Company's ownership of less than ninety percent (90%) of the New Bank's common stock.

     6. The Holding Company has no plan or intention to: (a) liquidate the New Bank; (b) merge the New Bank with or into another bank or corporation;
          (c) cause the New Bank to sell or to otherwise dispose of any of the Bank's assets, except in the ordinary course of business; or (d) sell or otherwise dispose of any stock of the New Bank.

     7. At the Effective Time of the Reorganization, the New Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of the New Bank.

     8. The Bank is not under the jurisdiction of a court in a case under Chapter 11 of the United States Bankruptcy Code, as amended, or a similar case.

     9. Following the completion of the Reorganization, the New Bank will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business.

     10. On the date the Effective Time of the Reorganization occurs, the fair market value of the assets of the Bank will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

     11. The liabilities of the Bank assumed by the New Bank, and the liabilities to which the transferred assets of the Bank are subject, have been incurred in the ordinary course of the Bank's business.

     12. The Holding Company has no plan or intention to redeem or otherwise reacquire any of the Holding Company Stock issued in the Reorganization.

     13. The Holding Company, the Bank, the New Bank and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the Reorganization.

     14. There is no intercorporate indebtedness between the Holding Company, the Bank or the New Bank which will be issued, acquired or settled at a discount.

     15.  No stock of the New Bank will be issued in the Reorganization.

     16. No two parties to the Reorganization are investment companies within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

     17. The managements of the Holding Company and of the Bank are not aware of any facts that might adversely affect the determination that the Reorganization is a tax-free reorganization.

     18.  There are good business reasons for the Reorganization.


     Based on these representations, Winthrop & Weinstine, P.A., legal counsel to the Holding Company and the Bank, is of the opinion under current law that for federal income tax purposes:


     1. The proposed Reorganization will constitute a reorganization within the meaning of Section 368(a)(2)(A) of the Code by reason of Section 368(a)(1)(D) of the Code. The Reorganization will not be disqualified by reason of the fact that the Holding Company Stock is used in the Reorganization. (Code Section 369(a)(2)(D).)

     2. No gain or loss will be recognized to the Bank on the transfer of substantially all of its assets to the New Bank in exchange for Holding Company Stock and the assumption by the New Bank of the liabilities of the Bank.

     3. No gain or loss will be recognized to the Holding Company or the New Bank upon the receipt by the New Bank of substantially all of the assets of the Bank in exchange for Holding Company Stock and the assumption by the New Bank of the liabilities of the Bank.

     4. The basis of the Bank assets in the hands of the New Bank will be the same as the basis of those assets in the hands of the Bank immediately prior to the Effective Time of the Reorganization.

     5. The holding period of the assets of the Bank in the hands of the New Bank will include the period during which such assets were held by the Bank.

     6. The basis of the stock of the New Bank in the hands of the Holding Company will be increased by an amount equal to the basis of the Bank assets acquired by the New Bank in the Reorganization and will be decreased by the amount of liabilities of the Bank assumed by the New Bank and the amount of liabilities to which the acquired assets of the Bank are subject..

     7. Gain, if any, will be realized by shareholders of the Bank who receive both Holding Company Stock and cash in exchange for their Bank Stock (including cash for part of their shares sold in the Tender Offer, and Holding Company Stock in the Reorganization for the remainder of their Bank Stock). Gain will be recognized by each such shareholder, but not in excess of the amount of cash received. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis; provided, however, that no opinion is expressed with respect to the income tax consequences to each shareholder of the Bank who receives cash immediately prior to, or as a result of, the Reorganization.

     8. Gain will be recognized to those Bank shareholders who receive solely cash in exchange for their Bank Stock (including in the Tender Offer).

     9. Where solely cash is received by a dissenting shareholder of the Bank in exchange for his, her or its Bank Stock, the cash payment will be treated as received by the shareholder as a distribution in redemption of his, her or its Bank Stock subject to the conditions and limitations of Section 302 of the Code.

     10. The income tax basis of the Holding Company Stock to be received by the shareholders of the Bank will be the same as the basis of the Bank Stock surrendered in exchange for the Holding Company Stock.

     11. The holding period of the Holding Company Stock to be received by the shareholders of the Bank will include the period during which the Bank Stock surrendered in exchange for the Holding Company Stock was held, provided that the Bank Stock is held as a capital asset on the date of the exchange.

     No tax rulings from the Internal Revenue Service have been obtained regarding the tax effects of the Reorganization, and the Tax Opinion will not be binding on the Internal Revenue Service. Therefore, shareholders should consult their own legal counsel or other tax advisor as to the specific tax consequences of the Reorganization to them under the federal tax laws, as well as any consequences under applicable state or local tax laws.

     SHAREHOLDERS WHO EXERCISE DISSENTERS' RIGHTS AND RECEIVE CASH FOR THEIR BANK STOCK SHOULD BE AWARE THAT SUCH TRANSACTION WILL BE A TAXABLE TRANSACTION FOR FEDERAL INCOME TAX PURPOSES, AND THOSE SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM UNDER THE FEDERAL TAX LAWS, AS WELL AS ANY CONSEQUENCES UNDER APPLICABLE STATE OR LOCAL TAX LAWS.

FEDERAL SECURITIES REGULATION

     The offer of the Holding Company Stock to holders of Bank Stock is not being made to (nor can it be accepted from or on behalf of holders of Bank Stock) in any state or other jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. The Holding Company is not, and shall not be, obligated to acquire any shares of Bank Stock or issue or deliver any shares of Holding Company Stock in any jurisdiction in which the agreement to do so would not comply with the securities laws of such jurisdiction. However, the Holding Company, at its discretion, may take such action as it may deem necessary or desirable to comply with the securities laws of any such jurisdictions.

     This transaction may be registered in certain states according to the laws of those states. No securities commission, securities department, or similar office or any state has approved or disapproved the Holding Company Stock to be issued in the Reorganization or has passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary may be a criminal offense.

RESALE OF HOLDING COMPANY STOCK

SUMMARY OF CONDITIONS OF RESALE

     The following summary of the conditions under which shareholders of the Holding Company may sell their shares of Holding Company Stock after the Effective Time is qualified in its entirety by the more detailed discussion below and by the provisions of the federal Securities Act of 1933, as amended ("Securities Act"), discussed herein.

     As described below, holders of Holding Company Stock will be able to resell their shares in the following circumstances:

- All shareholders of the Holding Company Stock generally will be able to sell their shares in private transactions, provided certain conditions are met, and generally will be able to transfer such shares by will, for estate planning purposes, and pursuant to the laws of descent and distribution.

- Shareholders who are not "affiliates" of the Bank or the Holding Company (as the term "affiliates" is described below) at the time of resale generally will be able to resell their Holding Company Stock without restriction pursuant to Rule 145 under the federal Securities Act.

- Shareholders who are "affiliates" of the Bank or the Holding Company or who have been "affiliates" during the year beginning with the Effective Time will be able to resell their shares of Holding Company Stock under Rule 145 if certain conditions are met, including that the Holding Company is a reporting company under the federal Securities Exchange Act of 1934, as amended ("Exchange Act"), and has filed all of its reports required to be filed with the Commission under the Exchange Act.

- Shareholders who are not "affiliates" of the Bank or the Holding Company and have not been "affiliates" for at least 90 days prior to the resale of the Holding Company Stock may sell their shares under Rule 145 during the period beginning one year and ending two years after the Effective Time if the Holding Company is subject to the reporting requirements of the Exchange Act and has filed all of its reports required to be filed with the Commission under the Exchange Act. In addition, such former affiliates may sell their shares of Holding Company Stock without restriction under the federal Securities Act beginning two years after the Effective Time.

     The discussion of restrictions on resale in this section entitled "The Reorganization -- Resale of Holding Company Stock" is limited to federal securities law. Shareholders who want to transfer their Holding Company Stock are also subject to any additional restrictions or limitations imposed by state securities or Blue Sky laws. Each stock certificate evidencing Holding Company Stock will bear a legend summarizing the restrictions on resale and requiring an opinion of counsel that the resale is exempt from registration under federal and state securities laws. Therefore, shareholders should consult their own legal counsel prior to making any transfers of shares of Holding Company Stock.

PRIVATE RESALES BY AFFILIATES AND NON-AFFILIATES GENERALLY ALLOWED

     After the Reorganization, generally all shares of Holding Company Stock may be sold by all shareholders in private transactions under certain conditions. These conditions include the requirement that the buyer purchase the shares only for investment and not for immediate resale, that the buyer is familiar with the financial condition and business of the Holding Company, and that the buyer is sophisticated in financial and business matters. In addition, all holders of shares of Holding Company Stock also may generally transfer such shares by gift, for estate planning purposes, or by will or the laws of descent and distribution.

RULE 145 AVAILABLE AS AN ADDITIONAL MEANS OF RESELLING HOLDING COMPANY STOCK

     The issuance of the Holding Company Stock in the Reorganization has been registered under the Securities Act. This provides another means under federal securities laws for shareholders of the Holding Company to resell their Holding Company Stock, as explained below.

     DEFINITION OF "AFFILIATE." Shareholders of the Holding Company who are "affiliates" of the Bank or the Holding Company within the meaning of the Securities Act are treated differently than non-affiliates with respect to the resale of their Holding Company Stock pursuant to Rule 145 under the Securities Act. Shareholders who are affiliates of the Bank or the Holding Company at the time of the proposed resale are subject to certain restrictions on the resale of their shares, as described below. Under federal securities laws, "affiliates" of an entity are those individuals, corporations, partnerships, or other entities that control, are controlled by, or are under common control with that entity. Generally, affiliates of the Bank and the Holding Company are their directors, executive officers, major shareholders, and persons related to such affiliates. For example, if a Director of the Bank owned all of the stock of Company X, which in turn owned shares of Bank Stock, both the Director and Company X would be considered affiliates for purposes of federal securities laws.

     RESALES BY NON-AFFILIATES UNDER RULE 145. Holding Company Stock may be sold without registration or limitation under the Securities Act by shareholders of the Holding Company who are not affiliates of either the Bank or the Holding Company. Therefore, after the Effective Time, such non-affiliates may sell Holding Company Stock under the federal Securities Act without restriction and without complying with the conditions for a private sale of shares, as described above. However, and also as described above, such sales could be limited and restricted by state securities or Blue Sky laws.

     RESALES BY AFFILIATES UNDER RULE 145. Under Rule 145 under the Securities Act, generally affiliates of the Bank and Holding Company may sell their shares of Holding Company Stock received in the Reorganization if, at the time of resale, (i) the Holding Company is required to file reports with and is current in filing such reports with the Securities and Exchange Commission ("Commission"), (ii) the number of shares of Holding Company Stock being sold by such affiliate during any 90-day period does not exceed 1% of the total number of outstanding shares of Holding Company Stock, and (iii) the sale is made in a "broker's transaction" (as defined in Rule 144 under the Securities Act). Because the Holding Company plans to discontinue filing reports with the Commission on or before January 30, 1999, it may be difficult for holders of Holding Company Stock who are affiliates of the Bank or the Holding Company to sell their Holding Company Stock under Rule 145 after that date. However, sales of Holding Company Stock in private sales or transfers for estate planning purposes generally will still be permitted.

     RESALES BY CERTAIN FORMER AFFILIATES. Under Rule 145, a person who previously was an affiliate of the Bank or the Holding Company but who is no longer an affiliate of the Holding Company may resell shares of Holding Company Stock during the one-year period commencing with the Effective Time under Rule 145 pursuant to the conditions imposed by Rule 145 for resales of shares by affiliates, which are described above. Beginning one year after the Effective Time, a former affiliate may resell shares under Rule 145 if the Holding Company then is current in filing its required reports with the Commission. Rule 145 also provides that beginning two years after the Effective Time, a person who has not been an affiliate of the Holding Company for at least three months may resell Holding Company Stock without complying with any conditions imposed by Rule 145. Because the Holding Company plans to discontinue filing reports with the Commission on or before January 30, 1999 (as explained above), it may be difficult for holders of Holding Company Stock who are non-affiliates of the Bank or the Holding Company to sell their Holding Company Stock under Rule 145 after that date until they have held the Holding Company Stock for at least two years, in which case the requirement that the Holding Company be current in filing its reports with the Commission does not apply. However, sales of Holding Company Stock in private sales or transfers for estate planning purposes generally will still be permitted.

     This Proxy Statement/Prospectus may not be used by an affiliate of the Bank or the Bank Holding Company for the resale of Holding Company Stock received in the Reorganization.

EXPENSES OF REORGANIZATION


     If the Reorganization is consummated, the Holding Company and the Bank will pay their respective costs and expenses, if any, incurred in connection with the Reorganization. If the Reorganization is not consummated, all costs and expenses will be paid by the Bank. It is estimated that the costs and expenses of the Reorganization (including organizing the Holding Company and conducting the Tender Offer) will be approximately $145,000, plus up to $499,656 for the purchase of shares of Bank Stock in the Tender Offer.


                     RIGHTS OF DISSENTING SHAREHOLDERS OF BANK

     Subsections 215a(b), (c), and (d) of the National Bank Act ("Section 215a"), a copy of which is attached hereto as Exhibit B, set forth the procedure to be followed by any shareholder of the Bank who wishes to dissent from the Reorganization and obtain the value of his or her shares of Bank Stock in cash instead of obtaining Holding Company Stock in the Reorganization. Any Bank shareholder who wants to exercise his or her right to dissent should carefully review Exhibit B because the following description is a summary of those subsections and is qualified in its entirety by reference to Exhibit B. THE FAILURE OF A SHAREHOLDER TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES PRESCRIBED BY EXHIBIT B WILL RESULT IN THE LOSS OF THAT SHAREHOLDER'S RIGHT TO DISSENT FROM THE REORGANIZATION AND OBTAIN THE FAIR VALUE OF HIS OR HER SHARES OF BANK STOCK IN CASH.

     Pursuant to the provisions of Section 215a, in order to exercise dissenters' rights, a Bank shareholder must (i) vote against the Reorganization at the Special Meeting or give written notice prior to the vote at the Special Meeting that he or she dissents from the Reorganization and (ii) within thirty
(30) days after the Effective Time, deliver to the Bank a written request to receive the value of his or her shares in cash, which request must be accompanied by the surrender of his or her Bank Stock certificates delivered to the Bank. Any such notices and requests described herein should be addressed to Mr. Daniel N. Wallin, National Bank of Commerce in Superior, 1127 Tower Avenue, Superior, Wisconsin 54880. The law does not provide for a dissent with respect to less than all of a dissenting shareholder's shares.

     Section 215a provides that the value of the shares of Bank Stock of any dissenting shareholder must be ascertained, as of the Effective Time, by an appraisal made by a committee ("Committee") consisting of one person selected by the vote of the holders of the majority of the Bank Stock who have properly exercised their dissenting shareholders' rights, one person selected by the directors of the Bank resulting from the Reorganization, and one person selected by the other two so selected. The value determined by any two of the three appraisers shall govern. It is the position of Bank's management that dissenting shareholders must pay for the costs of the appraiser selected by them plus 50% of the costs of the third appraiser selected by the first two appraisers. If an appraisal by the OCC is requested or required in accordance with Section 215a (as described below), the cost of the OCC's appraisal must be paid by the Bank resulting from the Reorganization.

     If the value of the Bank Stock fixed by the Committee is not satisfactory to any dissenting shareholder who has properly requested payment, that shareholder may, within five days after being notified of the appraised value of such shares, appeal to the OCC, who must then cause a reappraisal to be made. The value of a dissenting Bank shareholder's shares of Bank Stock as determined by such reappraisal is final and binding.

     If, within 90 days from the Effective Time, for any reason one or more of the appraisers is not selected as described above, or the Committee fails to determine the value of such shares, the OCC shall, upon the written request of any interested party to the "Office of the Comptroller of the Currency, One Financial Plaza, Suite 2700, 440 South LaSalle Street, Chicago, Illinois 60605-1073," cause an appraisal to be made, which shall be final and binding on all parties.

     Banking Circular 259, which describes the valuation methods used by the OCC to estimate the value of a bank's shares when required in a merger transaction, should be read carefully by shareholders contemplating exercise of dissenters' rights under the National Bank Act. A copy of Banking Circular 259 is available from the Bank upon request.

     Any shareholder of the Bank who properly exercises his or her dissenting shareholders' rights will be notified in writing of the Effective Time by certified mail, return receipt requested, mailed to the last known address of any such shareholder as shown on the Bank's records, within ten days after the Effective Time.

     A Bank shareholder's failure to vote against the proposed Reorganization will not constitute a waiver of that shareholder's appraisal rights, as enumerated in Section 215a of the National Bank Act, if the shareholder gives notice in writing prior to the vote on the Reorganization at the Special Meeting as provided above.

     ANY SHAREHOLDER WHO IS CONSIDERING EXERCISING DISSENTING SHAREHOLDERS' RIGHTS IS URGED TO SEEK INDEPENDENT LEGAL COUNSEL.

     IF A BANK SHAREHOLDER PROPERLY EXERCISES DISSENTERS' RIGHTS, THEN, AS OF THE EFFECTIVE TIME OF THE REORGANIZATION, ALL OF THE BANK STOCK OWNED BY SUCH SHAREHOLDER WILL CEASE TO REPRESENT ANY OWNERSHIP RIGHTS IN THE BANK AND WILL BE CONVERTED INTO THE RIGHT TO RECEIVE THE FAIR VALUE FOR THOSE SHARES IN CASH, AS REQUIRED BY LAW.


                              NATCOM BANCSHARES, INC.

HISTORY, BUSINESS AND PROPERTIES

     The Holding Company, NATCOM Bancshares, Inc., was incorporated as a Wisconsin business corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, on January 23, 1998 at the direction of the Bank's management. The Holding Company was formed to acquire the Bank Stock and to engage in business as a bank holding company under the Holding Company Act. Copies of the Articles of Incorporation and Bylaws of the Holding Company will be provided to any Bank shareholder upon request.

     The Holding Company is in the organizational and developmental stage and has no earnings or history of operation. The Holding Company currently has no employees, no business, owns no property and has not issued any capital stock, including shares of Holding Company Stock. The Holding Company will own all of the New Bank Stock immediately prior to the Reorganization. The Holding Company is not a party to any legal proceedings.

CAPITALIZATION

     The following table sets forth the capitalization (dollars in thousands) of the Holding Company as of December 31, 1997 and the pro forma capitalization of the Holding Company assuming the Holding Company becomes a bank holding company by virtue of the merger of the Bank with and into the New Bank. In addition, certain capital ratios are presented. The table should be read in conjunction with the Consolidated Financial Statements and related notes contained elsewhere herein.



                                                                                   As of December 31, 1997
                                                             ----------------------------------------------------------------------
                                                                                                  Pro Forma
                                                               Holding                           Adjustments             Holding
                                                               Company              Bank           (Debit)                Company
                                                                Actual            Actual(a)        Credit(1)             Pro Forma
                                                             ----------          ----------      -----------            ----------
 Long-term debt.........................................       $     --          $   --          $     --               $     --
                                                                ----------       --------        -----------            ----------


 Stockholders' equity
      Common stock, $25.00 par value; 250,000 shares
      authorized; -0- shares issued and outstanding
      (actual); 70,854 shares issued and outstanding
      (pro forma) ......................................                --          1,800               (29)(b)              1,771


 Additional paid-in capital.............................                --          2,000               (32)(b)              1,968
 Retained earnings......................................                --         18,630              (439)(b)             17,550
                                                                                                         (2)(c)
                                                                                                       (504)(d)
                                                                                                       (135)(e)
Unrealized gain on securities available for
 sale, net..............................................                              517                                      517
                                                                                 --------        -----------            ----------
 Total stockholders' equity.............................                --         22,947            (1,141)                21,806
                                                                ----------       --------        -----------            ----------
 Total capitalization...................................                --       $22,947           $(1,141)                $21,806
                                                                ----------       --------        -----------            ----------
                                                                ----------       --------        -----------            ----------

 Regulatory capital ratios:


           Tier 1 risk-based capital....................                          17.4%                                      16.5%
           Total risk-based capital.....................                          18.6%                                      17.7%
           Leverage.....................................                          12.5%                                      11.8%

---------------------------

(1)  The following explains each of these pro forma adjustments:

     (a)  Records the December 31, 1997 equity of the Bank.

     (b) Assumes that 1,146 shares of Bank Stock were tendered in the Tender Offer and, therefore, 70,854 shares of Holding Company Stock are issued in exchange for the remaining 70,854 outstanding shares of Bank Stock, and 70,854 shares of Holding Company Stock are outstanding at December 31, 1997.

     (c) Assumes the payment of $2,000 of interest expense on the Holding Company's Bridge Loan.

     (d) Assumes a pre-Reorganization payment of the Bank's semi-annual dividend of $504,000.

     (e) Estimated professional fees, printing costs and filing fees of $135,000 to accomplish the Tender Offer and Reorganization and to complete various filings with bank and securities regulatory agencies.

MANAGEMENT

     The development and management of the Holding Company will depend on the efforts and skills of the following individuals, who are the initial executive officers and directors of the Holding Company and all of whom serve as executive officers and/or directors of the Bank. The following sets forth certain information regarding these individuals (including their ages as of February 28, 1998):


                                                                           POSITION(S) WITH
NAME                       AGE     POSITION(S) WITH BANK                   HOLDING COMPANY
----                       ---     ---------------------                   ----------------

Eugene G. McGillis         63      Chairman of the Board                   Chairman of the Board of Directors
                                   of Directors

Daniel N. Wallin           50      President, Chief Executive Officer      President and Director
                                   and Director

Larry L. Kappes            52      Executive Vice President                Vice President

William R. Bates           55      Senior Vice President of                Treasurer
                                   Operations and Cashier

Roderic J. Campbell        73      Director                                Director

Robert T. Ellis            66      Director                                Director

Joel S. Gates              77      Director                                Director

Todd L. Johnson            39      Director                                Director

Phillip A. Milroy          61      Director                                Director

Knute R. Pedersen          46      Director                                Director

Robert W. Plant            60      Director                                Director

Raymond E. Russell         91      Director                                Director

L. Donald Tenerelli, Jr.   49      Director                                Director

     EUGENE G. McGILLIS has served as Chairman of the Board of the Bank since January 1998 and has been a Director of the Bank since January 1988. From April 1989 until his retirement effective on August 31, 1996, he was Vice President of Minnesota Power & Light Company ("Minnesota Power"), Duluth, Minnesota, a publicly-held, diversified utilities company with operating revenues of approximately $850 million in the year ended December 31, 1996. From July 1985 through August 31, 1996, Mr. McGillis also was President and Chief Operating Officer of Superior Water, Light and Power Company, Superior, Wisconsin, a utilities company that is a wholly-owned subsidiary of Minnesota Power and that had operating revenues in 1996 of approximately $40 million.

     DANIEL N. WALLIN has been the President and a Director of the Bank since August 1996 and a Director of NATCOM Investment Corporation, a wholly-owned subsidiary of the Bank, since October 1996. From April 1970 until August 1996, he held various positions at First Bank in Duluth, Minnesota, most recently as Vice President.

     LARRY L. KAPPES has been Executive Vice President of the Bank since January 1998. Mr. Kappes has been with the Bank since February 1972 and has served as Assistant Cashier, Assistant Vice President and Vice President and Senior Loan Officer.

     WILLIAM R. BATES has been Senior Vice President of Operations and Cashier of the Bank since January 1998. Mr. Bates has also served as Vice Chairman and as a Director of NATCOM Investment Corporation since

October 1996. He has been with the Bank since May 1974 and has served as Assistant Vice President and Vice President and Cashier.

     RODERIC J. CAMPBELL has been a Director of the Bank since January 1973. Since 1965, he has served as Chief Executive Officer and a Director at Campbell Lumber & Supply Co. ("Campbell's") in Superior, Wisconsin, a privately-held lumber dealer and home center for contractors and do-it-yourselfers. He has been employed at Campbell's since 1948.

     ROBERT T. ELLIS has been a Director of the Bank since January 1971. He served as President from January 1987 until he became Chairman of the Bank in January 1996, a position he held until his retirement effective in December 1997.

     JOEL S. GATES has served as a Director of the Bank since January 1959 and was Chairman of the Board of the Bank from January 1, 1987 through December 31, 1995. Presently retired, Mr. Gates also has been a Director and Vice President of the University of Wisconsin - Superior Foundation, a charitable foundation, since 1967.

     TODD L. JOHNSON has been a Director of the Bank since January 1996. Since May 1981, he has been with Reuben Johnson & Son, Inc., a contracting company, and currently serves as Director and Vice President of Operations. In addition, since May 1982, Mr. Johnson has been President of Chris Jensen & Son Co., a privately-held construction company.

     PHILLIP A. MILROY has been a Director of the Bank since January 1983. From 1978 until his retirement in 1989, he was president of Fraser Shipyards, Inc., a privately-held company based in Superior, Wisconsin that repairs and modifies ships.

     KNUTE R. PEDERSEN has been a Director of the Bank since January 1996.
He also is the President, a Director and the principal shareholder of Superior Glass, Inc. in Superior, Wisconsin, a privately-held company in the business of glass contracting, and Superior Entrance Systems, Inc. also located in Superior, which is a privately-held company in the business of automatic door installation and repair. Mr. Pedersen also is a Certified Public Accountant and performs tax return and advisory services. From June 1990 until May 1997, he was Chief Financial Officer of Telephone Associates Long Distance and Norlite Telecommunications, which are privately-held companies in the business of telecommunications. Mr. Pedersen also serves as a Director of Arrowhead Telecommunication, a telecommunications company, The Bridge Company, Inc., a telecommunications service provider, and Catholic Charities Bureau, Inc. and St. Francis Homes, Inc., which are charitable foundations.

     ROBERT W. PLANT has been a Director of the Bank since January 1996 and a Director of NATCOM Investment Corporation since October 1996. He also serves as a Director of Charter Bank Eau Claire and Clairemont Investment Corp., a subsidiary of that bank. In addition, he serves as President and Director of J.S. Meier, Inc., a privately-held women's clothing store. Mr. Plant, who is semi-retired, is a self-employed trustee and consultant whose practice is principally limited to estates and trusts.

     RAYMOND E. RUSSELL has been a Director of the Bank since January 1966. He has been retired for more than the previous five years. From the 1940s until 1971, he was President and/or a Director of Russell Creamery Co., which owned as many as eight creameries in northern Wisconsin and Minnesota.


     L. DONALD TENERELLI, JR. has been a Director of the Bank since August 1992. Since the mid-1980s, has been the majority owner of Superior Lidgerwood-Mundy Corporation in Superior, Wisconsin, a privately-held company that manufactures hoists, winches, baking equipment and U.S. Navy specification water pumps for various ships and other heavy equipment applications.


     The Directors serve until the next shareholders' meeting at which Directors are elected or until their earlier removal, resignation or death. Executive officers are elected annually by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the assumed beneficial ownership of the Holding Company Stock immediately after the Effective Time of the Reorganization by (i) each director of the Holding Company, (ii) the President of the Holding Company, (iii) all directors and executive officers of the Holding Company as a group, and (iv) each person known by management of the Holding Company to own more than 5% of the Bank Stock.


                                                        SHARES OWNED
                                              ---------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)         NUMBER     PERCENT OF CLASS(2)
----------------------------------------         ------     -------------------
   EXECUTIVE OFFICERS AND DIRECTORS

    Eugene G. McGillis . . . . . . . . . . .      80(3)              *(3)

    Daniel N. Wallin . . . . . . . . . . . .      40                 *

    Larry L. Kappes  . . . . . . . . . . . .     125(4)              *(4)

    William R. Bates . . . . . . . . . . . .      10                 *

    Roderic J. Campbell. . . . . . . . . . .   1,282(5)           1.78(5)

    Robert T. Ellis. . . . . . . . . . . . .   1,120(6)           1.55(6)

    Joel S. Gates. . . . . . . . . . . . . .   4,450(7)           6.18(7)

    Todd L. Johnson. . . . . . . . . . . . .   5,282(8)           7.34(8)

    Phillip A. Milroy. . . . . . . . . . . .     900              1.25

    Knute R. Pedersen. . . . . . . . . . . .      40                 *

    Robert W. Plant. . . . . . . . . . . . .      40                 *

    Raymond E. Russell . . . . . . . . . . .     800              1.11

    L. Donald Tenerelli, Jr. . . . . . . . .     158(9)              *(9)

  All executive officers and directors
  as a group (14 persons). . . . . . . . . .  10,127(10)         14.07(10)

BENEFICIAL OWNER OF MORE THAN 5% OF
OUTSTANDING SHARES

   Murray R. Johnson
   7800 Bellflower Drive
   Springfield, Virginia  22152. . . . . . .   3,698(11)          5.14(11)

------------------------------------------
*Less than 1%.

(1) Except as indicated in the footnotes to this table, the persons named in the table will have sole voting and investment power with respect to all shares of Holding Company Stock shown as beneficially owned by them. Unless otherwise indicated, the address of the individuals named in the table is National Bank of Commerce in Superior, 1127 Tower Avenue, Superior, Wisconsin 54880.

(2) Based on 72,000 shares of Holding Company Stock outstanding as of the Effective Time. Assumes no shares of Bank Stock are tendered in the Tender Offer and that no holder of Bank Stock exercises dissenters' rights, of which there can be no assurance.

(3) Includes 40 shares held by the Eugene G. McGillis and Jean F. McGillis Revocable Trust.

(4)  Includes 15 shares held by Janice Kay Kappes, Larry L. Kappes's spouse.

(5) Includes 800 shares held by First Bank National Association as Trustee U/A dated 03/15/94 with Roderic J. Campbell.

(6)  Includes 100 shares held by Phyllis T. Ellis, Robert T. Ellis's spouse.

(7) Include 250 shares held by the Joel S. Gates and Emily T. Gates Revocable Trust and 900 shares held by Emily T. Gates, Joel S. Gates's spouse.

(8) Includes 2,843 shares held jointly by Todd L. Johnson and his spouse, Susan Johnson.

(9) Includes 58 shares held jointly by L. Donald Tenerelli, Jr. and his spouse, Kaye H. Tenerelli, and 50 shares held by Kaye H. Tenerelli.

(10) Includes the shares described in footnotes (3) through (9) above.

(11) Includes 1,300 shares held jointly by Murray R. Johnson and his spouse, Diana T. Johnson.

DESCRIPTION OF HOLDING COMPANY STOCK


     The Holding Company's authorized capital stock consists of 250,000 shares of Holding Company Stock, all of one class, designated as common stock, none of which shares, as of the date hereof, is issued or outstanding. The maximum number of shares of Holding Company Stock which will be issued to the holders of Bank Stock, upon the terms and subject to the conditions of the Reorganization, is 72,000 shares. The Holding Company currently has no plans to sell, distribute, or otherwise issue the remaining 178,000 shares of authorized but unissued Holding Company Stock. These remaining shares have been authorized at this time to provide the Holding Company with greater flexibility to expand or diversify its business in the future.


     For more information about the Holding Company Stock, see "Comparison of Bank Stock with Holding Company Stock."

EXECUTIVE COMPENSATION

     Since its incorporation and to the date hereof, the Holding Company has not paid any compensation to any of its directors or executive officers, has not proposed compensation to be made in the future to any of its directors or executive officers, and has not established standards or other arrangements by which its directors are to be compensated for services as directors, including any amounts payable for committee participation or special assignments. No profit-sharing plan or any other benefit plan exists or is contemplated for the Holding Company. No change in the compensation or benefits to the Bank employees is contemplated solely by reason of the Holding Company formation. However, in the future, the Holding Company may separately pay compensation or issue benefits to its directors, executive officers and/or employees.

TRANSACTIONS WITH RELATED PARTIES

     The Holding Company has not engaged in any transactions or entered into any contracts with any of its directors or executive officers. No such transactions or contracts are anticipated at this time by the Holding Company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND CERTAIN ANTI-TAKEOVER PROVISIONS

     The Bylaws of the Holding Company require that the Holding Company must indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Wisconsin Statutes, Chapter 180, or any successor or supplementary law or statute. As set forth in Sections 180.0850 through 180.0859 of the Wisconsin Statutes, the Holding Company must indemnify a person from all reasonable expenses and liabilities asserted against, incurred by, or imposed on that person in any proceeding to which he or she is made or threatened to be made a party by reason of being or having been an officer or director of the Holding Company. However, indemnification will not be made if the person breached a duty to the Holding Company in one of the following ways: (i) a willful failure to deal fairly with the Holding Company in a matter involving a conflict of interest; (ii) a violation of criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the person derived improper personal profit; or (iv) willful misconduct. The right to indemnification includes, in some circumstances, the right to receive reimbursement of costs and expenses in such a proceeding as they are incurred.

     Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers, and controlling persons of the Holding Company pursuant to the foregoing provisions of its Bylaws or otherwise, the Holding Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Holding Company has purchased insurance against liabilities asserted against its directors, officers, employees, or agents, whether or not it has the power to indemnify them against such liabilities under the provisions of its Bylaws or pursuant to applicable law.

     Sections 180.1140 through 180.1144 of the Wisconsin Business Corporation Law ("WBCL") prohibit certain "business combinations" (such as mergers) between a target "resident domestic corporation" and a person beneficially owing 10% or more of the outstanding voting stock of such corporation (an "interested stockholder") within three years after the date such person became a 10% beneficial owner (the "acquisition date"). However, the business combination is permitted under such statutes if the business combination or the initial acquisition of such stock has been approved before the acquisition date by the target corporation's board of directors. After such three-year period, a business combination between the target corporation and the interested stockholder may take place only if approved by the holders of a majority of the voting stock not beneficially owned by the interested stockholder, or if the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested stockholders or under certain other circumstances. The Holding Company may meet the definition of a "resident domestic corporation" upon completion of this offering.

     The foregoing provisions of the WBCL could have the effect, among others, of discouraging take-over proposals for the Holding Company or impeding a business combination between the Holding Company and a major shareholder of the Holding Company.

TENDER OFFER AND TENDER OFFER FINANCING


     During the period from April 10, 1998 until 5:00 p.m., Central Time, on
May 13, 1998, the Holding Company is conducting the Tender Offer for up to 1,146 of the outstanding shares of Bank Stock at a Tender Offer price of $436.00 per share. If more than 1,146 shares of Bank Stock are tendered in the Tender Offer, the Holding Company will purchase a total of 1,146 shares of Bank Stock for $436.00 per share, and each shareholder tendering shares in the Tender Offer will be entitled to sell a number of shares that is proportionate to the number of shares he or she is tendering in the Tender Offer as compared to the total number of shares tendered in the Tender Offer. The Holding Company will acquire fractional shares for an amount that is equal to the $436.00 Tender Offer price multiplied by the relevant fractional share. For example, if a shareholder owned 100 shares of Bank Stock and tendered all of those shares in the Tender Offer, and a total of 1,800 shares of Bank Stock were tendered in the Tender Offer, the Holding Company would buy from that shareholder 63.67 shares of Bank Stock for a total of $27,760.12. These numbers were determined by multiplying the total maximum of 1,146 shares to be purchased by the Holding Company in the Tender Offer by a fraction, the numerator of which is the total of 100 shares tendered by that shareholder in the Tender Offer and the denominator of which is the total of 1,800 shares tendered in the Tender Offer. The resulting product is 63.67, which is multiplied by the per share Tender Offer price of $436.00 to arrive at the total Tender Offer price for such shares of $27,760.12. Subject to such pro rata reduction, a shareholder tendering any shares of Bank Stock in the Tender Offer must tender all shares of Bank Stock owned by him, her or it.


     To finance the purchase of the shares of Bank Stock in the Tender Offer, the $120,000 minimum initialization capitalization of the New Bank required by law, and a portion of the expenses of organizing the Holding Company, the Holding Company will obtain the Bridge Loan in an amount of up to $650,000 from Firstar Bank in Eau Claire, Wisconsin. It is currently anticipated that the Bridge Loan will have a term of six months and will bear interest at a rate equal to the Prime Rate as published in The Wall Street Journal, as such Prime Rate may change from time to time during the term of the Bridge Loan. After the Reorganization, management of the Bank will cause the Bank to declare and pay a dividend to the Holding Company of up to approximately $767,000 to repay the Bridge Loan of up to $650,000, plus an estimated $2,000 of interest payable on the Bridge Loan, and to pay a portion of the expenses of organizing the Holding Company.

                       NATIONAL BANK OF COMMERCE IN SUPERIOR

HISTORY AND BUSINESS

     The Union National Bank of Superior was chartered on February 7, 1934 and opened for business on April 16, 1934. Effective December 31, 1935, it purchased certain assets and assumed the deposit liabilities of American Exchange Bank. Effective March 2, 1940, Union National Bank purchased the assets, assumed the liabilities, and purchased the building (including the equipment) of National Bank of Commerce of Superior. The Bank moved into that building, which was located at 1117 Tower Avenue in Superior. On April 16, 1940, the OCC issued a Certificate of Change of Corporate Title with respect to the name change from "The Union National Bank of Superior" to "National Bank of Commerce in Superior." As authorized by the OCC, on September 20, 1972, the Bank purchased the assets and assumed the liabilities of Poplar State Bank and its branch bank in Solon Springs. On August 25, 1980, the Bank moved into a new building at 1127 Tower Avenue in Superior, and the building at 1117 Tower Avenue was demolished. In 1991, the Poplar branch moved into a new building at its present location, and the old building was demolished.

     The Bank provides a wide variety of full-service commercial banking products. These products are offered to individuals, service businesses, industries, governmental units, financial institutions and other entities.
These products may be obtained at the Bank's main office in Superior and its branches in Poplar and Solon Springs. The retail banking services the Bank offers include accepting demand, savings and time deposits in the forms of regular checking accounts, NOW accounts, market money accounts, passbook savings, statement savings, certificates of deposit and club accounts. Deposit customers are eligible for ATM cards and debit cards, which provide convenient access through the five Bank-owned ATMs as well as devices established by other financial institutions that participate in the Cirrus system. Additionally, the Bank makes secured and unsecured commercial, construction, mortgage and consumer loans and equipment leases.

     The Bank is subject to regulation and supervision, as a national bank, by the OCC and, as a member of the Federal Reserve System, by the Federal Reserve Board. Because the Bank's deposits are insured up to the applicable limit (currently $100,000) by FDIC, the Bank is also subject to FDIC regulation. Wisconsin usury laws impose certain interest rate and fee restrictions on the Bank. See "Supervision and Regulation."

BANK'S TRADE AREA

     The City of Superior, Wisconsin, located in northwestern Wisconsin, and the City of Duluth, Minnesota, located in northeastern Minnesota, are bordering cities commonly known as the Twin Ports. The Port of Superior-Duluth is the largest port on the Great Lakes, with over 40 grain and bulk cargo docks located within approximately 7,500 acres of protected harbor on Lake Superior.

     Based on the 1990 United States Census ("1990 Census"), the Twin Ports have a combined population of approximately 113,000. Major employers based in Superior include Murphy Oil, Barko Hydraulics, Lakehead Pipeline, Fraser Shipyards and the University of Wisconsin, Superior. Major employers based in Duluth include Georgia-Pacific Corp., which makes industrial wood products; Lake Superior Paper Industries; the University of Minnesota, Duluth; St. Mary's Duluth Clinic (SMDC) Health System with facilities in Duluth and Superior and 23 clinic sites in northeastern Minnesota; Luigino's, which makes frozen food entrees; and USG Interiors, which makes acoustical ceiling tile and wall paneling. Economic initiatives implemented in the 1970s and 1980s have decreased the Twin Ports area's reliance on the wood products, paper and taconite mining industries and diversified its economy by, among other things, increasing tourism and facilitating the formation of new businesses.

     The Village and Town of Solon Springs, Wisconsin, together have a population of approximately 1,200, based on the 1990 Census. The Town of Solon Springs surrounds the Village of Solon Springs, and both are located on U.S. Highway 53 approximately 30 miles south of Superior. The Village of Solon Springs is on Lake

St. Croix, which is the headwaters of the St. Croix River and the Brule River, which are major recreational rivers in Wisconsin.

     Poplar, Wisconsin, is located approximately 20 miles east of Superior on U.S. Highway 2 and has a population of 516 based on the 1990 Census. It is to be the future home of the Richard I. Bong Heritage Center, which would honor Richard Ira Bong, a native of Poplar and the leading United States air ace, as well as others who served for the United States in World War II.

SELECTED FINANCIAL DATA

     The table presented below reflects certain consolidated financial information of the Bank on a historical basis as of and for the dates indicated (dollars in thousands, except per share data). The selected consolidated financial and other data should be read in conjunction with the Bank's consolidated financial statements and related notes included herein. See "National Bank of Commerce in Superior -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Index to Financial Statements.

                       NATIONAL BANK OF COMMERCE IN SUPERIOR
                              SELECTED FINANCIAL DATA



                                                                        As of and for the Years
                                                                           Ended December 31,
                                                                   -------------------------------------
                                                      1997           1996           1995           1994           1995
                                                      ----           ----           ----           ----           ----

   Operating data:
     Interest income . . . . . . . . . . . .        $13,603        $13,151        $13,363         $11,327         $11,101
     Interest expense  . . . . . . . . . . .          5,529          5,428          5,465           4,196           4,334
                                                    -------        -------        -------         -------         -------
       Net interest income . . . . . . . . .          8,074          7,723          7,898           7,131           6,767

     Provision for loan losses . . . . . . .            120            ---            ---             ---              30
                                                    -------        -------        -------         -------         -------
       Net interest income after provision
         for loan losses . . . . . . . . . .          7,954          7,723          7,898           7,131           6,737

     Noninterest income  . . . . . . . . . .            689            768            487             591             679
     Noninterest expense . . . . . . . . . .          4,267          4,323          4,258           4,171           3,995
                                                    -------        -------        -------         -------         -------
     Income before income taxes  . . . . . .          4,376          4,168          4,127           3,551           3,421
     Income tax expense  . . . . . . . . . .          1,245          1,330          1,295           1,092           1,050
       Income before extraordinary item. . .          3,131          2,838          2,832           2,459           2,371
                                                    -------        -------        -------         -------         -------
     Extraordinary item  . . . . . . . . . .              -              -              -               -             591
       Net income. . . . . . . . . . . . . .        $ 3,131        $ 2,838        $ 2,832         $ 2,459         $ 2,962
                                                    -------        -------        -------         -------         -------
                                                    -------        -------        -------         -------         -------

     Weighted average common shares
       outstanding . . . . . . . . . . . . .         72,000         72,000         72,000          72,000          72,000
                                                    -------        -------        -------         -------         -------
                                                    -------        -------        -------         -------         -------

     Per share amounts:
       Income before extraordinary item  . .        $ 43.48        $ 39.42        $ 39.34         $ 34.15         $ 32.93
       Extraordinary item  . . . . . . . . .              -              -              -               -            8.21
       Net income per common share . . . . .        $ 43.48        $ 39.42        $ 39.34         $ 34.15         $ 41.14
                                                    -------        -------        -------         -------         -------
                                                    -------        -------        -------         -------         -------
       Dividends per common share. . . . . .        $ 30.00        $ 28.00        $ 24.00         $ 18.00         $ 16.00
                                                    -------        -------        -------         -------         -------
                                                    -------        -------        -------         -------         -------
   Balance sheet data:
     Total assets  . . . . . . . . . . . . .
     Net loans (1) . . . . . . . . . . . . .       $179,795       $180,049       $167,067        $167,689        $162,587
     Investment securities . . . . . . . . .        110,314        108,531        106,906          96,021          95,590
     Deposits  . . . . . . . . . . . . . . .         49,324         53,962         46,629          34,414          52,662
     Short-term borrowings . . . . . . . . .        135,703        144,730        134,663         137,240         136,073
     Total stockholders' equity  . . . . . .         19,913         12,698         10,336          11,008           7,319
                                                     22,947         21,709         21,152          18,595          18,370
   Key ratios:
     Return on average assets. . . . . . . .          1.77%          1.65%          1.65%           1.51%           1.85%
     Return on average equity. . . . . . . .         13.84%         12.97%         13.55%          13.28%          16.96%
     Average stockholders' equity to
       average assets  . . . . . . . . . . .         12.77%         12.75%         12.16%          11.36%          10.91%
     Net interest margin . . . . . . . . . .          4.91%          4.83%          4.95%           4.67%           4.51%
     Operating efficiency ratio  . . . . . .         48.69%         50.91%         50.78%          54.01%          53.65%
     Nonperforming loans/total loans . . . .          0.23%          1.28%          0.53%           0.77%           0.68%
     Nonperforming assets/total assets . . .          0.68%          0.82%          0.36%           0.45%           0.41%
     Allowance for loan losses/total
       loans . . . . . . . . . . . . . . . .          1.35%          1.42%          1.49%           1.67%           1.73%
     Allowance for loan losses/
       nonperforming loans . . . . . . . . .        583.20%        109.34%        277.43%         220.32%         252.86%
     Common stock dividend payout
       ratio . . . . . . . . . . . . . . . .         69.00%         71.03%         61.01%          52.70%          38.89%



--------------------
(1)  Includes loans held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

BASIS OF PRESENTATION

     The Holding Company has only recently been formed and, accordingly, has no results of operations. As a result, the following discussion and analysis provides information regarding the Bank's historical results of operations and financial condition as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995. This discussion and analysis should be read in conjunction with the Bank's Consolidated Financial Statements and the notes thereto and the other financial information included herein.


OVERVIEW

     The Bank's net income for 1997 increased $293,000 or 10.32% to $3,131,000 from $2,838,000 in 1996. Net income for 1996 increased $6,000 or 0.21% to $2,838,000 from $2,832,000 in 1995.

     Total assets at December 31, 1997 decreased $254,000 or 0.14% to $179,795,000 from $180,049,000 at December 31, 1996. Total assets at December 31, 1996 increased $12,982,000 or 7.77% to $180,049,000 from $167,067,000 at
December 31, 1995.

     The return on average assets was 1.77% for 1997, compared with 1.65% and 1.65% for 1996 and 1995, respectively.

     The return on average equity was 13.84% for 1997, compared with 12.97% and 13.55% for 1996 and 1995, respectively.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

     The table also presents information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and weighted average rate paid on interest-bearing liabilities, or "net interest spread," which banks have traditionally used as an indicator of profitability. Another indicator of a bank's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets or "net interest margin."

     The following table presents, for the periods and as of the dates indicated, information regarding the Bank's average balance sheet. Ratio, yield, and rate information are based on average daily balances during the years ended December 31, 1997, 1996 and 1995. Nonaccrual loans are included in the average balances for loans, net, for the periods indicated (in thousands, except yields).


                                                            Years Ended December 31,
                                                  -------------------------------------------
                                                                      1997
                                                  -------------------------------------------
                                                     Average                       Average
                                                     Balance       Interest       Yield/Rate
                                                     -------       --------       ----------
Assets:
  Interest-earning assets:
     Federal funds sold. . . . . . . . . . .      $    3,913      $     216          5.52%
     Taxable investment securities . . . . .          31,180          2,056          6.59%
     Nontaxable investment securities(1) . .          19,580          1,015          5.18%
     Loans (2) . . . . . . . . . . . . . . .         109,621         10,316          9.41%
                                                  ----------      ---------
       TOTAL INTEREST-EARNING ASSETS . . . .         164,294         13,603          8.28%
                                                                  ---------

  Noninterest-earning assets . . . . . . . .          12,762
                                                  ----------
       TOTAL ASSETS. . . . . . . . . . . . .      $  177,056
                                                  ----------
                                                  ----------

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
     Deposits-interest bearing:
      Interest-bearing demand deposits . . .      $   14,519      $     259          1.78%
      Savings. . . . . . . . . . . . . . . .          30,217          1,288          4.26%
      Money market . . . . . . . . . . . . .          27,443            978          3.56%
      Time . . . . . . . . . . . . . . . . .          43,894          2,291          5.22%
                                                  ----------      ---------
       TOTAL INTEREST-BEARING DEPOSITS . . .      $  116,073          4,816          4.15%

     Federal funds purchased and securities
      sold under repurchase agreements . . .          12,573            633          5.03%
     Treasury tax and loan deposits. . . . .           1,554             80          5.15%
                                                  ----------      ---------
       TOTAL INTEREST-BEARING LIABILITIES. .         130,200          5,529          4.25%
                                                                  ---------

Non-interest bearing liabilities . . . . . .          24,238
                                                  ----------
       TOTAL LIABILITIES . . . . . . . . . .         154,438

Stockholders' equity . . . . . . . . . . . .          22,618
                                                  ----------
       TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY. . . . . . . . . . . . . . . .       $ 177,056
                                                  ----------
                                                  ----------

Net interest income. . . . . . . . . . . . .                       $  8,074
                                                                  ---------
                                                                  ---------
Net interest spread. . . . . . . . . . . . .                                         4.03%
Net interest margin. . . . . . . . . . . . .                                         4.91%


                                                            Years Ended December 31,
                                                  -------------------------------------------
                                                                      1996
                                                  -------------------------------------------
                                                     Average                       Average
                                                     Balance       Interest       Yield/Rate
                                                     -------       --------       ----------
Assets:
  Interest-earning assets:
     Federal funds sold. . . . . . . . . . .       $  10,456       $    554          5.30%
     Taxable investment
     securities. . . . . . . . . . . . . . .          23,875          1,577          6.61%
     Nontaxable investment
     securities(1) . . . . . . . . . . . . .          17,753            925          5.21%
     Loans (2) . . . . . . . . . . . . . . .         107,874         10,095          9.36%
                                                  ----------      ---------
       TOTAL INTEREST-EARNING ASSETS . . . .         159,958         13,151          8.22%
                                                  ----------      ---------

  Noninterest-earning assets . . . . . . . .          11,748
                                                  ----------
       TOTAL ASSETS. . . . . . . . . . . . .       $ 171,706
                                                  ----------
                                                  ----------

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
     Deposits-interest bearing:
      Interest-bearing demand deposits . . .        $ 14,715        $   263          1.79%
      Savings. . . . . . . . . . . . . . . .          31,148          1,249          4.01%
      Money market . . . . . . . . . . . . .          27,848          1,049          3.77%
      Time . . . . . . . . . . . . . . . . .          43,339          2,348          5.42%
                                                  ----------      ---------
       TOTAL INTEREST-BEARING DEPOSITS . . .         117,050          4,909          4.19%


     Federal funds purchased and securities
      sold under repurchase agreements. . .            9,848            485          4.92%
     Treasury tax and loan deposits . . . .              693             34          4.91%
                                                  ----------      ---------

       TOTAL INTEREST-BEARING LIABILITIES. .         127,591          5,428          4.25%
                                                                  ---------

Non-interest bearing liabilities . . . . . .          22,231
                                                  ----------
       TOTAL LIABILITIES . . . . . . . . . .         149,822

Stockholders' equity . . . . . . . . . . . .          21,884
                                                  ----------

       TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY. . . . . . . . . . . . . . . .       $ 171,706
                                                  ----------
                                                  ----------


Net interest income. . . . . . . . . . . . .                        $ 7,723
                                                                  ---------
                                                                  ---------
Net interest spread. . . . . . . . . . . . .                                         3.97%
Net interest margin. . . . . . . . . . . . .                                         4.83%


                                                            Years Ended December 31,
                                                  -------------------------------------------
                                                                      1995
                                                  -------------------------------------------
                                                     Average                       Average
                                                     Balance       Interest       Yield/Rate
                                                     -------       --------       ----------
Assets:
  Interest-earning assets:
     Federal funds sold. . . . . . . . . . .       $   7,720        $   468          6.06%
     Taxable investment securities . . . . .          31,761          2,063          6.50%
     Nontaxable investment securities(1) . .          17,020            920          5.41%
     Loans (2) . . . . . . . . . . . . . . .         103,111          9,912          9.61%
                                                   ---------      ---------
        TOTAL INTEREST-EARNING ASSETS. . . .         159,612         13,363          8.37%
                                                                  ---------

  Noninterest-earning assets . . . . . . . .          12,222
                                                   ---------
        TOTAL ASSETS . . . . . . . . . . . .       $ 171,834
                                                   ---------
                                                   ---------

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
     Deposits-interest bearing:
     Interest-bearing demand deposits. . . .       $  15,395        $   274          1.78%
     Savings . . . . . . . . . . . . . . . .          32,242          1,317          4.08%
     Money market. . . . . . . . . . . . . .          30,211          1,202          3.98%
     Time. . . . . . . . . . . . . . . . . .          41,337          2,176          5.26%
                                                   ---------      ---------
        TOTAL INTEREST-BEARING DEPOSITS. . .         119,185          4,969          4.17%

     Federal funds purchased and securities
      sold under repurchase agreements . . .           8,809            456          5.18%
     Treasury tax and loan deposits. . . . .             739             40          5.41%
                                                   ---------      ---------
        TOTAL INTEREST-BEARING LIABILITIES .         128,733          5,465          4.25%
                                                                  ---------

Non-interest bearing liabilities . . . . . .          22,207
                                                   ---------
        TOTAL LIABILITIES. . . . . . . . . .         150,940

Stockholders' equity . . . . . . . . . . . .          20,894
                                                   ---------
        TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY . . . . . . . . . . . . . . .       $ 171,834
                                                   ---------
                                                   ---------

Net interest income. . . . . . . . . . . . .                       $  7,898
                                                                  ---------
                                                                  ---------
Nt interest spread. . . . . . . . . . . . .                                          4.13%
Net interest margin. . . . . . . . . . . . .                                         4.95%


--------------------------------
(1)  Yields are calculated using stated rates, not tax-equivalent rates.
(2) Includes fee income of $179, $153 and $175 for the years ended December 31, 1997, 1996, and 1995 respectively.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated (dollar amounts in thousands). For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to:
(i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and change due to rate.


                                                      Year Ended                                   Year Ended
                                              December 31, 1997 vs. 1996                   December 31, 1996 vs. 1995
                                        ------------------------------------         -----------------------------------
                                                 Increase (Decrease)                           Increase (Decrease)
                                                   Due to Change In                             Due to Change In
                                        ------------------------------------         -----------------------------------
                                        Volume          Rate         Total           Volume          Rate          Total
                                        ------          ----         -----           ------          ----          -----
 Interest-earning assets:
     Federal funds sold..............   $(347)         $  9         $(338)          $  145         $ (59)         $   86
     Taxable investment
       securities ...................     482            (3)          479             (512)            26           (486)
     Nontaxable investment
       securities ...................      95            (5)           90               38            (33)             5
     Loans...........................     162            59           221              439           (256)           183
                                        -----          ----         -----           ------          -----          -----
       TOTAL INTEREST-EARNING
       ASSETS .......................     392            60           452              110           (322)          (212)
                                        -----          ----         -----           ------          -----          -----


 Interest-bearing liabilities:
     Deposits, interest-bearing:
     Interest-bearing demand
       deposits .....................      (3)           (1)           (4)             (12)             1            (11)

     Savings.........................     (37)           76            39              (45)           (23)           (68)
     Money market....................     (15)          (56)          (71)             (94)           (59)          (153)
     Time............................      29           (86)          (57)             108             64            172
                                        -----          ----         -----           ------          -----          -----
       TOTAL INTEREST-BEARING
       DEPOSITS .....................     (26)          (67)          (93)             (43)           (17)           (60)


     Federal funds purchased
     and securities sold
     under repurchase
     agreements......................     137            11           148               51            (22)            29
     Treasury tax and loan
     deposits........................      44             2            46               (2)            (4)            (6)
                                        -----          ----         -----           ------          -----          -----
       TOTAL INTEREST-BEARING
       LIABILITIES .................      155           (54)          101                6            (43)           (37)
                                        -----          ----         -----           ------          -----          -----

       CHANGE IN NET INTEREST
       INCOME ......................    $ 237          $114         $ 351           $  104         $ (279)        $ (175)
                                        -----          ----         -----           ------          -----          -----
                                        -----          ----         -----           ------          -----          -----

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDING DECEMBER 31, 1997 AND 1996

     NET INTEREST INCOME: Net interest income is interest earned on loans and other earning assets less interest paid on deposits and other borrowed funds. Earning assets are categorized as federal funds sold, securities, and loans. Interest-bearing liabilities are categorized as deposits and short-term borrowings, which include federal funds purchased, securities sold under repurchase agreements, and borrowings from the U.S. Treasury and Federal

Home Loan Bank ("FHLB").

     Net interest income increased $351,000, or 4.54% to $8,074,000 for 1997 from $7,723,000 for 1996 due primarily to an increase of $4,336,000, or 2.71% in average interest-earning assets to $164,294,000 for 1997 compared to $159,958,000 for 1996 and an increase of 0.06% in average yields on average interest-earning assets to 8.28% for 1997 from 8.22% for 1996. The increase was partially offset by an increase in average interest-bearing liabilities of $2,609,000, or 2.04% to $130,200,000 for 1997 from $127,591,000 for 1996. The net interest spread increased 0.06% to 4.03% for 1997 from 3.97% for 1996, while net interest margin increased to 4.91% from 4.83%.

     The increase in interest income of $452,000 in 1997 was primarily due to growth in volume of interest-earning assets and a shift in asset mix from lower yielding federal funds sold to higher yielding securities and loans. The average balance of securities was $50,760,000 in 1997, an increase of $9,132,000 or 21.94% compared to $41,628,000 in 1996. The average loan balances totaled $109,621,000 in 1997, an increase of $1,747,000 or 1.62% compared to
$107,874,000 in 1996. The positive impact to net interest income was partially offset by the increase of $2,609,000 or 2.04% in average interest-bearing liabilities to $130,200,000 for 1997 from $127,591,000 for 1996. Average interest-bearing liabilities increased due primarily to an increase of $3,586,000 or 34.02% in short-term borrowings.

     PROVISION FOR LOAN LOSSES: The provision for loan losses was $120,000 for the year ended December 31, 1997. There was no provision for loan losses recorded for the years ended December 31, 1996 and 1995. Annual fluctuations in the provision for loan losses result from management's regular assessment of the adequacy of the allowance for loan losses. See "-- Allowance for Loan Losses." The amount of loan loss provision to be taken in future periods will depend on management's assessment of the adequacy of the allowance for loan losses in relation to the entire loan portfolio.

     NONINTEREST INCOME: The following table presents the components of noninterest income for the years ended December 31 (in thousands):

                                                   1997      1996     1995
                                                   ----      ----      ----
Service charges and other fees . . . . . . .       $496      $493     $437
Net investment securities gains (losses) . .        (15)       26      (74)
Gain on loans held for sale. . . . . . . . .         40        35       21
Other. . . . . . . . . . . . . . . . . . . .        168       214      103
                                                   ----      ----      ----
                                                   $689      $768     $487
                                                   ----      ----      ----
                                                   ----      ----      ----

     Noninterest income consists mainly of service charges on deposit accounts, other service fees, and gains or losses on the sale of investment securities and loans held for sale. Noninterest income was $689,000 for 1997, a decrease of $79,000 or 10.29% over noninterest income of $768,000 for 1996.

     NONINTEREST EXPENSE: The following table presents the components of noninterest expense for the years ended December 31 (in thousands):

                                                  1997      1996     1995
                                                 ------    ------   ------
Salaries and employee benefits . . . . . . .     $2,558    $2,522   $2,303
Occupancy, exclusive of depreciation . . . .        268       245      316
Depreciation . . . . . . . . . . . . . . . .        278       354      379
FDIC assessment. . . . . . . . . . . . . . .         10         3      153
Advertising and promotion. . . . . . . . . .        199       213      245
Other. . . . . . . . . . . . . . . . . . . .        954       986      862
                                                 ------    ------   ------
                                                 $4,267    $4,323   $4,258
                                                 ------    ------   ------
                                                 ------    ------   ------

     Noninterest expense was $4,267,000 for 1997, a decrease of $56,000 or 1.30% over noninterest expense of

$4,323,000 for 1996.

     Salaries and employee benefits expense was $2,558,000 for 1997, an increase of $36,000 or 1.43% over salaries and employee benefits expense of $2,522,000 for 1996. This increase was due primarily to normal salary increases and an increase in experienced staff, partially offset by decreased health insurance costs.

     Occupancy expense, exclusive of depreciation, was $268,000 for 1997, an increase of $23,000 or 9.39% from $245,000 for 1996. This increase was due primarily to an increase in equipment repair and maintenance costs.

     Depreciation expense was $278,000 for 1997, a decrease of $76,000 or 21.47% from depreciation expense of $354,000 for 1996. This decrease was due to certain assets at the Poplar branch becoming fully depreciated during 1996. The Bank utilizes accelerated depreciation methods which result in declining rates over time.

     FDIC assessment expense was $10,000 for 1997, an increase of $7,000 from FDIC assessment expense of $3,000 for 1996. This increase was due to the Bank's assessment for Financing Corporation ("FICO") bond interest, which resulted from the merger of the Bank Insurance Fund and the Savings Association Insurance Fund.

     INCOME TAX EXPENSE: Income tax expense was $1,245,000 for 1997, a decrease of $85,000 or 6.39% from income tax expense of $1,330,000 for 1996. The effective tax rate decreased to 28.46% for 1997 from 31.91% for 1996 primarily due to a substantial portion of investment income being excluded from state income taxes beginning in November 1996, when the Bank transferred the majority of its investment portfolio to a wholly-owned subsidiary located in Nevada.
This change had the effect of reducing the effective tax rate by approximately 3.50%.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDING DECEMBER 31, 1996 AND 1995

     NET INTEREST INCOME: Net interest income decreased $175,000 or 2.22% to $7,723,000 for 1996 from $7,898,000 for 1995. The net interest spread decreased 0.16% to 3.97% for 1996 from 4.13% for 1995, while net interest margin decreased to 4.83% for 1996 from 4.95% for 1995. The decrease was due primarily to a decrease of 0.15% in average yields on average interest-earning assets to 8.22% for 1996 from 8.37% for 1995, partially offset by an increase of $346,000 or 0.22% in average interest-earning assets to $159,958,000 for 1996 compared to $159,612,000 for 1995. This decrease was due to a general declining rate environment during 1996.


     The negative impact to net interest income of falling rates was partially offset by a shift in average interest-earning assets from lower yielding investment securities to higher yielding loans and a decrease of $1,142,000 or 0.89% in average interest-bearing liabilities to $127,591,000 for 1996 from $128,733,000 for 1995.

     The average yield on average loans decreased 0.25% to 9.36% for 1996 from 9.61% for 1995. However, interest income on loans increased by $183,000 to $10,095,000 for 1996 compared to $9,912,000 for 1995. Average loan balances increased by $4,763,000 or 4.62% to $107,874,000 in 1996 from $103,111,000 in
1995, while the average balance of investment securities decreased by $7,153,000 or 14.66% to $41,628,000 in 1996 from $48,781,000 in 1995.

     NONINTEREST INCOME: Noninterest income was $768,000 for 1996, an increase of $281,000 or 57.70% over 1995. This increase was due to a $56,000 increase in service charges and other fees, primarily returned check charges, a $100,000 increase in net securities gains and a $125,000 increase in other income.

     NONINTEREST EXPENSE: Noninterest expense was $4,323,000 for 1996, an increase of $65,000 or 1.53% over noninterest expense of $4,258,000 for 1995.

     Salaries and employee benefits expense was $2,522,000 for 1996, an increase of $219,000 or 9.51% over salaries and employee benefits expense of $2,303,000 for 1995. This increase was due to increases in health insurance costs of $98,000 or 46.50% and pension expense of $50,000 or 20.40% and normal salary increases.

     Occupancy expense, exclusive of depreciation, was $245,000 for 1996, a decrease of $71,000 or 22.47% from $316,000 for 1995. The decrease was primarily due to a decrease in equipment repair and maintenance costs.

     Depreciation expense was $354,000 for 1996, a decrease of $25,000 or 6.60% from depreciation expense of $379,000 for 1995. This decrease was due to certain assets becoming fully depreciated during 1995. The Bank utilizes accelerated depreciation methods which result in declining rates over time.

     FDIC assessment expense was $3,000 for 1996, a decrease of $150,000 or 98.04% from FDIC assessment expense of $153,000 for 1995. This decrease was due to the FDIC lowering the assessment rate from 23 cents per $100 of deposits to
 .00 cents per $100 of deposits, with a minimum payment of $500 a quarter.

     INCOME TAX EXPENSE: Income tax expense was $1,330,000 for 1996, an increase of $35,000 or 2.70% over income tax expense of $1,295,000 for 1995. The effective tax rate increased to 31.91% for 1996 from 31.38% for 1995.

FINANCIAL CONDITION

     LOANS: The Bank's lending activities are presently guided by the general loan policies established by the Board of Directors. Total loans, excluding loans held for sale, were $111,482,000 at December 31, 1997, an increase of $2,062,000 or 1.88% over the December 31, 1996 amount.

     The following table presents a summary of Bank's loan portfolio, excluding loans held for sale, as of December 31, 1997 and 1996 (in thousands):

                                December 31, 1997   December 31, 1996
                                ------------------  -----------------
                                Amount    Percent   Amount    Percent
                                --------   -------  --------  -------
Commercial real estate . . . .  $ 40,930    36.71%  $ 40,839   37.32%
Commercial . . . . . . . . . .    32,153    28.85%    31,058   28.39%
Residential real estate. . . .    28,040    25.15%    27,090   24.76%
Consumer . . . . . . . . . . .    10,359     9.29%    10,433    9.53%
                                --------   -------  --------  -------
      TOTAL LOANS. . . . . . .  $111,482   100.00%  $109,420  100.00%
                                --------   -------  --------  -------
                                --------   -------  --------  -------

     COMMERCIAL REAL ESTATE LOANS: The loan mix in the Bank's portfolio indicates a focus on commercial lending. The Bank is active in the origination of commercial real estate loans. The Bank's primary emphasis in commercial real estate lending has been loans secured by real property (land and buildings) used in various business enterprises. The largest concentration has been in loans on hotel/motel properties which totaled $8,141,000 or 7.30% of gross loans at December 31, 1997. Commercial real estate loans (including hotel/motel loans) totaled $40,930,000 or 36.71% of gross loans at December 31, 1997, an increase of 0.22% over the balance of $40,839,000 at December 31, 1996.

     COMMERCIAL BUSINESS LOANS: Commercial loans principally include loans to manufacturing, wholesale, retail and municipal businesses. These loans are typically secured by accounts receivable, inventory, property and equipment and other business assets. Commercial loans are made based upon the Bank's assessment of the financial strength and repayment ability of the borrower as well as the collateral securing the loans. The Bank obtains personal guarantees in most cases and, as appropriate, will cross-collateralize business loans with other assets tied to the business.

     Commercial business loans generally involve more credit risk than first mortgage loans. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding credit obligation as a result of damage, loss or depreciation. In such circumstances, the remaining deficiency often does not warrant further substantial collection efforts against the obligor. In addition, collections are dependent on the obligor's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Further, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered. These financings may also give rise to claims and defenses which it has against the seller of the underlying collateral.

     RESIDENTIAL REAL ESTATE LOANS: The Bank historically has been and continues to be an originator of owner occupied, one- to four-family residential properties located in its market area. At December 31, 1997, approximately $28,040,000 or 25.15% of the Bank's loan portfolio consisted of loans secured by one- to four-family residential properties.

     Residential real estate loans principally include residential real estate first and second mortgages and home equity lines of credit. The Bank originates residential mortgages with three-year balloon loans for its own portfolio. The Bank also originates 15- and 30-year fixed-rate loans which are sold to Freddie Mac with servicing retained by the Bank. The Bank plans on offering adjustable-rate mortgage loans beginning in 1998. As of December 31, 1997, residential real estate loans were $28,040,000 or 25.15% of total loans, up from $27,090,000 or 24.76% of total loans at December 31, 1996.

     The Bank held $325,000 in mortgage loans on single-family residential properties at December 31, 1997 which it intends to sell to Freddie Mac, compared to $656,000 at December 31, 1996. During 1997 the Bank sold $6,878,000 in mortgage loans to Freddie Mac, a decrease of $578,000 from $7,456,000 in loans sold in 1996. The unpaid principal balances of mortgage loans serviced for Freddie Mac were $27,938,000 at December 31, 1997, an increase of $3,704,000 from $24,234,000 at December 31, 1996. Loan servicing fees totaled $74,000, $66,000 and $68,000 for 1997, 1996 and 1995, respectively.

     CONSUMER: Consumer loans include automobile and home improvement loans, personal lines of credit, student loans and overdrafts. As of December 31, 1997, consumer loans were $10,359,000 or 9.29% of total loans, down from $10,433,000 or 9.53% of total loans at December 31, 1996.

     MATURITY DISTRIBUTION AND INTEREST RATE SENSITIVITY OF LOANS: The following tables present a distribution of the maturity of loans and, for those loans due after one year, the sensitivity of loans to interest rate changes as of December 31, 1997. The amounts exclude residential real estate loans and consumer loans (in thousands).

                                As of December 31, 1997, Maturing In
                             -----------------------------------------
                             One Year    One to       Over
                              or Less  Five Years  Five Years   Total
                             --------  ----------  ----------  -------
Commercial real estate.....   $10,998    $15,096     $14,836   $40,930

Commercial.................    22,570      7,084       2,499    32,153


                                                   Interest Sensitivity
                                               ----------------------------
                                               Fixed Rate     Variable Rate
                                               ----------     -------------
Commercial real estate.....................      $12,936         $16,996
Commercial.................................        2,311           7,272


     NONPERFORMING ASSETS: The Bank reports all loans which are 90 days or more past due as nonaccrual loans, excluding those loans which in management's opinion are well collateralized or exhibit other characteristics which make them fully collectible. The Bank does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed.

     The following table presents the nonperforming assets as of December 31, 1997 and 1996 (in thousands):

                                                          December 31,
                                                     ----------------------
                                                      1997           1996
                                                     -------        -------
Nonaccrual loans.................................    $   142        $ 1,056
Accrual  loans  which  are  past due 90 days or
  more as to principal or interest...............        114            358
Troubled debt restructurings.....................         --             --
                                                     -------        -------
       TOTAL NONPERFORMING LOANS.................        256          1,414

Other real estate and personal property owned....        971             62
                                                     -------        -------
       TOTAL NONPERFORMING ASSETS                    $ 1,227        $ 1,476
                                                     -------        -------
                                                     -------        -------

Total nonperforming loans/total loans............       0.23%          1.28%
Total nonperforming assets/total assets..........       0.68%          0.82%


     NONPERFORMING LOANS: Nonperforming loans as a percentage of total loans outstanding decreased as of December 31, 1997 to 0.23% compared with 1.28% as of December 31, 1996. This decrease was primarily due to a decrease in loans past due 90 days or more of $244,000 and a transfer to other real estate and personal property of $979,000 during 1997. Interest income that would have been recorded during 1997 if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period was $16,000. Interest income on these loans that was included in net income during 1997 was $4,000.


     ALLOWANCE FOR LOAN LOSSES: The current level of the allowance for loan losses is a result of management's assessment of the risks within the portfolio based on the information revealed in the credit review processes. The Bank utilizes a risk-rating system on all loans and a quarterly review and reporting process which results in the calculation of the guideline reserves based on the risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, previous loan loss experience, current economic conditions and other factors that in management's opinion deserve special recognition.

     The following table presents a summary of the Bank's allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                            Years Ended December 31,
                                                           --------------------------
                                                            1997      1996      1995
                                                           ------    ------    ------
Balance, beginning of period . . . . . . . . . . .         $1,546    $1,598    $1,659
                                                          -------   -------   -------

Charge-offs:
 Commercial and commercial real estate . . . . . .           (145)     (159)      (49)
 Real estate . . . . . . . . . . . . . . . . . . .            (25)      (39)       (2)
 Consumer. . . . . . . . . . . . . . . . . . . . .            (60)     (167)      (88)
                                                          -------   -------   -------
    TOTAL CHARGE-OFFS. . . . . . . . . . . . . . .           (230)     (365)     (139)
                                                          -------   -------   -------

Recoveries:
  Commercial and commercial real estate. . . . . .             17       206        27
  Real estate. . . . . . . . . . . . . . . . . . .             14        --         1
  Consumer . . . . . . . . . . . . . . . . . . . .             26       107        50
                                                          -------   -------   -------
    TOTAL RECOVERIES . . . . . . . . . . . . . . .             57       313        78
                                                          -------   -------   -------

    NET CHARGE-OFFS. . . . . . . . . . . . . . . .           (173)      (52)      (61)

Provision for loan losses. . . . . . . . . . . . .            120        --        --
                                                          -------   -------   -------
    BALANCE, END OF PERIOD . . . . . . . . . . . .         $1,493    $1,546    $1,598
                                                          -------   -------   -------
                                                          -------   -------   -------

Net charge-offs (recoveries)/average
   loans outstanding (1) . . . . . . . . . . . . .           0.16%     0.05%     0.06%
  Allowance for loan losses/total loans (1). . . .           1.35%     1.42%     1.49%
  Nonperforming loans/total loans (1). . . . . . .           0.23%     1.28%     0.53%
  Allowance for loan losses/nonperforming
   loans . . . . . . . . . . . . . . . . . . . . .         583.20%   109.34%   277.43%

----------------------
 (1)  Total loans excludes loans held for sale.

     ALLOCATED ALLOWANCE FOR LOAN LOSSES: While the allowance for loan losses is available to absorb credit losses in the entire portfolio, the table below presents an estimate of the allowance for loan losses allocated by loan type. The unallocated portion of the allowance for loan losses represents the allowance available for the entire portfolio as well as reserves identified for qualitative factors, unfunded commitments, and letters of credit. A significant portion of the allowance for loan losses is allocated to the commercial and commercial real estate loan portfolios due to their higher degree of risk as well as their historical loan loss experience (in thousands).

                                     December 31, 1997            December 31, 1996
                                 -------------------------     ------------------------
                                               Percent of                   Percent of
                                                Loans to                     Loans to
                                 Amount        Total Loans      Amount      Total Loans
                                 -------       -----------     -------      -----------
Commercial real estate .          $  365         36.71%         $  383         37.32%
Commercial . . . . . . .             353         28.85%            350         28.39%
Residential real estate.              15         25.15%             64         24.76%
Consumer . . . . . . . .               3          9.29%             13          9.53%
Unallocated. . . . . . .             757                           736
                                 -------      ---------        -------      ---------
                                  $1,493        100.00%         $1,546        100.00%
                                 -------      ---------        -------      ---------
                                 -------      ---------        -------      ---------



     INVESTMENT SECURITIES: The Bank's investment portfolio is managed to meet the Bank's liquidity needs while maximizing investment income. Additionally, management utilizes a substantial amount of tax-exempt investments to enhance the after-tax yields of its investment portfolio. The portfolio also provides the opportunity to structure maturities and repricing time tables in a flexible manner and to meet applicable requirements for pledging securities sold under repurchase agreements. The portfolio is comprised of U.S. Treasury securities, U.S. government agency instruments, mortgage-backed securities, obligations of states and political subdivisions, high grade commercial paper and a modest amount of equity securities in the form of money market mutual funds, Federal Reserve stock and FHLB stock. Federal funds sold are additional investments which are not classified as investment securities. All investment securities are classified as available-for-sale and recorded at fair value. Unrealized gains or losses, net of the deferred tax effect, are reported as increases or decreases in stockholders' equity.

     The following table presents a summary of the Bank's investment portfolio as of December 31, 1997 and December 31, 1996 (in thousands):

                                                        December 31, 1997             December 31, 1996
                                                     ----------------------        ----------------------
                                                     Amount         Percent        Amount         Percent
                                                     -------        -------        -------        -------
Debt securities:
 U.S. Treasury securities and
  obligations of U.S. government
  agencies . . . . . . . . . . . . . . . . .         $18,617         37.74%        $32,212         59.69%
 Obligations of states and political
  subdivisions (1) . . . . . . . . . . . . .          21,531         43.65%         18,590         34.45%
 Commercial paper. . . . . . . . . . . . . .           2,000          4.05%             --            --
 Mortgage-backed securities. . . . . . . . .           2,940          5.96%          3,021          5.60%
                                                     -------        -------        -------        -------
      TOTAL DEBT SECURITIES. . . . . . . . .          45,088         91.40%         53,823         99.74%
                                                     -------        -------        -------        -------

Equity securities:
 Federated Treasury Obligations Fund . . . .           3,572          7.24%             --            --
 Equity securities (2) . . . . . . . . . . .             664          1.36%            139          0.26%
                                                     -------        -------        -------        -------
  TOTAL EQUITY SECURITIES. . . . . . . . . .           4,236          8.60%            139          0.26%
                                                     -------        -------        -------        -------
  TOTAL INVESTMENT SECURITIES. . . . . . . .         $49,324        100.00%        $53,962        100.00%
                                                     -------        -------        -------        -------
                                                     -------        -------        -------        -------

----------------------
 (1) There are no issuers of state and political subdivision debt obligations which aggregate more than 10% of stockholders' equity.
 (2) Includes Federal Reserve stock, FHLB stock and foreign securities.

     Securities were $49,324,000 at December 31, 1997, a decrease of $4,638,000 or 8.59% from the December 31, 1996 amount.

MATURITY OF DEBT INVESTMENT SECURITIES (1)


                                                                    Amount           Yield
                                                                   --------          -----
U.S. Treasury securities and obligations
  of U.S. government agencies:
  Within one year. . . . . . . . . . . . . . . . . . . . . .       $  4,994          6.53%
  After one but within five years. . . . . . . . . . . . . .         13,623          6.38%
  After five by within ten years . . . . . . . . . . . . . .             --             --
  After ten years. . . . . . . . . . . . . . . . . . . . . .             --             --
                                                                   --------          -----
                                                                   $ 18,617          6.42%
                                                                   --------          -----
                                                                   --------          -----

Obligations of states and political subdivisions: (2)
  Within one year. . . . . . . . . . . . . . . . . . . . . .       $  1,975          6.36%
  After one but within five years. . . . . . . . . . . . . .          2,072          8.49%
  After five but within ten years. . . . . . . . . . . . . .          8,596          8.37%
  After ten years. . . . . . . . . . . . . . . . . . . . . .          8,888          7.75%
                                                                   --------          -----
                                                                   $ 21,531          7.93%
                                                                   --------          -----
                                                                   --------          -----

Commercial paper, due within one year. . . . . . . . . . . .       $  2,000          5.87%
                                                                   --------          -----
                                                                   --------          -----

----------------------
(1) Anticipated maturities on mortgage-backed securities are not readily determinable because they may be prepaid without penalty.
(2)  Yields are presented on a tax-equivalent basis using a tax rate of 34%.

     DEPOSITS: The Bank emphasizes developing relationships with individuals and business customers in order to increase its core deposit base. The Bank has numerous deposit products, including checking accounts, money market accounts, savings accounts and certificates of deposit, designed to meet the individual needs of its customers.

     The following table sets forth the distribution of the Bank's deposits by type as of December 31, 1997 and 1996 (in thousands):

                                                   December 31, 1997             December 31, 1996
                                               -----------------------       -----------------------
                                                Amount         Percent        Amount         Percent
                                               --------        -------       --------        -------
Noninterest-bearing demand . . . . . . .       $ 22,981         16.93%       $ 26,096         18.03%
Interest-bearing demand. . . . . . . . .         14,585         10.75%         14,851         10.26%
Money market accounts. . . . . . . . . .         25,774         18.99%         28,759         19.87%
Savings deposits . . . . . . . . . . . .         21,583         15.94%         22,745         15.72%
Time certificates of deposit:
 Less than $100,000. . . . . . . . . . .         43,593         32.68%         47,709         32.96%
 $100,000 or more. . . . . . . . . . . .          7,187          4.71%          4,570          3.16%
                                               --------        -------       --------        -------
                                               $135,703        100.00%       $144,730        100.00%
                                               --------        -------       --------        -------
                                               --------        -------       --------        -------

     Total deposits were $135,703,000 as of December 31, 1997, a decrease of $9,027,000 or 6.24% from the December 31, 1996 amount.

     The following table presents a maturity distribution of time certificates of deposit of $100,000 or more at December 31, 1997 (in thousands):


                                                             December 31,
                                                                 1997
                                                             ------------
Time certificates of deposits of $100,000 or more:
  Three months or less . . . . . . . . . . . . . . . .          $2,449
  Over three months to six months. . . . . . . . . . .           2,349
  Over six months to twelve months . . . . . . . . . .           1,561
  Over twelve months . . . . . . . . . . . . . . . . .             828
                                                                ------
                                                                $7,187
                                                                ------
                                                                ------


     SHORT-TERM BORROWINGS: Borrowings with original maturities of one year or less are classified as short-term. The following table presents a summary of the Bank's short-term borrowings, which were greater than 30% of stockholders' equity as of December 31, 1997 and 1996 (in thousands):


                                                            December 31,
                                                         ------------------
                                                           1997      1996
                                                         --------  --------
Securities sold under repurchase agreements
  outstanding at period end. . . . . . . . . . . .       $ 16,396  $ 11,990
 Weighted average rate at period end . . . . . . .           5.18%     6.18%
Daily average outstanding for the period . . . . .       $ 11,878  $  9,848
 Weighted average rate for the period. . . . . . .           4.99%     4.92%
Highest outstanding at any month end . . . . . . .       $ 16,396  $ 11,990


     CAPITAL MANAGEMENT: Stockholders' equity as of December 31, 1997 increased $1,238,000 or 5.70% to $22,947,000 from $21,709,000 as of December 31, 1996.
This increase was due to the retention of current period earnings of $971,000 and net unrealized gains on securities available for sale of $267,000.

     Risk-based capital guidelines established by regulatory agencies set minimum capital standards based on the risk associated with a financial institution's assets. See "Supervision and Regulation -- Regulatory Capital Requirements." The primary component of such capital standards is Tier 1 capital, which is defined as stockholders' equity less intangible assets. Below is a comparison of the Bank's December 31, 1997 risk-based capital ratios on a historical basis with the minimum requirements for well-capitalized and adequately-capitalized banks, as defined by the federal regulatory agencies' Prompt Corrective Action Rules:


                                                         Minimum Requirements
                                     December 31,       ------------------------
                                    ---------------         Well      Adequately
Capital Category                    1997      1996      Capitalized  Capitalized
------------------------------      ----      ----      -----------  -----------
Tier 1 risked-based capital. .      17.4%     17.3%         6.0%       4.0%
Total risk-based capital . . .      18.6%     18.5%        10.0%       8.0%
Leverage ratio . . . . . . . .      12.5%     12.0%         5.0%       4.0%


LIQUIDITY RISK MANAGEMENT

     Liquidity risk management is an effort of management to provide a continuing flow of funds to meet its financial commitments, customer borrowing needs, and deposit withdrawal requirements. The liquidity position of the Bank is monitored by an asset/liability committee. The Bank adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand,
(ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objective of its asset/liability management program. The largest category of assets representing a ready source of liquidity for the Bank is its short-term financial instruments, which include federal funds sold and investment securities maturing within one year. Liquidity is also provided through the regularly scheduled maturities of assets. The liquidity position of the Bank is also greatly enhanced by its significant base of core deposits and commercial customers who regularly purchase securities under agreements to resell the same securities to the Bank at maturity. The Bank also maintains available lines of federal funds borrowing from nonaffiliated financial institutions, has $2.0 million of borrowing outstanding with the FHLB of Chicago and a $1.0 million note option with the U.S. Treasury. Excess liquidity is generally invested in interest-bearing overnight deposits and other short-term government and agency obligations. The Bank anticipates it will have sufficient funds available to meet its current loan commitments. At December 31, 1997, the Bank had outstanding commitments to extend credit amounting to $34,301,000.

     CASH FLOW: The Bank's principal sources of funds are deposits, scheduled loan repayments, prepayments of loan principal, borrowings, maturities of investment securities, mortgage-backed securities, and short-term investments and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, general economic conditions, and competition. The Bank generally manages the pricing of the Bank's deposits to maintain a steady deposit balance. The primary source of cash from operating activities is net income.

     The primary investing activities of the Bank are lending and purchasing investment securities and federal funds sold. For the year ended December 31, 1997, investing activities used a net $1,952,000. Loan originations, net of principal repayments, and purchases of investment securities and federal funds sold accounted primarily for this use. If general interest rates decline, the Bank would expect to experience an increase in prepayments, particularly in its fixed-rate loans. The increased funds from this source could not necessarily be reinvested at yields and terms to maintain the net interest margins the Bank has experienced during the last three fiscal years. For the year ended December 31, 1996, investing activities used a net $13,796,000. Loan originations and purchases of investment securities accounted primarily for this use.

     For the year ended December 31, 1997, financing activities used a net $3,971,000. Historically, the primary financing activity of the Bank has been deposits and short-term borrowings. Deposits decreased $9,027,000 and short-term borrowings increased $7,215,000 for the year ended December 31, 1997, both as compared to the relevant December 31, 1996 amounts. For the year ended December 31, 1996 as compared to 1995, financing activities provided a net $10,413,000, deposits increased $10,067,000 and short-term borrowings increased $2,362,000.

MARKET RISK MANAGEMENT

     Interest rate risk is the most significant market risk affecting the Bank. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Bank's business activities. Market risk arises from changes in interest rates. The Bank has risk management policies to monitor and limit exposure to market risk. In asset and liability management activities, policies are in place that are designed to minimize structural interest rate risk. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 16 to Notes to Consolidated Financial Statements.

     INTEREST RATE SENSITIVITY: Effective asset/liability management also includes minimizing the impact of future interest rate changes on net interest income. Management of interest rate sensitivity is accomplished through the composition of loans and investments and by adjusting the maturities on interest-earning assets and interest-bearing liabilities. Interest rate sensitivity indicates a financial institution's potential earnings exposure to fluctuating interest rates. Rate sensitivity and liquidity are related since both are affected by maturing assets and liabilities. However, interest rate sensitivity also takes into consideration those assets and liabilities with interest rates that are subject to change prior to maturity. While no single measure can completely identify the impact of changes in interest rates on net interest income, one traditional gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Bank's rate-sensitive assets and rate-sensitive liabilities. These differences or "gaps" provide an indication of the extent that net interest income may be affected by future changes in interest rates.

     A positive gap exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given time period. This mismatch may enhance earnings in a rising-rate environment and may inhibit earnings when interest rates decline. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, a negative gap results, indicating that a greater volume of liabilities than assets will reprice during the period. In this case, a rising-rate environment may inhibit earnings and declining rates may enhance earnings.

     The following table presents the Bank's interest rate gap analysis as of December 31, 1997 (dollar amounts in thousands). The table also presents the gap between interest rate-sensitive assets and liabilities as a percentage of total assets as of December 31, 1997. In calculating the gap values, amortization flows are based on contractual characteristics of the loans and investment securities, as well as the anticipated prepayment characteristics. Prepayment rates for mortgages and mortgage-related investments reflect expectations based on national assumptions, and prepayments on consumer loans reflect the Bank's historical experience. Nonmaturity deposit balances are positioned in the one year or less category, based on expected repricing behavior given historical experience and management's expectations.


                                                                 Repricing In or Maturing In
                                                    -----------------------------------------------------
                                                    One Year        One to       Over Five
                                                    or Less       Five Years        Years          Total
                                                    --------      ----------      --------       --------
Federal funds sold . . . . . . . . . . .            $  7,720        $    --       $     --       $  7,720
Investment securities. . . . . . . . . .              12,537         15,720         21,069         49,324
Loans. . . . . . . . . . . . . . . . . .              71,389         37,512          2,581        111,482
                                                    --------        -------       --------       --------
     TOTAL RATE-SENSITIVE
      ASSETS . . . . . . . . . . . . . .            $ 91,646        $53,232       $ 23,648       $168,526
                                                    --------        -------       --------       --------
                                                    --------        -------       --------       --------

Savings, money market, and
 interest-bearing checking . . . . . . .            $ 61,941        $    --       $     --       $ 61,941
Time deposits. . . . . . . . . . . . . .              42,552          8,175             --         50,727
Short-term borrowings. . . . . . . . . .              19,913             --             --         19,913
                                                    --------        -------       --------       --------
     TOTAL RATE-SENSITIVE
      LIABILITIES. . . . . . . . . . . .            $124,406        $ 8,175       $     --       $132,581
                                                    --------        -------       --------       --------
                                                    --------        -------       --------       --------

Rate sensitive gap . . . . . . . . . . .            $(32,760)       $45,057       $ 23,648       $ 35,945
Cumulative rate-sensitive gap. . . . . .             (32,760)        12,297         35,945
Rate-sensitive gap % to total
   assets. . . . . . . . . . . . . . . .              (18.22)         25.06          13.15          19.99
Cumulative rate-sensitive gap %
   to total assets . . . . . . . . . . .              (18.22)          6.84          19.99


     CUMULATIVE RATE-SENSITIVE GAP PERCENT TO TOTAL ASSETS: Gap analysis attempts to capture interest rate risk which is attributable to the mismatching of interest rate-sensitive assets and liabilities. However, varying interest rate environments often create unexpected changes in interest rate sensitivity by, for example, changing loan prepayments. These unexpected changes are not captured very well in most gap analyses and, as a result, a gap report may not provide a complete assessment of the Bank's interest rate risk. Therefore, the Bank utilizes a gap analysis that shows cumulative income change if market rates were to decrease as many as 200 basis points and increase as many as 200 basis points. The structuring of the Bank's balance sheet is targeted to ensure that earnings do not exhibit large variations.

     As of December 31, 1997, the Bank had the following estimated earnings sensitivity profile (amounts in thousands):


                                                 Immediate Change in Rates
                                                 -------------------------
                                                     +200 bp   (200 bp)
                                                 -------------  ----------
Pretax earnings changes. . . . . . . . . . .         $  (414)   $  414

IMPACT OF THE YEAR 2000 ISSUE

     The Year 2000 issue is the inability of many computer programs to properly identify dates after December 31, 1999. It is the result of computer programs using two digits rather than four to identify the applicable year. Thus, the computer programs used by the Bank that have date-sensitive software may recognize a date using "00" that is meant to identify the year 2000 as instead identifying the year 1900. This could result in a system failure or miscalculations, causing disruptions of operations, including, among other things, an inability to process transactions, calculate interest accruals, or engage in similar normal business activities.

     Based on a recent assessment, the Bank determined that it must upgrade or replace some portions of the software used by the Bank so that its computer systems will properly recognize dates beyond December 31, 1999. The Bank presently believes that with modifications to existing software and conversions to new software, the Year 2000 issue can be mitigated or eliminated. However, if such modifications and conversions are not properly made or not made at all, or if they are not completed on a timely basis, the Year 2000 issue could have a material adverse effect on the operations of the Bank.

     Based on the Bank's review of its computer systems, management does not believe the cost of solving the Year 2000 issue will be material to the Bank's financial condition or results of operations. Further, management believes that by December 31, 1998, the Company's computer systems are expected to be modified to correctly recognize dates after December 31, 1999.

EMERGING ACCOUNTING STANDARDS

     "TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES--FASB Statement No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES," establishes new standards for transfers and servicing of financial assets and extinguishments of liabilities. The new standard will require the Bank to recognize the servicing of assets it controls and liabilities incurred after a transfer of financial assets. This statement will require, among other things, that the Bank record an asset or liability for servicing rights when it sells loans and retains the servicing and then amortize the asset or liability over the period during which servicing income is expected to be received. This statement is effective for transactions occurring after December 31, 1996. In management's opinion, the adoption of this statement did not have a material effect on the Bank's financial statements for the year ended December 31, 1997.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE INCOME" (SFAS 130). This statement requires that all items that are components of comprehensive income (defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners"), be reported in a financial statement that is displayed with the same prominence as other financial statements. Companies will be required to (a) classify items of other comprehensive income by its nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Statement No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented. The statement's requirements are disclosure-related and its implementation will have no impact on the Bank's financial condition or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

     Substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have more impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. The liquidity and the maturity structure of the Bank's assets and liabilities are important to the maintenance of acceptable performance levels. The Bank discloses the estimated fair values of its financial instruments in accordance with FASB Statement No. 107.

MONETARY POLICIES AND ECONOMIC CONDITIONS

     The monetary policies of regulatory authorities, including the Federal Reserve Board, have a significant effect on the operating results of bank holding companies and their subsidiary banks, including the Holding Company and the Bank. The Federal Reserve Board regulates the national supply of bank credit. Among the means available to the Federal Reserve Board to regulate such supply are open market operations and U.S. government securities, changes in the discount rate on depository institution borrowings, and changes in reserve requirements against depository institution deposits. These means are used in varying combinations to influence the growth and distribution of bank loans, investments, and deposits, and their use may affect interest rates charged on loans or paid for deposits.

     The laws and regulations to which the Holding Company and the Bank are subject are constantly under review by Congress, regulatory agencies and state legislatures. These laws and regulations may be changed dramatically in the future, which could affect the ability of bank holding companies to engage in certain activities such as nationwide banking, securities underwriting and insurance, as well as the amount of capital that banks and bank holding companies must maintain, premiums paid for deposit insurance and other matters directly affecting earnings. It is not certain which changes will occur, if any, or the effect such changes will have on the profitability of the Holding Company and the Bank, their ability to compete effectively, or the composition of the financial services industry.

     The banking industry also is affected by general economic conditions, such as inflation, recession, unemployment and other factors. In addition, the business of the Holding Company and the Bank could be affected by the economic conditions of the industries based in the Superior-Duluth SMSA, including the wood products, paper and taconite mining industries.

     The foregoing references to applicable laws, statutes, regulations and legislation or brief summaries thereof which do not purport to be complete and are qualified in their entirety by reference to such statutes, regulations and legislation.

COMPETITION

     The banking business in the Twin Ports area of Superior, Wisconsin, and Duluth, Minnesota, is characterized by a high degree of competition. The principal methods of competition among commercial banks are price (including interest rates paid on deposits, interest rates charged on loans, and fees charged) and service (including convenience and quality of service rendered to customers).

     The Bank's principal competition is from the other financial institutions located in Superior, Wisconsin and Duluth, Minnesota. There were four other banks, one savings institution and nine credit unions in Superior, Wisconsin as of December 31, 1997. As of that date, the Duluth-Superior SMSA had an additional eight banks and numerous credit unions. Competitors include M&I First National Bank of Superior, F&M Community Bank & Trust, Superior National Bank and Superior Savings Bank in Superior and Norwest Bank Minnesota and First Bank in Duluth. (During 1998, First Bank's name will be changed to U.S. Bank.) In addition, the Bank faces significant competition from non-banking financial institutions, including savings and loan associations, credit unions, small loan companies, insurance companies, mortgage bankers and brokerage firms. The Bank also competes for interest-bearing funds with issuers of commercial paper and other securities, including the United States Government.

EMPLOYEES

     As of February 28, 1998, the total number of Bank employees was 74, and the Bank had 69 full-time equivalent employees. No Bank employees are members of a collective bargaining unit. Management considers its relations with employees to be good.

PROPERTIES

     The Bank owns all of its facilities. The Bank has occupied its main office located at 1127 Tower Avenue, Superior, Wisconsin 54880, since August 1980. It consists of approximately 20,000 square feet of space. The Bank's branch office located at 4994 South Memorial Drive in Poplar, Wisconsin 54864, which was built in 1992, has approximately 3,392 square feet of space, including a drive-up facility. The Bank's branch office at 9245 East Main Street, Solon Springs, Wisconsin 54873, has approximately 1,980 square feet of space. The branch office occupied the building when it was purchased by the Bank in 1972, and in 1992 improvements were made to the building by adding a drive-up window.

LEGAL PROCEEDINGS

     There are no pending or threatened legal proceedings known to the Bank that, in the opinion of the directors and officers of the Bank, would be materially adverse to the Bank's financial condition, business, or operations. There are no material pending or threatened legal proceedings known to the Bank in which any director, executive officer, or affiliate of the Bank (or any association of any of them) has a material interest that is adverse to the Bank.

MANAGEMENT

     The executive officers and directors of the Bank are as described in "NATCOM Bancshares, Inc. -- Management."

EXECUTIVE COMPENSATION

     The following table shows compensation earned for services rendered in all capacities to the Bank by Daniel N. Wallin, the President of the Bank, who is the only executive officer of the Bank whose salary and bonus exceeded $100,000 for the year ended December 31, 1997 (the "Named Executive Officer").


                              SUMMARY COMPENSATION TABLE

                                           Annual Compensation
                                   ------------------------------------
                                                               Bonus         All Other
Name and Principal Position         Year        Salary        Earned(1)    Compensation(2)
---------------------------         ----       --------       ---------    ---------------
Daniel N. Wallin,                   1997       $100,000        $26,440         $7,565
     President

---------------------------------
(1)  Represents bonus earned in 1997 which was paid in 1998.

(2) Consists of $5,746 in health, life, dental and disability insurance premiums paid by the Bank on behalf of the Named Executive Officer under a program available to all eligible employees; $1,000 in directors' fees for serving as a director of NATCOM Investments, Inc. (a subsidiary of the Bank); and $819 contributed by the Bank on behalf of the Named Executive Officer under the National Bank of Commerce 401(k) Plan available to all eligible employees. See "National Bank of Commerce in Superior -- Benefit Plans" and "-- Director Compensation."

BENEFIT PLANS

     THE NATIONAL BANK OF COMMERCE 401(k) PLAN.  The Bank maintains under
Section 401(a) and 401(k) of the Code a profit sharing plan known as the National Bank of Commerce 401(k) Plan ("401(k) Plan"), in which executive officers participate on the same basis as all other employees, subject to certain overall and specific anti-discrimination restrictions. The 401(k) Plan is a defined contribution profit sharing plan designed to provide retirement benefits to the employees of the Bank. The 401(k) Plan is designed to be funded with both employee contributions and discretionary Bank contributions. Eligible employees may elect to contribute to the 401(k) Plan on a pre-tax basis a portion of their compensation up to a maximum annual dollar limit of $9,500 for 1997 and $10,000 for 1998. All employee contributions under the 401(k) Plan are pre-tax contributions, and no voluntary after-tax contributions are allowed. "Compensation" consists of the first $160,000 (in 1997 and 1998) of earnings as defined in the 401(k) Plan including overtime pay, bonuses, commissions, tips and fees for professional services, and any amounts contributed by the employee to a 401(k) plan and certain other benefit plans under the Code.

     The Bank may make discretionary matching contributions ("Matching Contributions") under the 401(k) Plan. The Matching Contributions are limited to a percentage, determined in the sole discretion of the Bank, of the amount of the employee's contributions to the 401(k) Plan. The Bank makes Matching Contributions equal to 50.0% of each participant's contribution to the 401(k) Plan, up to 6% of the participant's annual Compensation. In addition, there are legal limits on the amount of Matching Contributions that the Bank can make for certain highly-paid participants in the 401(k) Plan.

     Matching Contributions contributed by the Bank under the 401(k) Plan for the Named Executive Officer during 1997 are set forth in the Summary Compensation Table under the heading "All Other Compensation." Matching Contributions for all of the Bank's employees (including executive officers) participating in the 401(k) Plan in 1997 were $43,396. The Trustee of the Profit Sharing Plan is Norwest Bank Minnesota North, N.A., Duluth, Minnesota, and the Administrator is the Bank.

THE NATIONAL BANK OF COMMERCE PENSION PLAN

     The Bank previously maintained the National Bank of Commerce Pension Plan ("Pension Plan"), which was a defined benefit pension plan designed to provide retirement benefits to the employees of the Bank. The Pension Plan was frozen on July 1, 1997, and there were no contributions made to the Pension Plan for any of the Bank's employees participating in the Pension Plan in 1997. Applications that were submitted for approval to terminate the Pension Plan and distribute its assets to participants and beneficiaries were approved by both the Internal Revenue Service and the Pension Benefit Guaranty Corporation. Therefore, the Bank intends to distribute the assets of the Pension Plan by the end of 1998, and the Bank is not providing a table setting forth estimated annual retirement benefits payable under the Pension Plan at age 65 (normal retirement age) because such a table would not be meaningful under the circumstances.

     The Bank's contributions under the Pension Plan were actuarially determined based upon the age, compensation, and years of service of the participating employees. The "normal retirement benefit" was equal to 36.94% of an employee's "average monthly compensation" plus 20.47% of an employee's "average monthly compensation" in excess of $10,000, reduced for less than 35 years of service at retirement. "Average monthly compensation" was defined to mean average monthly compensation during the 36 consecutive months which produce the highest average compensation out of the last 120 consecutive months of employment. The assets of the Pension Plan will be distributed in lump sums to Pension Plan participants and beneficiaries based upon the foregoing criteria (years of service and salary), adjusted for interest rates in effect at the time the Pension Plan was frozen.

     With respect to the Named Executive Officer, there are no years of credited service because the Pension Plan was "frozen" before Mr. Wallin was eligible to participate in it. The Trustees of the Pension Plan are Joel S. Gates, Robert
T. Ellis, and Gwen C. Theien.  The Pension Plan Administrator is Gwen C. Theien.

DIRECTOR COMPENSATION


     In the year ended December 31, 1997, each Director of the Bank who was not a salaried employee of the Bank received an annual fee of $800, plus $350 for each Board of Directors' meeting attended by that Director, plus $150 for each Committee meeting attended by that Director if he is a member of that Board Committee. Daniel N. Wallin, as the President and Chief Executive Officer of the Bank, is the only Bank Director who does not receive such fees. In 1997, the Bank paid a total of $115,900 in Directors' fees. In 1998, Directors who are not salaried officers of the Bank will receive an $800 annual fee, $400 for each Board meeting attended, and $175 for each Board Committee meeting attended if they are a member of that Committee.

     If a Director of the Bank attends any banking-related seminar or workshop, the Bank pays the related registration fee and reimburses the Director for any out-of-pocket expenses incurred in attending the seminar or workshop, including travel, lodging and meals.

     The Bank's investment subsidiary, NATCOM Investments, Inc., has four Directors, consisting of William R. Bates, Phillip A. Milroy, Robert W. Plant and Daniel N. Wallin. In the year ended December 31, 1997, each of these Directors received $550 for attending the annual meeting and $150 per meeting for attending the additional three quarterly meetings, resulting in total fees paid to each Director of $1,000 in 1997. These fees paid to Mr. Wallin are described in the Summary Compensation Table. The fee schedule for these Directors is the same in 1998 as in 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of December 31, 1997, the beneficial ownership of outstanding shares of Bank Stock by the Named Executive Officer, the Bank's Directors, all executive officers and directors as a group, and those Bank shareholders who are the beneficial owners of more than 5% of the Bank Stock, are as described in the table included in the portion of this Proxy Statement/Prospectus entitled "NATCOM Bancshares, Inc. -- Security Ownership of Certain Beneficial Owners and Management."

DESCRIPTION OF BANK STOCK


     As of the date hereof, the Bank is authorized to issue 72,000 shares of Bank Stock, all of which are issued and outstanding. As of April 20, 1998, the record date for the Special Meeting, the Bank had approximately 307 shareholders of record. For further information about the Bank Stock, see "Comparison of Bank Stock with Holding Company Stock."


TRANSACTIONS WITH RELATED PARTIES

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers, and/or the owners of more than ten percent (10%) of the Bank Stock or the Holding Company Stock, as the case may be, or with associates of such persons. Such transactions have been and will continue to be on substantially the same terms, including collateral and interest rate, as those prevailing at the time for comparable transactions with unrelated persons of similar credit standing and do not and will not involve more than the normal risk of collectibility or present other unfavorable features. The dollar amount of these loans was $1,558,000 at December 31, 1997. No loans to related person were restructured to provide for a deferral of payments and/or a reduction in interest rates.

     From time to time, the Bank has entered into nonbanking business transactions with entities with which some of its directors are affiliated. Those transactions have been at arm's length and have been at competitive prices.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Bank has adopted Wisconsin law with respect to the indemnification of the Bank's directors, officers, and employees. Wisconsin law governing indemnification is substantially similar to the law governing indemnification of the Holding Company's directors, officers, and employees. For a brief summary of law, see "NATCOM Bancshares, Inc. -- Indemnification of Directors and Officers and Certain Anti-takeover Provisions." However, with respect to claims by banking regulators against a national bank's directors, officers or employees, indemnification is prohibited in cases where (i) a civil money penalty is assessed, (ii) the individual is removed from office or is prohibited from participating in the affairs of the bank, or (iii) the individual is ordered to cease and desist or to take any affirmative action with respect to the affairs of the bank.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Bank pursuant to the foregoing provisions, or otherwise, the Bank has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Bank has purchased insurance insuring the Bank, its directors and its officers against liabilities asserted against its directors and officers subject to certain conditions and limitations. Expenses of an officer or director in such a proceeding may be advanced based upon her or his agreement to repay such expenses if it is determined that he or she is not entitled to indemnification. If the officer or director is successful on the merits in any such proceeding, his or her expenses shall be paid; otherwise, indemnification can only be made upon a showing that he or she met the applicable standard of conduct as determined by a court, a quorum of disinterested directors, by independent legal counsel, or by the stockholders.

RECOMMENDATION OF THE BANK'S BOARD OF DIRECTORS

     The Board of Directors of the Bank recommends that all shareholders vote to approve the Reorganization. The decision of the Board of Directors of the Bank to recommend the Reorganization to its shareholders is based on their belief that the Bank's affiliation with the Holding Company is in the best interests of the Bank and its shareholders.

     Such belief is based on a number of factors, including recent and historical transactions in the Bank's capital stock, the Board of Directors' knowledge of the business, operations, properties, assets, earnings and prospects of the Bank, and the advantages provided by a holding company corporate organizational structure. The Board of Directors of the Bank did not attach a relative weight to the factors it considered in reaching its decision, but considered all factors in making the determination to recommend the Reorganization to the shareholders. See "The Reorganization -- Reasons for the Reorganization."

                COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK

AUTHORIZED SHARES AND PAR VALUE


     As of the date hereof, the Bank is authorized to issue 72,000 shares of Bank Stock, $25.00 per share par value, and 72,000 shares of Bank Stock are issued and outstanding. After the Reorganization, the Bank will have 76,000 shares of New Bank Stock outstanding, all of which will be owned by the Holding Company. The Holding Company is authorized to issue 250,000 shares of Holding Company Stock, none of which has been issued. Either the Bank or the Holding Company could increase the amount of authorized stock at any time by an amendment to its Articles of Association or Incorporation that has been approved by its shareholders.

     The Holding Company will issue less than the full amount of its 250,000 authorized shares in the Reorganization. The Holding Company has no specific plans at this time regarding the sale or distribution of any authorized but unissued shares of Holding Company Stock.



     The following discussion addresses all material differences between the rights of holders of Bank Stock and holders of Holding Company Stock.


VOTING RIGHTS

     Each share of Bank Stock has one vote on all matters presented to the shareholders, except with respect to voting on the election of directors, in which case both the holders of the Bank Stock and Holding Company Stock have cumulative voting rights, as hereinafter described. Each act by the shareholders of the Bank requires a majority vote, except as otherwise provided by law. (For example, the approval of a merger, including the Reorganization, requires the affirmative vote of two-thirds (66-2/3%) of the outstanding shares of Bank Stock.)

     There are some differences in the voting requirements imposed on the Bank by the federal banking laws as compared to those imposed on the Holding Company by the Wisconsin general corporate laws. For example, under federal banking law, a shareholder vote of at least two-thirds (66-2/3%) of the outstanding shares of Bank Stock is required to approve a Bank merger. Under the Wisconsin Business Corporation Law, however, a vote of the majority (greater than 50%) of the outstanding shares of Holding Company Stock could approve a Holding Company merger.

     All of the directors of the Bank and the Holding Company are elected at each respective annual meeting. Currently, the shareholders of the Bank elect the Bank's Board of Directors at the Bank's annual meeting of shareholders held in January of each year. Shareholders may vote for (but not against) the election of a director or abstain from voting for a director either in person or by proxy. Bank shareholders exercise direct control over the Bank's affairs by electing the Bank's directors and by exercising their right to vote on other Bank matters from time to time.

     The Bank is required by law to grant cumulative voting rights to the holders of Bank Stock in the election of directors. Although cumulative voting rights are not required by law to be granted to holders of Holding Company Stock, management determined to do so to more closely equate the rights of owning Holding Company Stock to owning Bank Stock. Cumulative voting rights allows minority shareholders to have more influence in the election of directors than they would have with standard voting rights. For example, a holder of 500 shares of Bank Stock voting on the election of five directors would have 2,500 votes (500 shares multiplied by the number of directors). These votes then could be voted by the shareholder for (but not against) any number of directors, including only one or two directors when five are standing for re-election.

     If the proposed Reorganization is consummated, the shareholders who receive Holding Company Stock will elect the Holding Company Board of Directors, who will annually elect the Holding Company officers. The officers of the Holding Company (as directed by the Holding Company's Board of Directors) will vote the shares of Bank Stock held by the Holding Company, and therefore will elect the Bank Board of Directors, acting pursuant to the instructions of the Board of Directors of the Holding Company. There is no requirement that the boards of the Bank and of the Holding Company be identical. Shareholders of the Holding Company will exercise direct control over the Holding Company by electing the Holding Company directors and by exercising other voting rights, and therefore will exercise indirect control over the Bank. The direct control of the Bank Stock will be exercised by the Holding Company Board of Directors, who are obligated to act in the best interests of the Holding Company shareholders.

DIVIDENDS

     The Bank has paid cash dividends on the Bank Stock each year since at least 1940, and it expects to continue to pay dividends in the future. Total annual dividends paid in each of the last five years, which are paid quarterly, have been as follows:

                                  ANNUAL            TOTAL
                                 DIVIDEND           ANNUAL
                     YEAR        PER SHARE         DIVIDENDS
                     1993         $16.00          $1,152,000
                     1994          18.00           1,296,000
                     1995          24.00           1,728,000
                     1996          28.00           2,016,000
                     1997          30.00           2,160,000

     After the Effective Time of the Reorganization, management of the Bank intends to declare a dividend to the Holding Company, as the Bank's only shareholder, in an amount sufficient to repay the Bridge Loan. The amount of the Bridge Loan will depend in large part on the number of shares of Bank Stock purchased by the Bank in the Tender Offer. The amount of the Bridge Loan is estimated to be up to $650,000.

     The Board of Directors of the Holding Company intends to pay cash dividends on the Holding Company Stock at least annually. Substantially all of the Holding Company's assets will consist of its investment in the Bank, and immediately after the Reorganization, the availability of funds for dividends to be paid by the Holding Company to holders of Holding Company Stock will depend primarily upon the receipt of dividends from the Bank. Dividends of the Holding Company will also depend on its future earnings, the financial condition of the Holding Company and its subsidiaries, and other factors.

     Whether the dividends paid by the Holding Company in the future will be equal to, less than, or more than the dividends paid by the Bank in the past cannot be predicted. If the Holding Company incurs indebtedness, such as Reorganization expenses or a loan to purchase Holding Company Stock, Bank dividends received by the Holding Company will be applied toward that indebtedness, at least in part, rather than be paid to Holding Company shareholders as dividends from the Holding Company.

     Under applicable national banking law, the Bank is restricted as to the maximum amount of dividends it may pay on the Bank Stock. A national bank may not pay dividends except out of undivided profits. Additionally, with respect to annual dividends, a national bank may not pay any dividend until an amount equal to at least 10% of net income for the preceding consecutive four quarters has been transferred to surplus. With respect to quarterly or semi-annual dividends, a national bank may not pay any dividend until an amount equal to at least 10% of net income for the preceding consecutive two quarters has been transferred to surplus. Such transfers are required until the surplus fund equals 100% of the bank's common capital. A bank's ability to pay dividends may also be restricted if losses in excess of undivided profits have been charged against surplus and in certain other circumstances. Federal regulators have authority to prohibit a bank from engaging in any action deemed by them to constitute an unsafe or unsound practice, including the payment of dividends.
In addition to the foregoing, Wisconsin business corporations such as the Holding Company are prohibited by Wisconsin law from paying dividends while they are insolvent or if the payment of dividends would render them unable to pay debts as they come due in the usual course of business. See "Supervision and Regulation."

MARKET FOR THE STOCK


     No established public trading market exists for the Bank Stock, and no brokerage firm regularly makes a market for the Bank Stock. The Bank Stock is infrequently traded, and the current market for it is extremely limited. The Bank is prohibited by law from purchasing its own shares except in limited circumstances. As of April 20, 1998, the record date for the Special Meeting, the Bank had approximately 307 shareholders of record.


     Similarly, there will be no established public trading market for Holding Company Stock. Unlike the Bank, however, the Holding Company generally will be able to purchase its own shares. In some circumstances, a bank holding company may not purchase its own shares without giving prior notice to the Federal Reserve Board. If the Holding Company desires to purchase as much as 10% (in value) of its own Holding Company Stock in any 12-month period, it may be required in some instances to obtain approval for so doing from the Federal Reserve Board. If less than 10% is purchased, however, the Holding Company is restricted in acquiring its own shares only by sound business judgment, its prior commitments, and the consolidated financial condition of the Holding Company and its subsidiaries. In no event may a Wisconsin corporation purchase its own shares when the corporation is insolvent or when such a purchase would make it insolvent.

VALUE OF BANK STOCK


     As of December 31, 1997, the per share book value of the Bank Stock, according to the Bank's financial statements, was $318.71. To the best knowledge of the Bank, in April 1998, 60 shares of Bank Stock were sold by a shareholder for $436.00 per share, and during 1997, a total of 252 shares of Bank Stock were sold by shareholders for $436.00 per share.


     At least initially, the book value of one share of Holding Company Stock will be equivalent to the book value of a share of Bank Stock. There is no assurance, however, that those values will remain equivalent, particularly if the Holding Company should acquire another bank or establish a non-banking subsidiary to conduct a banking-related business. Bank Stock will not reflect the value of any other Holding Company subsidiaries that may be established in the future.


     In addition, during the period from April 10, 1998 until 5:00 p.m., Central Time, on May 13, 1998, the Holding Company is conducting the Tender Offer. The price to be paid by the Holding Company in the Tender Offer is $436.00 per share of Bank Stock.


PREEMPTIVE RIGHTS

     Shareholders of the Bank currently have the right to subscribe for and purchase any newly-issued shares of Bank Stock; such rights are known as preemptive rights. Specifically, upon the issuance by the Bank of shares of Bank Stock, shareholders of the Bank would have the right to purchase a number of such shares of Bank Stock equal to the total number of newly-issued shares of Bank Stock multiplied by a fraction, the numerator of which is the number of shares owned by that shareholder and the denominator of which is the total number of outstanding shares of Bank Stock. The terms under which a Bank shareholder may purchase shares upon the exercise of preemptive rights are the same terms under which the Bank is issuing shares. The purpose of preemptive rights is to give shareholders the opportunity to prevent a reduction in the percentage of outstanding shares of the Bank owned by a shareholder that is caused by the issuance of additional shares by the Bank. For example, if a shareholder owned 500 shares of Bank Stock, the Bank had 10,000 shares of Bank Stock outstanding, and the Bank was issuing an additional 2,500 shares for $500 per share in cash, that shareholder would have the right to purchase 125 shares of the newly-issued shares of Bank
Stock (determined by multiplying 2,500 shares by 500/10,000) for $500 per share in cash. Upon consummation of the Reorganization, preemptive rights for Bank Stock will be eliminated because the Holding Company will own 100% of the Bank Stock. In addition, applicable law does not require that the Holding Company shareholders have preemptive rights, and holders of Holding Company Stock will not have preemptive rights to subscribe for the Holding Company Stock or any other securities of the Holding Company and thus will not have the right to prevent a reduction in the percentage of outstanding shares of the Holding Company owned by them upon the issuance by the Holding Company of additional shares of Holding Company Stock or any other securities.

ANTI-TAKEOVER PROVISIONS OF WISCONSIN BUSINESS CORPORATION LAW

     Certain provisions of Wisconsin law described below could have an anti-takeover effect with respect to the Holding Company. These provisions are intended to provide management of the Holding Company flexibility to enhance the likelihood of continuity and stability in the composition of the Holding Company's Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the Holding Company, if the Board determines that such a takeover is not in the best interests of the Holding Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Holding Company, which could deprive the Holding Company's shareholders of opportunities to sell their shares of Holding Company Stock at prices higher than prevailing market prices.

     Section 180.1150 of the Wisconsin Business Corporation Law ("WBCL") provides that, unless the acquisition of 20% of voting control of certain Wisconsin corporations by an existing shareholder or other person is approved by a majority of the disinterested shareholders of the company, the shares acquired above the 20% level will be entitled to only 10% of the full voting power of those shares. The company is required to hold a special shareholders' meeting to vote on any such acquisition within 50 days after the delivery to the company by the acquiror of (i) proposed shareholder resolutions, and (ii) an information statement describing, among other things, the acquiror and any plans of the acquiror to liquidate or dissolve the company and copies of definitive financing agreements for any financing of the acquisition not to be provided by funds of the acquiror. Section
180.1150 generally does not apply to a cash offer to purchase all shares of voting stock of the issuing corporation if such offer has been approved by a majority vote of disinterested board members of the issuing corporation.

     Section 180.1141 of the WBCL restricts certain transactions between a Wisconsin corporation and a shareholder who becomes the beneficial holder of 10% or more of the company's outstanding voting stock (an "interested stockholder") unless a majority of the directors of the company has approved, prior to the date on which the shareholder acquired a 10% interest, either the business combination transaction suggested by such a shareholder or the acquisition of shares that made such a shareholder a statutory interested shareholder. If such prior approval is not obtained, the statute imposes a three-year prohibition from the statutory interested shareholder's share acquisition date on mergers, sales of substantial assets, loans, substantial issuances of stock and various other transactions involving the company and the statutory interested shareholder or its affiliates.

     Acquisitions of shares of the Holding Company and the Bank also are subject to the limitations and conditions described in "Supervision and Regulation."

     The anti-takeover provisions of the WBCL described above do not apply to the Bank, which is not a Wisconsin corporation but a national banking association formed under the laws of the United States.


OTHER

     In the event of the voluntary dissolution, liquidation or winding up of the Holding Company or the Bank, the holders of the Holding Company Stock or the Bank Stock, as the case may be, would be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors (including holders of indebtedness), all the remaining assets available for distribution. Neither the Bank Stock nor the Holding Company Stock is convertible into any other security. Authorized but unissued shares of Holding Company Stock may be issued for cash or other consideration upon the authorization of the Board of Directors for proper corporate purposes.

     All of the shares of Bank Stock and Holding Company Stock issued or to be issued is or will be fully paid and nonassessable, except as provided by law. The Wisconsin Business Corporation Law imposes a statutory liability on shareholders of every corporation up to an amount equal to the par value of their shares, or an amount equal to the consideration for which their shares without par value were issued, for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case.

                             SUPERVISION AND REGULATION

     The following discussion of applicable statutes, regulations and policies are brief summaries thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes, regulations and policies.

REGULATION OF HOLDING COMPANY

     The Holding Company, if the Reorganization is consummated as proposed, will be a bank holding company subject to the supervision of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"). As a bank holding company, the Holding Company will be required to file with the Federal Reserve Board annual reports and such additional information as the Federal Reserve Board may require pursuant to the Holding Company Act. The Federal Reserve Board may also make examinations of the Holding Company and the Bank.

APPROVAL OF ACQUISITIONS

     The Holding Company must obtain the approval of the Federal Reserve Board prior to consummating the following: the acquisition of all or substantially all of the assets of a bank or another bank holding company; the merger or consolidation with another bank holding company; or the direct or indirect acquisition of ownership or control of any voting shares of a bank or a bank holding company, if, after such acquisition, the Holding Company would own or control more than 5% of such voting shares (unless it already owns or controls the majority of such shares). In addition, the direct or indirect acquisition by a bank holding company of more than 5% of the voting shares, or all or substantially all of the assets, of a bank located in another state requires approval by the Federal Reserve Board. Although such approval may generally be granted without regard to any contrary laws of the second state, certain additional state or federal restrictions on intrastate banking may apply. See "Supervision and Regulation -- Intrastate Banking."

     In certain circumstances, a holding company must also obtain Federal Reserve Board approval prior to redeeming any of its equity securities in an amount equal to 10% or more of its net worth in any 12-month period. Furthermore, under certain circumstances, any redemptions, dividends or distributions with respect to a holding company's equity securities may be considered an unsafe or unsound practice by the Federal Reserve Board. However, if a holding company is "well-capitalized" and "well-managed" (as such terms are defined in Regulation Y of the Federal Reserve Board), and the holding company has no unresolved supervisory issues with the Federal Reserve Board, no prior approval of the redemption by the Federal Reserve Board is necessary.

APPROVAL OF CHANGES IN CONTROL

     Before any "company," as defined in the Holding Company Act, may acquire "control," as defined in the Holding Company Act, over the Holding Company, the prior approval of the Federal Reserve Board generally is required. The term "company" is defined in the Holding Company Act to include any bank, corporation, general or limited partnership, association or similar organization, business trust or any other trust (unless by its terms, the trust must terminate either within 25 years or within 21 years and 10 months after the death of individuals living on the effective date of the trust). The term "control" is defined in the Holding Company Act to include the following: ownership, control or power to vote 25% or more of the outstanding shares of any class of voting stock of a bank or other company, directly or indirectly or acting through one or more persons; control in any manner over the election of a majority of the directors, trustees, or general partners (or individuals exercising similar functions) of the bank or other companies; the power to exercise, directly or indirectly, a controlling influence over the management or policies of the bank or other company as determined by the Federal Reserve Board; or conditioning in any manner of the transfer of 25% or more of the outstanding shares of any class of voting securities of a bank or other company upon the transfer of 25% or more of the outstanding shares of any class of voting securities of another bank or other company. In addition, before any individual or entity which is not required to seek prior approval from the Federal Reserve Board as forth above may acquire control of the Holding

Company, prior notice to the Federal Reserve Board is required pursuant to Regulation Y of the Federal Reserve Board.

     Under Regulation Y, the following transactions constitute, or are presumed to constitute, the acquisition of "control" requiring prior notice: (i) the acquisition of any voting securities of a bank holding company if, after the transactions, the acquiring person (or persons acting in concert) owns, controls, or holds the power to vote 25% or more of any class of voting securities of the institution; or (ii) the acquisition of any voting securities of a bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with the power to vote 10% or more (but less than 25% of any class of voting securities of the institution, and if: (x) the institution has registered securities under Section 12 of the Securities Exchange Act of 1934 ("Exchange Act"), or (y) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The Holding Company Stock is not registered under the Exchange Act.

PERMISSIBILITY OF OTHER FINANCIAL ACTIVITIES

     Under the Holding Company Act, the Holding Company will be clearly permitted, directly or through subsidiaries, to engage in a variety of financial activities (and to own shares of companies engaged in certain activities) found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company normally is not permitted, however, to acquire direct or indirect ownership of more than 5% of the voting shares of any company which is not a bank or is engaged in activities determined by the Federal Reserve Board to not be closely related to banking. Certain exemptions are available with respect to subsidiaries engaged in servicing and liquidating activities, companies acquired by a bank holding company in satisfaction of debts previously contracted, or companies engaged in certain insurance activities.

     Another principal exception to the general prohibition against more than 5% ownership of subsidiaries engaged in nonbanking activities allows the acquisition, sometimes subject to an application or notice process, of interests in companies whose activities are found by the Federal Reserve Board, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that have been previously determined by regulation to be closely related to banking are making or servicing loans; trust company functions; insurance agency activities and insurance underwriting; limited leasing activities; community development; performing certain data processing services; providing management consulting services to depository institutions; acting as an investment or financial advisor; and providing securities brokerage services. Other activities approved by the Federal Reserve Board include consumer financial counseling; futures and options advisory services; check guaranty services; collection agency and credit bureau services; and real and personal property appraisals.

     In determining whether a particular activity is a proper incident to banking or managing or controlling banks, the Federal Reserve Board considers whether the performance of such activity by an affiliate of the holding company can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve Board also differentiates between activities commenced DE NOVO and activities commenced through the acquisition of a going concern and is empowered to presume that expansion of a nonbanking activity DE NOVO results in benefits to the public through increased competition.

PROHIBITIONS OF CERTAIN RELATED TRANSACTIONS

     The Holding Company and the Bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit, the lease or sale of any property, or the furnishing of services. The Bank is also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to, investments in the stock or other securities of, the taking of such stocks or securities as collateral for loans to, or the purchase of assets from or the guarantee of obligations of, the Holding Company or any of its subsidiaries. The provisions of Section 23A of the Federal Reserve Act and related statutes place limits on all insured banks (including the Bank) as to the amount of loans or extensions of credit to, or investments in, or certain other transactions with, their parent bank holding company and certain of such holding company's other subsidiaries and as to the amount of advances to third parties collateralized by the securities or obligations of bank holding companies or their subsidiaries. In addition, most of these loans and certain other transactions must be secured in prescribed amounts. Certain exemptions from the foregoing restrictions apply to transactions between 80% or more owned bank subsidiaries of the same bank holding company. The Holding Company will own all of the Bank Stock.

CAPITAL ADEQUACY STANDARDS

     Each federal banking regulatory agency, including the Federal Reserve Board, is required to cause banking institutions to achieve and maintain adequate capital by establishing minimum levels of capital and other appropriate measures. The Federal Reserve Board has issued capital adequacy guidelines, which are applicable to the Holding Company and which affect its ability to pay dividends. These guidelines provide for a minimum ratio of qualifying total capital risk-weighted assets of 8.00%, of which at least 4.00% should be in the form of Tier 1 capital. These guidelines and regulations further provide that capital adequacy is to be considered on a case-by-case basis in view of various qualitative factors that affect a bank or bank holding company's overall financial condition.

     For purposes of calculating these ratios, an institution's "qualifying total capital" primarily consists of Tier 1 and Tier 2 capital. Tier 1 capital ("core capital elements") generally consists of the sum of common stockholders' equity, qualifying non-cumulative perpetual preferred stock (including related surplus), qualifying cumulative perpetual preferred stock (including related surplus and subject to certain limitations), and minority interests in consolidated subsidiaries, minus goodwill and certain other intangible assets (except certain mortgage servicing rights and limited purchased credit card relationships). Tier 2 capital ("supplementary capital elements") includes the allowance for loan and lease losses; perpetual preferred stock and related surplus; hybrid capital investments, perpetual debt and mandatory convertible debt securities; and term subordinated debt and intermediate term preferred stock, including related surplus. The Federal Reserve Board's capital adequacy guidelines also permit certain perpetual debt securities to be treated as primary capital and impose certain limitations on the amount of mandatory convertible instruments, perpetual preferred stock, and perpetual debt that may qualify as primary capital. Therefore, subject to definition and limitation under applicable rules and regulations, "qualifying total capital" consists of the sum of Tier 1 and Tier 2 capital elements (limited to 100% of Tier 1 capital), less certain investments in banking or finance subsidiaries that are not consolidated for accounting or supervisory purposes, reciprocal holdings of banking organizations' capital securities, or other items at the direction of the Federal Reserve Board.

     After the Reorganization, the Holding Company's capital will be in excess of the Federal Reserve Board's minimum standards. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Financial Condition -- Capital Resources." The Federal Reserve Board has issued a policy statement that discourages bank holding companies experiencing earnings weaknesses, inadequate capital, or other serious problems from paying dividends that are not covered by earnings or are derived from borrowed funds or unusual or nonrecurring gains. Bank holding companies also are expected to maintain adequate capital to meet financial obligations as they come due and to serve as a financial resources to their subsidiaries. Capital directives, including cease and desist orders, formal agreements, memoranda of understanding, and board of director resolutions, may be issued to mandate the maintenance of adequate capital levels.

ENFORCEMENT POWERS OF FEDERAL RESERVE BOARD

     The Federal Reserve Board has enforcement powers over bank holding companies and their nonbanking subsidiaries to forestall activities that represent unsafe or unsound practices or constitute violations of law. These powers may be exercised through the issuance of cease and desist orders or other actions. The Federal Reserve Board is also empowered to assess civil penalties against companies or individuals who violate the Holding Company Act in amounts of up to $1,000,000 for each day's violation, to order termination of nonbanking activities of nonbanking subsidiaries of bank holding companies, and to order termination of ownership and control of nonbanking subsidiaries by bank holding companies.

REGULATION OF BANK

     As a national banking association, the Bank is subject to primary regulation by the OCC. All national banks are also members of the Federal Reserve System and, to a limited extent, some regulations promulgated by the Federal Reserve Board apply to the Bank. In addition, because the deposits of the Bank are insured up to the applicable limit (currently $100,000) by the FDIC, the FDIC has certain regulatory powers with respect to the Bank.

REGULATION BY THE OCC

     The OCC issues charters and regulations, conducts examinations, and generally supervises the operation of national banks. This supervision extends to a comprehensive regulatory scheme governing, among other things, capital requirements, lending limits, transactions between affiliates, and the safety and soundness of the Bank's activities in general. In addition, the consent of the OCC generally would be required for any major corporate reorganization involving the Bank, including a merger or significant purchase or disposition of assets. Any national bank which does not operate in accordance with or conform to regulations, policies and directives may be sanctioned for non-compliance. For example, proceedings may be instituted against any member institution or any director, officer, employee or person participating in the conduct or affairs of such institution who engages in unsafe and unsound practices, which includes a violation of applicable laws and regulations. In addition, the FDIC has secondary responsibility for regulation of the Bank, and it has the authority to terminate the insurance of accounts pursuant to procedures established for that purpose.

REGULATORY RESTRICTIONS ON PAYMENT OF DIVIDENDS; CAPITAL ADEQUACY STANDARDS

     Most of the Holding Company's cash flow and income will be derived from dividends paid to it by the Bank. Federal laws and OCC regulations prohibit it the withdrawal of any portion of the Bank's capital and place certain statutory limitations on the payment of dividends. National banks may pay dividends in an amount no greater than the amount of its undivided profits, subject to other provisions of applicable law. In addition, the board of directors may declare dividends of so much of the undivided profits of the bank as the directors deem expedient, except that until the surplus fund of such bank equals its common capital, no dividends may be declared unless there has been carried to the surplus fund not less than 10% of its net income of the preceding two consecutive six-month periods in the case of annual dividends; provided, however, that any amounts paid into a fund for the retirement of any preferred stock out of a bank's net income for such period or periods shall be deemed to be additions to its surplus fund if, upon the retirement of such preferred stock, the amounts so paid into such retirement fund may then properly be carried to surplus. In any such case, the bank is required to transfer to surplus the amounts so paid into such retirement fund on account of the preferred stock as such stock is retired. In addition, the approval of the OCC is required if the total of all dividends declared by a bank in any calendar year exceeds the total of its net income of that year combined with its retained net income of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     The payment of dividends by any national bank is affected by requirements that banks maintain adequate capital pursuant to the capital adequacy guidelines issued by the OCC. These guidelines provide for a minimum ratio of qualifying total capital (after deductions) to risk-weighted assets of 8.0%. They further provide that capital adequacy is to be considered on a case-by-case basis in view of various qualitative factors that affect a bank or bank holding company's overall financial condition. For purposes of calculating these ratios, Tier 1 capital generally consists of the sum of common stockholders' equity, non-cumulative perpetual preferred stock, and minority interests in consolidated subsidiaries. Tier 2 capital is comprised of the allowance for loan and lease losses, cumulative perpetual preferred stock, long-term preferred stock, convertible preferred stock and any related surplus, hybrid capital instruments and term subordinated debt instruments. Each of the elements in Tier 2 capital is subject to limitations. Several items, such as goodwill and certain other intangible assets and deferred tax assets, are deducted from Tier 1 capital when calculating a risk-based capital ratio. In addition, investments (both equity and debt) in unconsolidated banking and finance subsidiaries and reciprocal holdings of bank capital instruments are deducted from total capital. A national bank's "qualifying capital base" consists of the sum of Tier 1 (after deductions) and qualifying Tier 2 capital elements as defined in applicable rules and regulations. "Risk-weighted assets" also are calculated in accordance with applicable rules and regulations. The Bank is in compliance with the Federal Reserve Board's minimum capital guidelines described above because it has capital ratios above such guidelines. At December 31, 1997, the Bank's leverage ratio was 12.5%, its total risk-based capital ratio was 18.6%, and its Tier 1 risk-based ratio was 17.4%.

     The above regulations and restrictions on dividends paid by the Bank may limit the Holding Company's ability to obtain funds from such dividends for its cash needs, including funds for the payment of operating expenses and debt service. In addition, the OCC would take the position that it has the power to prohibit the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices.

PROHIBITIONS ON CERTAIN RELATED TRANSACTIONS

     Section 23B of the Federal Reserve Act prohibits member banks (such as the Bank) and their subsidiaries and certain affiliates from engaging in certain transactions (including, for example, loans) with certain affiliates unless the transactions are substantially the same, or at least as favorable to such bank or its subsidiaries, as those prevailing at the time for comparable transactions with or involving other non-affiliated companies. In the absence of such comparable transactions, any transaction between a member bank and its affiliates must be on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies.

INTEREST RATES AND USURY LAWS

     The National Bank Act allows national banks to charge "interest" at the rate allowed by the state where the bank's home office is located to customers within that state and to customers located outside its home state. The term "interest" in this context is viewed expansively to include many lending charges, as expressed by the OCC in a recently issued Interpretive Letter and a recent United States Supreme Court decision. Accordingly, the Bank, with its main office located in Wisconsin, may charge the maximum rate allowable under Wisconsin law.

INTERSTATE BANKING

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits interstate banking and branching by national banks on a national level, thereby eliminating geographic barriers. Pursuant to the Riegle-Neal Act, the Federal Reserve Board has the authority to approve an application by an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than the home state of such bank holding company. Although state laws may in some ways restrict interstate branching, the Riegle-Neal Act provides that approval by the Federal Reserve Board generally may be granted without regard to whether such a transaction is prohibited under the laws of either state.

     The Riegle-Neal Act contains three main branching provisions which focus on the following issues: interstate banking; interstate branching; and interstate branching on a DE NOVO basis. First, with regard to interstate banking (as discussed above), the Riegle-Neal Act essentially provides that a bank holding company may acquire a bank in another state regardless of contrary state law. Second, effective as of June 1, 1997, federal regulatory agencies will be permitted to approve mergers between insured banks with different home states regardless of contrary state law. Notwithstanding the foregoing, a state may "opt out" of this law by passing legislation which expressly prohibits interstate mergers. If a state does so, it must have enacted the law before June 1, 1997, and the law must be non-discriminatory; that is, the law must apply equally to state and national banks. National banks with their home office in a state where legislation is passed to "opt out" of the Riegle-Neal Act's interstate branching provisions would be effectively prohibited from participating in any interstate merger. Similarly, banks from outside the state would be prohibited from merging with in-state banks. At this time, it is unclear whether a state's decision to "opt out" is an irreversible action. For those states which wanted to expedite the effective date of this provision of the Riegle-Neal Act, state legislatures could have "opted in" at any time prior to June 1, 1997. By doing so, a state would have paved the way for interstate mergers prior to the effective date of June 1, 1997. If a state took no legislative action to "opt out" or to "opt in" early, then interstate mergers are permitted with banks which maintain their home offices in that state as of June 1, 1997.

     Under the Riegle-Neal Act, there is a distinction between the acquisition of an entire bank and the acquisition of a single branch of a bank. The foregoing discussion relates to the acquisition of an entire bank. Under the Riegle-Neal Act, however, if state law expressly allows it, a bank may acquire a single branch of a bank in another state.

     Wisconsin has taken no legislative action to either "opt-in" or "opt-out" of the provisions of the Riegle-Neal Act. Therefore, as noted above, beginning June 1, 1997, interstate mergers are permitted with banks which maintain their home offices in Wisconsin. Wisconsin state law does not expressly allow the acquisition of DE NOVO branches. Therefore, single branch acquisitions which might otherwise be allowable under the Riegle-Neal Act are prohibited.

     With regard to resulting operations, any main office or branch operating at the time of an interstate merger may be retained and operated as a main office or branch. Additional branching by the resulting bank is permitted wherever any bank involved in the transaction could have branched under federal and state law prior to the merger. Thus, if the Bank engaged in an interstate merger with Bank A from State A, and assuming the laws of the Bank's home state and State A permit interstate bank mergers, the resulting bank could be operated as it was prior to the merger, either as a main office or branch. Furthermore, the resulting bank could thereafter establish branch offices wherever the Bank or Bank A could establish branches under federal and state law prior to the merger.

     The third key provision of the Riegle-Neal Act addresses interstate branching on a DE NOVO basis. Effective June 1, 1997, this provision permits federal regulators to approve an application by an insured bank to establish and operate a DE NOVO branch in the state in which it has no branches and which is not its home state. For purposes of the Riegle-Neal Act, a DE NOVO branch is defined as a branch office of a national bank or state bank that is originally established as a branch and does not become a branch as a result of an acquisition, conversion, merger or consolidation. However, a state must specifically "opt in" to this section of the Riegle-Neal Act. In order to do so successfully, a state must have passed legislation before June 1, 1997 which specifically permits DE NOVO branching and which is nondiscriminatory as to its application. After June 1, 1997, if a national bank opens a DE NOVO branch in a state which permits DE NOVO branching, the bank then would be able to avail itself of the benefits of banking laws in that state which apply to state-chartered banks, including intrastate banking laws. The Wisconsin legislature did not expressly provide for DE NOVO branching. Therefore, DE NOVO branching into Wisconsin is prohibited.

DEREGULATION

     There have been significant changes in the banking industry in past years. Many of these changes have been effected by federal legislation intended to deregulate the banking industry. This legislation has, among other things, eliminated interest rate restrictions on time deposit accounts and increased the power of nonbanks to expand into traditional banking services.

     Future changes in the banking industry may include some modification of prohibitions on the types of businesses in which bank holding companies may engage. In addition, other types of financial institutions, including mutual funds, securities brokerage companies, insurance companies, and investment banking firms, have been given, and may continue to be given, powers to engage in activities which generally have been engaged in only by banks. Such changes may place the Holding Company in more direct competition with these other financial institutions.

LIMITATIONS ON ACQUISITIONS

     The Holding Company is subject to laws which may have the effect of making it more difficult to acquire voting control of the Holding Company, although the Bank's management is not aware of any recent efforts that might be made to obtain control of the Holding Company.

     Any "change in control" of the Holding Company would be subject to the prior approval of the applicable bank regulatory authorities, including the Federal Reserve Board under the Holding Company Act and Regulation Y of the Federal Reserve Board. See "Supervision and Regulation -- Regulation of Holding Company." The prior approval of the Federal Reserve Board is required before any "company" may acquire "control" over the Holding Company (as defined in the Holding Company Act). In addition, before any individual or entity which is not required to seek prior approval from the Federal Reserve Board may acquire control of the Holding Company, prior notice to the Federal Reserve Board is required pursuant to Regulation Y of the Federal Reserve Board. Under Regulation Y, a "change in control" includes the acquisition of voting securities which would cause the acquiring person to own, control, or hold, after such acquisition, 10% or more (but less than 25%) of any class of voting securities of a bank holding company (i) if the bank holding company has registered securities under the Exchange Act, or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The Holding Company Stock is not registered under the Exchange Act.

     As required by law, shareholders of the Bank had the right to subscribe and purchase any additional shares of Bank Stock issued by the Bank; such rights are known as preemptive rights. Specifically, upon the issuance by the Bank of shares of Bank Stock, shareholders of the Bank would have the right to purchase a number of newly-issued shares of Bank Stock equal to the number of shares of Bank Stock issued multiplied by a fraction, the numerator of which is the number of shares owned by a shareholder of the Bank and the denominator of which is the total number of outstanding shares of Bank Stock. For example, if a shareholder owned 200 shares of Bank Stock, the Bank had 5,000 shares of Bank Stock outstanding, and the Bank was issuing an additional 10,000 shares, that shareholder would have the right to purchase 400 shares of the newly-issued Bank Stock, determined by multiplying the 10,000 shares offered by a fraction, the numerator of which is the 200 shares owned by that holder and the denominator of which is the 5,000 shares outstanding before the issuance of the 10,000 shares of Bank Stock.

     Applicable law does not require that the Holding Company shareholders have preemptive rights, and holders of Holding Company Stock will not have preemptive rights to subscribe for the Holding Company Stock or any other securities of the Holding Company.

CAPITAL REQUIREMENTS FOR HOLDING COMPANY AND BANK

     The Federal Reserve Board and the OCC use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board and the OCC's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies and banks: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to a total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of stockholders' equity). The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

     The risk-based and leverage standards presently used by the Federal Reserve Board and the OCC are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (that is, Tier 1 capital less all intangible assets), well above the minimum levels.

     The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets. It is anticipated that the Bank and the Holding Company will exceed these minimum requirements.

     As of December 31, 1997, the Bank's Tier 1 risk-based ratio was 17.4%, its total risk-based capital ratio was 18.6%, and its leverage ratio was 12.5%.

LIQUIDITY REQUIREMENTS FOR HOLDING COMPANY AND BANK

     Generally, under federal banking law, a national bank may purchase and sell for its own account three different types of investments. A bank may purchase and sell an unlimited amount of Type 1 securities - that is, obligations of the United States or general obligations of a state or a political subdivision of a state - subject only to the exercise of prudent banking judgment. A bank may purchase for its own account Type II and III securities, when in its prudent business judgment it believes that the obligator will, among other things, be able to meet all debt service obligations and that the security is readily marketable. A bank may not hold Type II and III securities of any one obligator in a total amount in excess of 10% of the bank's capital and surplus. Type II securities include general obligations of a state or a political subdivision or any agency of a state or political subdivision for housing, university or dormitory purposes.

     The OCC does not have any specific requirements as to a bank's liquidity adequacy. Rather, the OCC reviews a number of different factors to determine whether a bank's liquidity is adequate. These factors include, among other things, the bank's capital adequacy (this factor is discussed in more detail above in the section of this Proxy Statement/Prospectus entitled "Capital Requirements for Holding Company and Bank"), its funds management practices, its core deposits, its volatile deposits (generally, deposits that are not insured), its liquid assets and whether the funding meets the needs of the bank. The Bank believes that its present liquidity is adequate.

     The Federal Reserve Board's Regulation Y does not impose specific liquidity requirements on bank holding companies. However, a key principle underlying the Federal Reserve Board's supervision of bank holding companies is that such companies should be operated in a way that promotes the soundness of their subsidiary banks. In this regard, a principal objective of a bank holding company's funding strategy should be to support capital investments in subsidiaries with capital and long-term sources of funds, and maintain sufficient liquidity and capital strength to provide assurance that any outstanding debt obligations can be serviced and repaid without adversely affecting the condition of the affiliated bank. The Federal Reserve Board requires that new holding companies' debt-to-equity ratio decline to 30% within 12 years after acquisition of a bank and that the holding company will be able to safely meet debt servicing and other requirements imposed by its creditors. The debt-to-equity ratio limitations are generally applied to releveraging transactions except in connection with further bank acquisitions.

LOAN LIMITS TO BORROWERS

     Generally, under federal banking laws, a national bank may make to any one borrower total loans and extensions of credit not fully secured by collateral having a market value at least equal to the loan in an amount not to exceed 15% of the unimpaired capital and unimpaired surplus of the bank. Generally, the total loans to any one person fully secured by marketable collateral having a value at least equal to the outstanding loan may not exceed 10% of the unimpaired capital and unimpaired surplus of the bank. Bank holding companies are not subject to specific limitations on loans to one borrower. However, bank holding company lending activities require the prior approval of the Federal Reserve Board under Regulation Y.

SECURITIES REGISTRATION AND FILINGS

     The Holding Company has filed with the Securities and Exchange Commission ("Commission") in Washington, D.C., a Registration Statement on Form S-4 Registration (No. 333-29223) under the Securities Act, for the registration of the issuance of the Holding Company Stock in the Reorganization. This Proxy Statement/Prospectus constitutes the Prospectus filed as a part of the Registration Statement.


     The Bank currently is not subject to the requirements of the Exchange Act and files no reports or proxy statements with the SEC pursuant thereto. After consummation of the Reorganization, the Holding Company will be subject to the reporting requirements of the Exchange Act pursuant to Section 15(d) thereof, but the Holding Company's duty to file such reports is automatically suspended as to each fiscal year if, at the beginning of that fiscal year, the Holding Company Stock is held by fewer than 300 shareholders of record. Management believes that at the beginning of 1999, the Holding Company Stock will be held by fewer than 300 shareholders of record. Therefore, it is anticipated that on or before January 30, 1999, the Holding Company will file a certification with the Commission that will cause it to be no longer obligated to file reports under the Exchange Act.


                                   LEGAL MATTERS

     Certain legal matters in connection with the Reorganization will be passed upon for the Holding Company and the Bank by Winthrop & Weinstine, P.A., 3000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

                                      EXPERTS

     The consolidated financial statements of the Bank as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Proxy Statement/Prospectus have been audited by McGladrey & Pullen LLP, independent auditors, as set forth in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS OF
                       NATIONAL BANK OF COMMERCE IN SUPERIOR


Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . .   F-2

Consolidated Balance Sheets as of December 31, 1997 and 1996 . . . . . .   F-3

Consolidated Statements of Income for the Years Ended
December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . .   F-4

Consolidated Statements of Stockholders' Equity for the Years
Ended December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . .   F-5

Consolidated Statements of Cash Flows for the Years Ended
December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . .   F-6

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . .   F-7


                            INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
National Bank of Commerce in Superior and Subsidiary
Superior, Wisconsin


We have audited the accompanying consolidated balance sheets of National Bank of Commerce in Superior and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Bank of Commerce in Superior and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


                                        /s/ McGladrey & Pullen, LLP




Duluth, Minnesota
January 30, 1998

NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996

                                                       1997           1996
-------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents (Note 2)              $  7,815,701   $  9,329,697
Federal funds sold                                 7,719,856      4,150,000
Available-for-sale securities (Notes 3 and 9)     49,324,431     53,961,807
Loans held for sale (Note 4)                         325,483        656,345
Loans, less allowance for loan losses;
  1997 - $1,493,471; 1996 - $1,545,645
  (Notes 5, 9 and 13)                            109,989,012    107,874,436
Premises and equipment, net (Note 7)               1,785,495      1,992,129
Other real estate and personal property owned        971,494         61,983
Accrued interest receivable and other assets       1,863,221      2,022,138
                                               ----------------------------
                                               $ 179,794,693  $ 180,048,535
                                               ----------------------------
                                               ----------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits (Note 8):
     Noninterest-bearing                       $  22,980,829  $  26,096,050
     Interest-bearing                            112,722,486    118,633,897
                                               ----------------------------
       TOTAL DEPOSITS                            135,703,315    144,729,947

  Short-term borrowings (Note 9)                  19,913,058     12,697,808
  Accrued interest payable and other
     liabilities (Note 12)                         1,230,948        911,902
                                               ----------------------------
       TOTAL LIABILITIES                         156,847,321    158,339,657
                                               ----------------------------

Commitments, Contingencies, and Credit
  Risk (Note 11)

Stockholders' Equity (Note 14)
  Common stock, $25 par value; 72,000 shares
     authorized and issued                         1,800,000      1,800,000
  Additional paid-in capital                       2,000,000      2,000,000
  Retained earnings                               18,630,782     17,660,121
  Unrealized gain on available-for-sale
     securities, net (Note 3)                        516,590        248,757
                                               ----------------------------
       TOTAL STOCKHOLDERS' EQUITY                 22,947,372     21,708,878
                                               ----------------------------
                                               $ 179,794,693  $ 180,048,535
                                               ----------------------------
                                               ----------------------------

See Notes to Consolidated Financial Statements.

NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                      1997           1996           1995
-------------------------------------------------------------------------------
Interest income
  Loans                           $10,316,100    $10,094,997    $ 9,911,856
  Securities                        3,071,187      2,502,175      2,983,075
  Federal funds sold and other        215,581        553,970        467,635
                                 ------------------------------------------
                                   13,602,868     13,151,142     13,362,566
                                 ------------------------------------------
Interest expense
  Deposits                          4,815,989      4,909,112      4,968,429
  Short-term borrowings               712,879        519,277        496,216
                                 ------------------------------------------
                                    5,528,868      5,428,389      5,464,645
                                 ------------------------------------------
     NET INTEREST INCOME            8,074,000      7,722,753      7,897,921

Provision for loan losses (Note 5)    120,000
                                 ------------------------------------------
     NET INTEREST INCOME AFTER
        PROVISION FOR LOAN LOSSES   7,954,000      7,722,753      7,897,921
                                 ------------------------------------------
Other income
  Service charges and other fees      496,238        492,943        436,655
  Securities gains (losses),
    net (Note 3)                      (14,913)        26,013        (73,619)
  Other income                        207,625        248,821        124,015
                                 ------------------------------------------
                                      688,950        767,777        487,051
                                 ------------------------------------------
Other expenses
  Salaries and employee benefits
    (Note 12)                       2,558,109      2,522,115      2,303,450
  Occupancy expenses                  546,155        598,777        694,548
  Other expenses                    1,162,729      1,201,634      1,259,707
                                 ------------------------------------------
                                    4,266,993      4,322,526      4,257,705
                                 ------------------------------------------

     INCOME BEFORE INCOME TAXES     4,375,957      4,168,004      4,127,267

Income tax expense (Note 10)        1,245,296      1,330,000      1,295,000
                                 ------------------------------------------
     NET INCOME                   $ 3,130,661    $ 2,838,004    $ 2,832,267
                                 ------------------------------------------
                                 ------------------------------------------

Weighted average shares
  outstanding                          72,000         72,000         72,000
                                 ------------------------------------------
                                 ------------------------------------------

Earnings per common share         $     43.48    $     39.42    $     39.34
                                 ------------------------------------------
                                 ------------------------------------------

See Notes to Consolidated Financial Statements.

NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1997, 1996 and 1995


                                                                                                 Unrealized
                                                                                                 Gain (Loss)
                                                           Additional                           on Available-
                                           Common           Paid-in            Retained           for-sale
                                            Stock           Capital            Earnings        Securities, net         Total
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994             $ 1,800,000      $ 2,000,000         $ 15,733,850        $  (938,000)      $ 18,595,850

Net income                                      --               --            2,832,267                 --          2,832,267
Net change in unrealized gain
     (loss) on available-for-sale
     securities, net (Note 3)                   --               --                   --          1,453,115          1,453,115
Cash dividends paid
     ($24 per share)                            --               --           (1,728,000)                --         (1,728,000)
                                       ----------------------------------------------------------------------------------------

Balance, December 31, 1995               1,800,000        2,000,000           16,838,117            515,115         21,153,232
Net income                                      --               --            2,838,004                 --          2,838,004
Net change in unrealized gain
     (loss) on available-for-sale
     securities, net (Note 3)                   --               --                   --           (266,358)          (266,358)
Cash dividends paid
     ($28 per share)                            --               --           (2,016,000)                --         (2,016,000)
                                       ----------------------------------------------------------------------------------------

Balance, December 31, 1996               1,800,000        2,000,000           17,660,121            248,757         21,708,878
Net income                                      --               --            3,130,661                 --          3,130,661
Net change in unrealized gain
     (loss) on available-for-sale
     securities, net (Note 3)                   --               --                   --            267,833            267,833
Cash dividends paid
     ($30 per share)                            --               --           (2,160,000)                --         (2,160,000)
                                       ----------------------------------------------------------------------------------------

Balance, December 31, 1997             $ 1,800,000      $ 2,000,000         $ 18,630,782         $  516,590       $ 22,947,372
                                       ----------------------------------------------------------------------------------------
                                       ----------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                        1997           1996         1995
-------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                         $ 3,130,661   $  2,838,004  $ 2,832,267
  Adjustments to reconcile net
     income to cash provided by
     operating activities:
     Net amortization and accretion
       of bond premiums and
       discounts                         92,583         89,751      148,180
     Securities (gains) losses           14,913        (26,013)      73,619
     Provision for loan losses          120,000             --           --
     Net (increase) decrease in
       loans held for sale (Note 4)     330,862        710,186   (1,228,720)
     Depreciation                       277,752        353,924      379,296
     Deferred income taxes              (38,000)         7,000       26,000
     Other                              480,566        (43,031)    (141,504)
                                     --------------------------------------
       NET CASH PROVIDED BY
          OPERATING ACTIVITIES        4,409,337      3,929,821    2,089,138
                                     --------------------------------------

Cash Flows from Investing Activities
  Cash flows from available-for-sale
     securities:
     Sales                              3,988,906     9,018,873     7,197,734
     Maturities                        25,748,688     5,871,672     5,695,151
     Purchases                        (24,835,439)  (22,588,341)   (7,531,851)

  Net decrease (increase) in federal
    funds sold                         (3,569,856)    (3,600,000)   7,450,000
  Net increase in loans                (3,213,132)    (2,396,609)  (9,676,147)
  Purchases of bank premises and
    equipment                             (71,118)      (101,696)    (232,653)
                                     --------------------------------------
       NET CASH PROVIDED BY (USED IN)
          INVESTING ACTIVITIES       (1,951,951)   (13,796,101)   2,902,234
                                     --------------------------------------

Cash Flows from Financing Activities
  Net increase (decrease) in
    deposits                         (9,026,632)    10,067,142   (2,577,195)
  Net proceeds from short-term
    borrowings                        7,215,250      2,361,893     (672,085)
  Cash dividends paid                (2,160,000)    (2,016,000)  (1,728,000)
                                     --------------------------------------
       NET CASH PROVIDED BY (USED IN)
          FINANCING ACTIVITIES       (3,971,382)    10,413,035   (4,977,280)
                                     --------------------------------------

       INCREASE (DECREASE) IN CASH
          AND CASH EQUIVALENTS       (1,513,996)       546,755       14,092

Cash and cash equivalents:
  Beginning                           9,329,697      8,782,942    8,768,850
                                     --------------------------------------
  Ending                             $7,815,701   $  9,329,697  $ 8,782,942
                                     --------------------------------------
                                     --------------------------------------



See Notes to Consolidated Financial Statements (Additional cash flow information - Note 15).

NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS: National Bank of Commerce in Superior is a commercial bank with operations in Superior, Poplar, and Solon Springs, Wisconsin. The Bank provides retail and commercial loan and deposit services principally to customers within a 50-mile radius of the Bank's locations. The Bank's wholly-owned subsidiary, NATCOM Investment Corporation, performs various investment activities.

BASIS OF FINANCIAL STATEMENT PRESENTATION AND ACCOUNTING ESTIMATES: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses.

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of National Bank of Commerce in Superior and its wholly-owned subsidiary NATCOM Investment Corporation. These entities are collectively referred to herein as the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH, CASH EQUIVALENTS, AND CASH FLOWS: For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and amounts due from banks.
Cash flows from loans, and loans held for sale, federal funds sold and purchased, deposits and securities sold under repurchase agreements are reported net.

INVESTMENTS IN DEBT AND MARKETABLE EQUITY SECURITIES: The Bank accounts for available-for-sale securities as follows:

Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as increases or decreases in stockholders' equity. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

LOANS HELD FOR SALE: Loans held for sale are those loans that the Bank has the intent to sell in the foreseeable future and are carried at the lower of aggregate cost or market value. The market value calculation includes consideration of all open positions. Gains and losses on sales of loans are recognized at trade dates and are determined by the difference between the sales proceeds and the carrying value of the loans. All sales are made without recourse. The Bank continues to service these loans and recognizes a servicing fee over the lives of the loans. These servicing rights are also saleable.

LOANS AND ALLOWANCE FOR LOAN LOSSES: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

The Bank accounts for impaired loans in accordance with generally accepted accounting principles. A loan is defined as impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. The impairment of loans that have been separately identified for evaluation is measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment is based on the fair value of the collateral.

Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Interest on these loans is recognized only when actually paid by the borrower if collection of the principal is likely to occur. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and has been paying on a timely basis for a period of time.

PREMISES AND EQUIPMENT: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on accelerated methods over the estimated useful lives of the asset.

OTHER REAL ESTATE OWNED: Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is recorded at the lower of the carrying amounts of the related loans or fair value of the properties less estimated costs of disposal. Any write-down to fair value less estimated costs of disposal at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure that the recorded amount is supported by its current fair value less estimated costs of disposal. Subsequent write-downs are charged to other expenses.

INCOME TAXES: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

EARNINGS PER COMMON SHARE: Earnings per common share has been computed on the basis of the weighted-average number of common shares outstanding during each period presented.

EMPLOYEE BENEFIT PLANS:

DEFINED BENEFIT PENSION PLAN: The Bank has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. To be eligible, an employee must be 21 years of age and have completed one year of continuous service. The plan provides benefits based on the career earnings of each participant which are subject to certain reductions if the employee elects early retirement. The plan has been curtailed as of July 1, 1997 as described in Note 12.

SALARY REDUCTION-401(k) PLAN: The Bank provides a 401(k) plan which covers substantially all of the Bank's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 20 percent of the participant's annual compensation. The Bank makes matching contributions up to 3 percent of each eligible participant's compensation.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used by the Bank in estimating fair value of its financial statement.

NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate their fair values.

SECURITIES: Fair values for all securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

FEDERAL FUNDS SOLD: Fair value of federal funds sold is based on the carrying value reported on the consolidated balance sheets.

LOANS: For variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

LOANS HELD FOR SALE: Fair values are based on quoted market prices of similar loans sold on the secondary market.

DEPOSIT LIABILITIES: Fair values disclosed for demand deposits equal their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using the discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

SHORT-TERM BORROWINGS: The fair values of short-term borrowings approximate their carrying amounts.

ACCRUED INTEREST RECEIVABLE AND PAYABLE: The fair values of both accrued interest receivable and payable approximate their carrying amounts.

OFF-BALANCE SHEET INSTRUMENTS: Since the majority of the Bank's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Bank has determined they do not have a distinguishable fair value.

EMERGING ACCOUNTING STANDARDS:

"TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES--FASB Statement No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES," establishes new standards for transfers and servicing of financial assets and extinguishments of liabilities. The new standard will require the Bank to recognize the servicing of assets it controls and liabilities incurred after a transfer of financial assets. This statement will require, among other things, that the Bank record an asset or liability for servicing rights when it sells loans and retains the servicing and then amortize the asset or liability over the period during which servicing income is expected to be received. This statement is effective for transactions occurring after December 31, 1996. In management's opinion, the adoption of this statement did not have a material effect on the Bank's financial statements for the year ended December 31, 1997.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE INCOME" (SFAS 130). This statement requires that all items that are components of comprehensive income (defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners"), be reported in a financial statement that is displayed with the same prominence as other financial statements. Companies will be required to (a) classify items of other comprehensive income by its nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Statement No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented. The statement's requirements are disclosure-related and its implementation will have no impact on the Bank's financial condition or results of operations.

NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 2.   RESTRICTIONS ON CASH AND CASH EQUIVALENTS

The Bank is required to maintain reserve balances in cash or on deposit with Federal Reserve Bank, based on a percentage of deposits. The total required reserve balances as of December 31, 1997 and 1996 were approximately $1,300,000 and $1,154,000, respectively.

NOTE 3.   AVAILABLE-FOR-SALE SECURITIES

SUMMARY OF SECURITIES:

                                                    December 31, 1997
                               -------------------------------------------------------
                                                     Gross       Gross
                                   Amortized       Unrealized  Unrealized      Fair
                                     Cost            Gains       Losses       Value
--------------------------------------------------------------------------------------
U.S. Treasury securities          $ 2,104,180      $   6,417   $      --  $ 2,110,597
U.S. government agencies
  and corporations                 16,509,087         17,545      19,295   16,507,337
Mortgage-backed securities          2,899,191         40,721          --    2,939,912
Obligations of states and
  political subdivisions           20,792,847        793,181      55,125   21,530,903
Commercial paper                    2,000,000             --          --    2,000,000
Money market mutual funds           3,571,682             --          --    3,571,682
Federal Reserve Bank and Federal
  Home Loan Bank stock                664,000             --          --      664,000
                               -------------------------------------------------------
                                  $48,540,987      $ 857,864    $ 74,420  $49,324,431
                               -------------------------------------------------------
                               -------------------------------------------------------



                                                    December 31, 1996
                               -------------------------------------------------------
                                                     Gross       Gross
                                   Amortized       Unrealized  Unrealized      Fair
                                     Cost            Gains       Losses       Value
--------------------------------------------------------------------------------------
U.S. Treasury securities         $  7,065,125     $   80,577  $       --  $ 7,145,702
U.S. government agencies
  and corporations                 25,126,348         26,702      87,117   25,065,933
Mortgage-backed securities          3,003,624         21,743       4,095    3,021,272
Obligations of states and
  political subdivisions           18,216,541        383,159       9,800   18,589,900
Federal Reserve Bank stock            139,000             --          --      139,000
                               -------------------------------------------------------
                                 $ 53,550,638     $  512,181  $  101,012  $53,961,807
                               -------------------------------------------------------
                               -------------------------------------------------------



CONTRACTUAL MATURITIES:
                                                                 Fair
December 31, 1997                                               Value
-------------------------------------------------------------------------
Due in one year or less                                      $ 8,969,372
Due after one year through five years                         15,695,219
Due after five years through ten years                         8,596,065
Due after ten years                                            8,888,181
                                                             -----------
                                                              42,148,837
Mortgage-backed securities                                     2,939,912
Equity securities                                              4,235,682
                                                             -----------
                                                             $49,324,431
                                                             -----------
                                                             -----------


NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

Anticipated maturities on mortgage-backed securities are not readily determinable since they may be prepaid without penalty and equity securities do not have stated maturity dates.

REALIZED GAINS AND LOSSES:

                                           Years Ended December 31,
                                 -----------------------------------------
                                        1997          1996         1995
--------------------------------------------------------------------------
Gross gains                        $   22,867     $   45,941  $    26,376
Gross losses                          (37,780)       (19,928)     (99,995)
                                 -----------------------------------------
                                   $  (14,913)    $   26,013  $   (73,619)
                                 -----------------------------------------
                                 -----------------------------------------

PLEDGED SECURITIES: Available-for-sale securities with a fair value of approximately $19,148,059 and $12,990,000 at December 31, 1997 and 1996,
respectively, were pledged as collateral on repurchase agreements, and other short-term borrowings (Note 9).

CHANGES IN THE UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES:

                                           Years Ended December 31,
                                 -----------------------------------------
                                        1997          1996         1995
--------------------------------------------------------------------------
Balance, beginning                 $  248,757     $  515,115  $  (938,000)
  Unrealized gain (losses)
    during the year                   372,275       (440,262)   2,401,843
  Related deferred tax effect        (104,442)       173,904     (948,728)
                                 -----------------------------------------
Balance, ending                   $   516,590    $   248,757 $    515,115
                                 -----------------------------------------
                                 -----------------------------------------

NOTE 4.   LOANS HELD FOR SALE

                                                 December 31,
                                 -----------------------------------------
                                        1997          1996         1995
--------------------------------------------------------------------------
Balance, beginning                $   656,346    $ 1,366,531  $   137,811
  Loans originated                  6,547,160      6,745,320    4,922,035
  Loans sold                       (6,918,441)    (7,490,378)  (3,714,676)
  Gain on sale of loans                40,418         34,873       21,361
                                 -----------------------------------------
Balance, ending                   $   325,483    $   656,346  $ 1,366,531
                                 -----------------------------------------
                                 -----------------------------------------

Outstanding commitments to sell
 loans at December 31                      --             --           --

NOTE 5.   LOANS

COMPOSITION OF LOANS:

                                                      December 31,
                                                --------------------------
                                                    1997          1996
--------------------------------------------------------------------------
Commercial                                      $ 32,153,054  $ 31,057,585
Commercial real estate                            40,930,000   40,839,297
Residential real estate                           28,039,955   27,089,518
Consumer                                          10,359,474   10,433,681
                                                --------------------------
                                                 111,482,483  109,420,081
Less allowance for loan losses                     1,493,471    1,545,645
                                                --------------------------
      Loans, net                                $109,989,012 $107,874,436
                                                --------------------------
                                                --------------------------


NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES:


                                               Years Ended December 31,
                                      ------------------------------------------
                                           1997          1996          1995
--------------------------------------------------------------------------------
Balance, beginning                    $  1,545,645  $  1,597,612  $  1,658,612
  Provision charged to operations          120,000            --            --
  Recoveries                                57,529       313,000        78,000
  Loans charged off                       (229,703)     (364,967)     (139,000)
                                      ------------  ------------  ------------
Balance, ending                       $  1,493,471  $  1,545,645  $  1,597,612
                                      ------------  ------------  ------------
                                      ------------  ------------  ------------

IMPAIRED LOANS:


                                                            December 31,
                                                    ----------------------------
                                                        1997           1996
--------------------------------------------------------------------------------
Loans receivable for which there is a
  related allowance for credit losses                $  142,134    $  1,056,143
Loans receivable for which there is no
  related allowance for credit losses                       --              --
                                                     ---------------------------
Total impaired loans                                 $  142,134    $  1,056,143
                                                     ---------------------------
                                                     ---------------------------
Average balance (based on month-end balances)        $  823,517      $  470,783
Related allowance for credit losses                  $   47,988      $  232,788


Cash received and recognized as interest income on impaired loans in 1997, 1996 and 1995 was insignificant.


NOTE 6.   LOAN SERVICING

Mortgage loans and participation interests in commercial loans sold to and serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans are as follows:


                                                          December 31,
                                                  ------------------------------
                                                       1997           1996
--------------------------------------------------------------------------------
Mortgage loans underlying pass-through
  securities, FHLMC                                $ 27,937,980  $  24,233,593
                                                   -----------------------------
                                                   -----------------------------

Participation interests in commercial loans
  sold to others:                                  $  8,313,241  $   8,755,805
                                                   -----------------------------
                                                   -----------------------------


Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in deposits, were approximately $563,896 and $607,394 at December 31, 1997 and 1996, respectively.

NOTE 7.   PREMISES AND EQUIPMENT


                                                            December 31,
                                                  ------------------------------
                                                        1997           1996
--------------------------------------------------------------------------------
Land                                              $    498,195    $    498,195
Buildings and improvements                           2,313,131       2,313,131
Furniture and equipment                              2,625,055       2,593,846
                                                  ------------------------------
                                                     5,436,381       5,405,172
Less accumulated depreciation                        3,650,886       3,413,043
                                                  ------------------------------
                                                  $  1,785,495    $  1,992,129
                                                  ------------------------------
                                                  ------------------------------


NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8.   DEPOSITS


                                                            December 31,
                                                   -----------------------------
                                                        1997           1996
--------------------------------------------------------------------------------
Demand deposits                                  $  22,980,829   $  26,096,050
NOW and money market accounts                       40,360,575      43,609,904
Savings                                             21,582,546      22,745,363
Time deposits, $100,000 or more                      7,186,566       4,569,754
Other time deposits                                 43,592,799      47,708,876
                                                 -------------------------------
                                                 $ 135,703,315   $ 144,729,947
                                                 -------------------------------
                                                 -------------------------------


NOTE 9.   SHORT-TERM BORROWINGS


                                                           December 31,
                                                   -----------------------------
                                                        1997           1996
--------------------------------------------------------------------------------
Borrowings from the U.S. Treasury                 $  1,516,999    $    707,498
Repurchase agreements                               16,396,059      11,990,310
Borrowing from the Federal Home Loan Bank            2,000,000              --
                                                  ------------------------------
                                                  $ 19,913,058    $ 12,697,808
                                                  ------------------------------
                                                  ------------------------------


Repurchase agreements consist of sales of securities under agreements to repurchase the identical securities. The agreements generally mature within 180 days and bear a weighted average interest rate of approximately 5.18% and 6.18% at December 31, 1997 and 1996, respectively. The agreements are treated as financings with the obligations to repurchase securities reflected as a liability and the dollar amount of the securities collateralizing the agreements remaining in the asset accounts. The securities collateralizing the agreements are in safekeeping at First Security Trust Company of Nevada in the Bank's account.

At December 31, 1997 the Federal Home Loan Bank (FHLB) advances are secured by the FHLB stock and a blanket pledge of residential mortgage loans, and government agency securities. Under the agreement, the Bank must maintain eligible collateral in amounts exceeding 150% of outstanding advances.


NOTE 10.  INCOME TAXES

The cumulative tax effects of the primary temporary differences are shown in the following table:


                                                            December 31,
                                                   ----------------------------
                                                        1997           1996
--------------------------------------------------------------------------------
Deferred tax assets:
  Loan loss allowance                               $  419,000      $  433,000
  Other                                                123,000          71,000
                                                  ------------------------------
     Total deferred tax assets                         542,000         504,000

Deferred tax liabilities, unrealized gain on
  available-for-sale securities                        267,000         162,000
                                                  ------------------------------
     Net deferred tax assets                        $  275,000      $  342,000
                                                  ------------------------------
                                                  ------------------------------


NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The provision for income taxes charged to operations consists of the following:


                                               Years Ended December 31,
                                      ------------------------------------------
                                           1997          1996          1995
--------------------------------------------------------------------------------
Current tax expense                   $  1,283,296  $  1,323,000  $  1,269,000
Deferred tax expense (benefit)             (38,000)        7,000        26,000
                                      ------------------------------------------
                                      $  1,245,296  $  1,330,000  $  1,295,000
                                      ------------------------------------------
                                      ------------------------------------------


The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income as follows:


                                               Years Ended December 31,
                                      ----------------------------------------
                                           1997          1996          1995
--------------------------------------------------------------------------------
Computed "expected" tax expense       $  1,487,825  $  1,417,121  $  1,403,271
Increase (decrease) in income
  taxes resulting from:
    State income taxes, net of
      federal tax benefit                  138,617       209,437       225,372
    Tax-exempt interest income (net
      of disallowed expenses)             (383,341)     (347,016)     (345,324)
    Other                                    2,195        50,458        11,681
                                      ------------------------------------------
                                       $ 1,245,296   $ 1,330,000   $ 1,295,000
                                      ------------------------------------------
                                      ------------------------------------------


NOTE 11.  COMMITMENTS, CONTINGENCIES AND CREDIT RISK

CONTINGENCIES: In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK: The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. These commitments were as follows:


                                                            December 31,
                                                   -----------------------------
                                                        1997           1996
--------------------------------------------------------------------------------
Commitments to extend credit                      $ 30,611,000    $ 28,941,000
Standby letters of credit                            1,501,000       1,901,000
Credit card commitments                              2,189,000       2,073,000
                                                  ------------------------------
                                                  $ 34,301,000    $ 32,915,000
                                                  ------------------------------
                                                  ------------------------------


COMMITMENTS TO EXTEND CREDIT: Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


STANDBY LETTERS OF CREDIT: Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary. At December 31, 1997, approximately 65 percent of the standby letters of credit were collateralized.

CREDIT CARD COMMITMENTS:   These commitments are unsecured.

FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK:

CONCENTRATIONS OVER INSURED LIMITS: The nature of the Bank's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

CONCENTRATIONS BY GEOGRAPHIC LOCATION: The National Bank of Commerce in Superior is a community bank with locations in Superior, Poplar, and Solon Springs, Wisconsin. The Bank makes commercial, real estate and consumer loans to customers principally in these cities and surrounding areas. Substantially all of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan are set forth in Note 5. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. Although the Bank has a diversified loan portfolio, a substantial portion of its debtor's ability to honor their contracts is dependent upon the local economy in the Bank's market area, which is concentrated in the shipping, wood products, and iron ore mining industries.

CONCENTRATIONS OF INVESTMENTS: The Bank has investments totaling $1,367,237, at December 31, 1997, in municipal securities issued by state and political subdivisions (see Note 3) within the Bank's market area.

CONCENTRATION BY INDUSTRY: Included in the Bank's loan portfolio are concentrations of loans secured by hotel/motel properties located within the Bank's market area. Loans secured by hotel/motel properties totaled $8,141,000 or 7.30 percent of gross loans at December 31, 1997.


NOTE 12.  EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN:

Net pension cost for the Bank's defined benefit pension plan consisted of the following components:


                                               Years Ended December 31,
                                      ----------------------------------------
                                           1997          1996          1995
--------------------------------------------------------------------------------
Service cost-benefits earned during
  the year                               $  31,404    $  125,615    $  120,040
Interest cost on projected benefit
  obligation                                74,341       143,602       125,208
Estimated return on plan assets            (84,789)     (105,071)      (84,485)
Net amortization and deferral                4,975        19,990        19,900
Net gain on curtailment                    (68,607)           --            --
                                        ----------------------------------------
    Net pension cost (benefit)          $  (42,676)   $  184,136    $  180,663
                                        ----------------------------------------
                                        ----------------------------------------


NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


FUNDED STATUS:


                                                            December 31,
                                                     ---------------------------
                                                        1997           1996
--------------------------------------------------------------------------------
Plan assets at estimated fair value                $   846,377     $   658,853
                                                   -----------------------------

Actuarial present value of benefit obligations:
    Vested benefits                                $   916,368     $   930,774
                                                   -----------------------------
                                                   -----------------------------

    Accumulated benefits                           $   916,368     $   930,774
                                                   -----------------------------
                                                   -----------------------------

Projected benefit obligation                       $   916,368     $ 1,299,746
Plan assets at fair value                              846,377         658,853
                                                   -----------------------------
Projected benefit obligation in excess of
  plan assets                                          (69,991)       (640,893)
Unrecognized net losses                                     --          30,380
Unrecognized transition obligation                          --         378,111
                                                   -----------------------------

        Net pension liability                      $   (69,991)    $  (232,402)
                                                   -----------------------------
                                                   -----------------------------


ACTUARIAL ASSUMPTIONS:


                                                         December 31,
                                                       ---------------
                                                        1996      1995
----------------------------------------------------------------------
Discount rate                                          7.50%     7.50%
Expected long-term rate of return on plan assets       7.50%     7.50%
Assumed rate of future compensation increases          4.00%     4.00%


Effective July 1, 1997 the Bank adopted a plan to terminate the defined benefit pension plan and expects to settle its obligations in 1998 upon receiving IRS approval. The Bank recognized a gain of $68,607 resulting from the curtailment of the pension plan benefits of all the eligible employees. No material gain or loss is expected from the settlement to be accomplished in 1998.

SALARY REDUCTION - 401(k) PLAN: Bank matching contributions to the plan were $43,396, $38,888 and $38,996 in 1997, 1996, and 1995, respectively.


NOTE 13.  LOANS WITH RELATED PARTIES

Shareholders of the Bank, and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Bank in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

LOANS: Total loans to related parties were approximately $1,557,909 and $552,965 at December 31, 1997 and 1996, respectively.



                                                     Years Ended December 31,
                                                  ------------------------------
                                                        1997           1996
--------------------------------------------------------------------------------
Balance, beginning                                $    552,966    $  1,024,770
New loans                                            3,776,752       2,562,797
Repayments                                          (2,771,809)     (3,034,602)
                                                  ------------------------------
Balance, ending                                   $  1,557,909    $    552,965
                                                  ------------------------------
                                                  ------------------------------


NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 14.  REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the Bank's primary federal regulatory agency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios set forth in the table below of total and Tier I capital, and of Tier I capital to average assets (all as defined in the regulations). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Bank's primary federal regulator, Office of the Comptroller of the Currency, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below (dollar amounts in thousands). There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                                          To Be Well Capitalized
                                                                                                                Under Prompt
                                                                For Capital Adequacy                             Corrective
                                Actual                               Purposes                                 Action Provisions
                          ----------------------------------------------------------------------------------------------------------
                            Amount  Ratio                  Amount                 Ratio                  Amount                Ratio
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
  Total capital (to risk-
  weighted assets)        $ 23,923  18.6%  GREATER THAN  $  10,307  GREATER THAN  8.0%  GREATER THAN  $  12,884  GREATER THAN  10.0%
                                           OR EQUAL TO              OR EQUAL TO         OR EQUAL TO              OR EQUAL TO
  Tier I capital (to risk-
  weighted assets)          22,430  17.4%  GREATER THAN      5,153  GREATER THAN  4.0%  GREATER THAN      7,730  GREATER THAN   6.0%
                                           OR EQUAL TO              OR EQUAL TO         OR EQUAL TO              OR EQUAL TO
  Tier I capital (to
  average assets)           22,430  12.5%  GREATER THAN      7,192  GREATER THAN  4.0%  GREATER THAN      8,990  GREATER THAN   5.0%
                                           OR EQUAL TO              OR EQUAL TO         OR EQUAL TO              OR EQUAL TO
  As of December 31, 1996:
  Total capital (to risk-
  weighted assets)        $ 23,005  18.5%  GREATER THAN   $  9,901  GREATER THAN  8.0%  GREATER THAN  $  12,376  GREATER THAN  10.0%
                                           OR EQUAL TO              OR EQUAL TO         OR EQUAL TO              OR EQUAL TO

  Tier I capital (to risk-
  weighted assets)          21,459  17.3%  GREATER THAN      4,950  GREATER THAN  4.0%  GREATER THAN      7,426  GREATER THAN   6.0%
                                           OR EQUAL TO              OR EQUAL TO         OR EQUAL TO              OR EQUAL TO

  Tier I capital (to
  average assets)           21,459  12.0%  GREATER THAN      7,099  GREATER THAN  4.0%  GREATER THAN      8,874  GREATER THAN   5.0%
                                           OR EQUAL TO              OR EQUAL TO         OR EQUAL TO              OR EQUAL TO


NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 15.  ADDITIONAL CASH FLOW INFORMATION

CASH FLOWS FROM SECURITIES:

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:


                                               Years Ended December 31,
                                      ----------------------------------------
                                           1997          1996          1995
--------------------------------------------------------------------------------
Cash payments for interest            $  4,830,249  $  4,853,218  $  4,937,897
Cash payments for income taxes           1,280,000     1,356,120     1,288,107


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:


                                               Years Ended December 31,
                                      ----------------------------------------
                                           1997          1996          1995
--------------------------------------------------------------------------------
Other real estate and other
  personal property acquired
  in settlement of loans                $  978,556     $  61,983     $  19,526
                                      ------------------------------------------
                                      ------------------------------------------



NOTE 16.  FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments are as follows:


                                                               December 31,
                                          -----------------------------------------------------
                                                   1997                            1996
                                          -----------------------------------------------------
                                          Carrying         Fair         Carrying         Fair
                                           Amount          Value         Amount          Value
                                           (000's)        (000's)        (000's)        (000's)
-----------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents              $  7,816       $  7,816       $  9,330       $  9,330
   Securities                               49,324         49,324         53,962         53,962
   Federal funds sold                        7,720          7,720          4,150          4,150
   Loans, net                              109,989        113,804        107,874        112,054
   Loans held for sale                         325            325            656            656
   Accrued interest receivable               1,235          1,235          1,543          1,543

Financial liabilities:
   Deposits                                135,703        135,736        144,730        144,888
   Short-term borrowing                     19,913         19,913         12,698         12,698
   Accrued interest payable                    453            453            467            467


NATIONAL BANK OF COMMERCE IN SUPERIOR AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


FAIR VALUE OF COMMITMENTS: The estimated fair value of fee income on letters of credit at December 31, 1997 and 1996, is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 1997 and 1996.

INTEREST RATE RISK: The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Bank's financial instruments will change when interest rate levels change, and that change may be either favorable or unfavorable to the Bank. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed-rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank's overall interest rate risk.

                      EXHIBIT A TO PROXY STATEMENT/PROSPECTUS

                            AGREEMENT AND PLAN OF MERGER

                             AGREEMENT AND PLAN OF MERGER


THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), made by and between National Bank of Commerce in Superior, a banking association organized under the laws of the United States, being located at 1127 Tower Avenue, City of Superior, County of Douglas, in the State of Wisconsin (hereinafter referred to as the "Superior Bank"), with capital of $1,800,000 divided into 72,000 shares of common stock, each of $25 par value per share (the "Superior Bank Common Stock"), and undivided profits and surplus (including net unrealized loss/gain on available for sale securities) of approximately $21,147,000 as of December 31, 1997, and NATCOM Bancshares, Inc., a corporation organized under the laws of the State of Wisconsin, being located at 1127 Tower Avenue, City of Superior, County of Douglas, in the State of Wisconsin (hereinafter referred to as "NATCOM"), each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act November 7, 1918, as amended (12 U.S.C. Section 215a) and other applicable federal law and state law, witnesseth as follows:

WHEREAS, NATCOM will apply to the Office of the Comptroller of the Currency (the "Comptroller") for approval to establish an interim banking association, organized under the laws of the United States, to be titled National Interim Bank of Commerce in Superior, to be located at 1127 Tower Avenue, City of Superior, County of Douglas, in the State of Wisconsin (hereinafter referred to as the "Superior Interim Bank");

WHEREAS, it is the intent of the parties that, upon organization of the Superior Interim Bank, the Superior Interim Bank will become a party to this Agreement in accordance with the Addendum attached to this agreement as Exhibit A (the "Addendum") and succeed to the rights and obligations of NATCOM under this Agreement and NATCOM shall no longer be a party to this Agreement;

WHEREAS, upon organization of the Superior Interim Bank, NATCOM will cause the Superior Interim Bank to execute the Addendum;

WHEREAS, the Superior Interim Bank shall have capital stock of $100,000 divided into 4,000 shares of common stock (the "Superior Interim Bank Common Stock") each of $25 par value per share and surplus of approximately $20,000.

WHEREAS, for business reasons, the Superior Bank and NATCOM desire to have the Superior Bank merge with and into the Superior Interim Bank; and

WHEREAS, the merger contemplated herein is intended to be a tax free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the above premises and the mutual promises and covenants herein contained, the parties agree as follows:

(a) MERGER. The Superior Bank shall be merged with and into the Superior Interim Bank, as successor to NATCOM, under the charter of the Superior Bank (the "Merger").

(b) RESULTING BANK. The name of the resulting bank (hereinafter referred to as the "Resulting Bank") shall be National Bank of Commerce in Superior.

(c) BUSINESS OF THE ASSOCIATION. The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 1127 Tower Avenue, Superior, Wisconsin, and at its legally established branches.

(d) RESULTING CAPITAL. The amount of capital stock of the Resulting Bank shall be $1,900,000 divided into 76,000 shares of common stock, each of $25 par value, and at the time the Merger shall become effective, the Resulting Bank shall have undivided profits and surplus (including capital reserves) which will be equal to the combined capital structure of the Superior Bank and Superior Interim Bank, as stated in the preamble and recitals, respectively, of this Agreement, and as adjusted for normal earnings, expenses and dividends (and, if applicable, purchase accounting adjustments) between December 31, 1997, and the effective time of the Merger.

(e) EFFECT OF MERGER. All assets of the Superior Bank existing as of the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer, and the Resulting Bank shall be responsible for all liabilities of every kind and description of each of the merging banks existing as of the effective time of the Merger.

(f)  CONVERSION AND EXCHANGE OF CAPITAL STOCK.

     (i) SUPERIOR BANK. On the Effective Date, by virtue of the Merger contemplated herein and without any action by any shareholder of the Superior Bank or the Superior Interim Bank, the shareholders of the Superior Bank, except for those holders of Superior Bank Common Stock who elect to exercise dissenting shareholders' rights pursuant to the Appraisal Laws (as hereinafter defined in Section 7), shall receive one (1) share of common stock of NATCOM for each share of Superior Bank Common Stock held by the shareholders of the Superior Bank on the Effective Date.

     (ii) SUPERIOR INTERIM BANK. On the Effective Date, by virtue of the Merger contemplated herein and without any action by any shareholder of the Superior Bank or the Superior Interim Bank, all of the presently outstanding shares of common stock of Superior Interim Bank shall remain outstanding as shares of common stock of the Superior Interim Bank (the Resulting Bank) and the holders thereof shall retain their present rights therein.

     (iii) EXCHANGE OF SHARES AND SURRENDER OF STOCK CERTIFICATE. Upon the Merger becoming effective, each shareholder of the Superior Bank shall deliver to the Resulting Bank or its agent the certificate(s) representing such shares of Superior Bank Common Stock owned by the shareholder duly and properly endorsed or accompanied by a duly executed Assignment Separate from Certificate and such other evidence of ownership as the Resulting Bank shall reasonably request. Upon receipt of such certificate(s), NATCOM shall issue and deliver to the shareholder a certificate representing shares in NATCOM as provided in
               Section 6.a. hereof.

     On and after the Effective Date, each outstanding stock certificate that prior to the Effective Date evidenced issued and outstanding Superior Bank Common Stock shall be deemed for all corporate purposes evidence of ownership of the number of shares of the NATCOM common stock into which the same shall have been converted pursuant to Section 6.a.

(g) DISSENTING SHAREHOLDERS OF THE SUPERIOR BANK. The shares of Superior Bank Common Stock held by the Superior Bank shareholders who have timely and properly exercised their dissenters' rights in accordance with the provisions of 12 USC Section 215a applicable to dissenters' rights (the "Appraisal Laws") are referred to herein as "Dissenting Shares". Each Dissenting Share, the holder of which, as of the Effective Date has not effectively withdrawn or lost dissenters' rights under the Appraisal Laws, shall be deemed canceled and (i) shall be entitled only to such rights as are granted by the Appraisal Laws and (ii) shall not be entitled to any rights as a shareholder of the Superior Bank, the Resulting Bank or NATCOM. Each holder of Dissenting Shares who becomes entitled to payment for his/her/its Superior Bank Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from the Resulting Bank (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions). If any shareholder holding Dissenting Shares shall effectively withdraw or lose his/her/its dissenters' rights under the Appraisal Laws, such Dissenting Shares shall automatically be converted into the right to receive NATCOM stock in accordance with Section 6.a. of this Agreement.

(h) CLOSING. The closing of the Merger transaction contemplated hereunder shall take place at 1127 Tower Avenue, Superior, Wisconsin.

(i) BOARD OF DIRECTORS. The present Board of Directors of the Superior Bank shall continue to serve as the Board of Directors of the Resulting Bank until the next annual meeting or until such time as their successors have been elected and have qualified.

(j) ARTICLES OF ASSOCIATION. Upon consummation of the Merger, the Articles of Association of the Resulting Bank shall read in their entirety as set forth in Exhibit B attached hereto and hereby made a part hereof.

(k) RATIFICATION BY SHAREHOLDERS AND EFFECTIVE DATE. This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors. A letter notifying the Comptroller of the consummation date for the Merger shall be sent to the Comptroller and the Merger shall become effective at the time specified in such notification letter (hereinafter and hereinbefore referred to as the Effective Date).

(l) CONDITIONS PRECEDENT. This Agreement is subject to and conditioned upon the following:

     (i) Approval and ratification of this Agreement by the holders of at least two-thirds of the capital stock outstanding of each of the merging banks;

     (ii) Receipt of all other approvals and consents and satisfaction of all other requirements as are prescribed by applicable law in connection with this Agreement, including, without limitation, approval of the Merger by the Comptroller; and

     (iii) Performance by each party hereto of all its obligations under this Agreement; and

     (iv)      Execution of the Addendum by the Superior Interim Bank.

(m) TERMINATION. This Agreement may be terminated at any time by any of the parties, on written notice, authorized and approved by resolution adopted by its Board of Directors and delivered to the other party, upon the occurrence of any of the following events:

     (i) Any of the conditions precedent set forth in Section 12 are not fulfilled within a reasonable period of time, such reasonable period of time to be determined by a majority of the Board of Directors of either the Superior Bank, NATCOM or, upon execution of the Addendum, the Superior Interim Bank, in their sole and absolute discretion; or

     (ii) For any other reason consummation of the Agreement is inadvisable in the opinion of the majority of the Board of Directors of either the Superior Bank, NATCOM, or, upon execution of the Addendum, the Superior Interim Bank.

     Upon termination pursuant to this Section 13, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the parties hereto or their respective directors, officers, employees, agents or shareholders.

(n) EXPENSES. The Resulting Bank shall pay the entire costs and expenses incurred in connection with performance of this Agreement and compliance with the covenants and agreements to be performed or complied with hereunder, including legal fees, provided, however, that the expense of appraisal, if any, as provided in Section 7 of this Agreement shall be allocated between the parties as provided by applicable law and regulations and provided, further, that except as otherwise provided by applicable law and regulations, all expenses incurred by any dissenting shareholders shall be the responsibility of said dissenting shareholders and not the responsibility of the Superior Bank, the Resulting Bank or NATCOM.

(o) FURTHER ACTION. If at any time the Resulting Bank shall consider or be advised that any further assignment, assurance of law or other actions are necessary or desirable to vest, perfect or confirm in the Resulting Bank the title to any property or right of the Superior Bank to be acquired by or as a result of this Agreement, or are otherwise necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Superior Bank and/or the Superior Interim Bank shall execute and deliver such deeds, assignments and assurances of law and take such other actions as may be necessary and proper to vest, perfect or confirm title to said property or right in the Resulting Bank and otherwise carry out the purposes of this Agreement.

(p) AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after this Agreement has been approved by the shareholders of the Superior Bank or the Superior Interim Bank pursuant to Section 11 above, no such amendment shall affect the rights of such shareholders in a manner which is materially adverse to such shareholders unless such amendment is approved by two-thirds of the shareholders adversely affected by such amendment. Notwithstanding the foregoing, all parties agree that this Agreement may be amended pursuant to an agreement signed by each of the presidents of the Superior Bank, NATCOM, or upon the execution of the Addendum, the Superior Interim Bank, respectively, provided such agreement does not affect the rights of the Superior Bank, NATCOM, or the Superior Interim Bank or their shareholders in a manner which is materially adverse to any such parties.

(q) ENTIRE AGREEMENT. This Agreement expresses the whole agreement between the parties with respect to the Merger contemplated hereby, there being no representations, warranties or other agreements (oral or written) not expressly set forth or provided for herein.

(r) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(s) HEADINGS, ETC. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any section or provision hereof or any exhibit annexed hereto. Reference in this Agreement to any such section or exhibit are to such section or exhibit of or to this Agreement, and all references to this Agreement shall expressly include any such exhibit. All exhibits referred to herein are hereby incorporated by reference and made a part of this Agreement as though fully set forth herein.

(t) GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the United States and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by such laws.

(u) CONSTRUCTION. Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

(v) WAIVER. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

Attest:                                 National Bank of Commerce in Superior

/s/ Cathy R. Cosgrove                   By:  /s/ Daniel N. Wallin
------------------------------             --------------------------------
Secretary                                  Its:  President


(Seal of Bank)

STATE OF WISCONSIN  )
                         ) ss.
COUNTY OF DOUGLAS   )

On this 27th day of January, 1998, before me, a Notary Public for the State and County aforesaid, personally came Daniel N. Wallin, as President, and Cathy R. Cosgrove, as Secretary, of National Bank of Commerce in Superior and each in his/her capacity acknowledged the foregoing instrument to be the act and deed of National Bank of Commerce in Superior and the seal affixed thereto to be its seal.

WITNESS my official seal and signature this day and year aforesaid.

Seal of Notary                     /s/ Gwen T. Theien
                                   ----------------------------------------
                                   Notary Public, Gwen T. Theien
                                                  -------------------------
                                   County         Douglas
                                         ----------------------------------
                                   My commission expires  April 23, 2000
                                                         ------------------

[ADDITIONAL SIGNATURE PAGE]

Attest:                                 NATCOM Bancshares, Inc.

/s/ Larry L. Kappes                     By:  /s/ Daniel N. Wallin
------------------------------             --------------------------------
Vice President                             Its:  President


(No Seal)


STATE OF WISCONSIN  )
                         ) ss.
COUNTY OF DOUGLAS   )


On this 27TH day of JANUARY, 1998, before me, a Notary Public for the State and County aforesaid, personally came DANIEL N. WALLIN, as President, and LARRY L. KAPPES, as Vice President, of NATCOM Bancshares, Inc., and each in his/her capacity acknowledged the foregoing instrument to be the act and deed of said NATCOM Bancshares, Inc.

WITNESS my official seal and signature this day and year aforesaid.

Seal of Notary                     /s/ Gwen T. Theien
                                   ----------------------------------------
                                   Notary Public, Gwen T. Theien
                                                  -------------------------
                                   County         Douglas
                                         ----------------------------------
                                   My commission expires  April 23, 2000
                                                         ------------------

                                     EXHIBIT A

                      ADDENDUM TO AGREEMENT AND PLAN OF MERGER


     This Addendum to Agreement and Plan of Merger (the "Addendum"), is made and entered into this ___ day of _______________, 1998, by and among National Bank of Commerce in Superior, Superior, Wisconsin, a banking association organized under the laws of the United States (the "Superior Bank"), NATCOM Bancshares, Inc., a corporation organized under the laws of the State of Wisconsin ("NATCOM") and National Interim Bank of Commerce in Superior, Superior, Wisconsin, a banking association organized under the laws of the United States (the "Superior Interim Bank").

WHEREAS, NATCOM and the Superior Bank have entered into that certain Agreement and Plan of Merger (the "Merger Agreement") whereby the parties declared their intent to merge the Superior Bank with and into the Superior Interim Bank;

WHEREAS, as of the date of the Merger Agreement, NATCOM owns 100% of the outstanding common stock of the Superior Interim Bank;

WHEREAS, the Merger Agreement provided that upon organization of the Superior Interim Bank, the Superior Interim Bank would execute this Addendum prior to consummation of the merger, thereby succeeding to the rights and obligations of NATCOM pursuant to the terms of the Merger Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual promises and covenants herein contained, the parties agree as follows:


1. SUPERIOR INTERIM BANK AS PARTY TO THE MERGER AGREEMENT. Effective as of the date of this Addendum, the Superior Interim Bank shall be a party to the Merger Agreement and succeed to all the rights and obligations of NATCOM as provided in the Merger Agreement.

2. CANCELLATION OF NATCOM AS A PARTY TO THE MERGER AGREEMENT. Effective as of the date of this Addendum, NATCOM shall no longer be a party to the Merger Agreement.

3. EFFECT OF THIS ADDENDUM AGREEMENT. Except as specifically amended herein, the terms and conditions of the Merger Agreement shall remain unchanged and shall remain in full force and effect.

4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum effective the day and year first above written.

Attest:                            National Bank of Commerce in Superior



                                   By:
------------------------------        --------------------------------
Secretary                             Its:  President
(Seal of Bank)


STATE OF WISCONSIN  )
                         ) ss.
COUNTY OF DOUGLAS   )

On this ____ day of __________, 1998, before me, a Notary Public for the State and County aforesaid, personally came ____________________, as President, and ____________________, as Secretary, of National Bank of Commerce in Superior and each in his/her capacity acknowledged the foregoing instrument to be the act and deed of National Bank of Commerce in Superior and the seal affixed thereto to be its seal.

WITNESS my official seal and signature this day and year aforesaid.

Seal of Notary
                                   ----------------------------------------
                                   Notary Public,
                                                  -------------------------
                                   County
                                         ----------------------------------
                                   My commission expires
                                                         ------------------



Attest:                            National Interim Bank of Commerce in Superior


                                   By:
------------------------------        --------------------------------
Secretary                             Its:  President


(Seal of Bank)

STATE OF WISCONSIN  )
                         )ss.
COUNTY OF DOUGLAS   )


On this ____ day of __________, 1998, before me, a Notary Public for the State and County aforesaid, personally came ______________________, as President, and _______________________, as Secretary, of National Interim Bank of Commerce in Superior, and each in his/her capacity acknowledged the foregoing instrument to be the act and deed of said National Interim Bank of Commerce in Superior, and the seal affixed thereto to be its seal.

WITNESS my official seal and signature this day and year aforesaid.

Seal of Notary
                                   ----------------------------------------
                                   Notary Public,
                                                  -------------------------
                                   County
                                         ----------------------------------
                                   My commission expires
                                                         ------------------


Attest:                            NATCOM Bancshares, Inc.

                                   By:
------------------------------         ------------------------------------
Vice President                         Its:  President


(No Seal)


STATE OF WISCONSIN  )
                         )ss.
COUNTY OF DOUGLAS   )

On this ____ day of __________, 1998, before me, a Notary Public for the State and County aforesaid, personally came _______________________, as President, and _______________________, as Vice President, of NATCOM Bancshares, Inc., and each in his/her capacity acknowledged the foregoing instrument to be the act and deed of said NATCOM Bancshares, Inc.

WITNESS my official seal and signature this day and year aforesaid.

Seal of Notary
                                   ----------------------------------------
                                   Notary Public,
                                                  -------------------------
                                   County
                                         ----------------------------------
                                   My commission expires
                                                         ------------------

                      EXHIBIT B TO PROXY STATEMENT/PROSPECTUS

                  UNITED STATES CODE SECTIONS 215A(b), (c) AND (d)
                            REGARDING DISSENTERS' RIGHTS

12 USC-CH2-SECTION 215a. MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

(b)  Dissenting shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the share so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)  Valuation of shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

CODIFICATION
Provisions similar to those comprising this section were contained in section 4 of act Nov. 7, 1918, ch. 209, as added July 14, 1952, ch. 722, Section 1, 66 Stat. 599 (formerly classified to section 34b of this title), prior to the complete amendment and renumbering of act No. 7, 1918, by Pub. L. 86-230.

                      EXHIBIT C TO PROXY STATEMENT/PROSPECTUS

                     TAX OPINION OF WINTHROP & WEINSTINE, P.A.

                             Winthrop & Weinstine, P.A.
                              3000 Dain Rauscher Plaza
                               60 South Sixth Street
                            Minneapolis, Minnesota 55402
                              Telephone (612) 347-0700
                                 Fax (612) 347-0600

     Direct Dial                                                    Reply to:
     (612) 347-0681                                                 Minneapolis


                                 April 23, 1998



The Board of Directors
NATCOM Bancshares, Inc.
1127 Tower Avenue
Superior, Wisconsin  54880

The Board of Directors
National Bank of Commerce in Superior
1127 Tower Avenue
Superior, Wisconsin  54880

Ladies and Gentlemen:


You have requested that we render an opinion as to the tax consequences to NATCOM Bancshares, Inc. ("Holding Company"), National Bank of Commerce in Superior ("Bank"), National Interim Bank of Commerce in Superior ("New Bank"), and the shareholders ("Shareholders") of the Bank in connection with a corporate reorganization ("Reorganization") to form a one-bank holding company, as described in an Agreement and Plan of Merger dated as of January 27, 1998 by and among the Holding Company, the Bank and the New Bank ("Reorganization Agreement") and in a certain Proxy Statement/Prospectus dated April 23, 1998 ("Proxy Statement/Prospectus"). As described in the Proxy Statement/Prospectus, concurrently with the Reorganization, the Holding Company is conducting a tender offer ("Tender Offer") for up to 1,000 shares of Bank common stock ("Bank Stock").


We acknowledge that this opinion is provided for the benefit and guidance of the Shareholders as well as for the benefit and guidance of the Holding Company and the Bank.

In making this opinion, we have relied on the Reorganization Agreement, the Proxy Statement/Prospectus, and the Merger Agreement (to be executed between the Bank and the New Bank), and on the truth and completeness of the warranties, representations, statements, and facts contained in those documents. We have also relied upon the truth and completeness of the following representations by the Holding Company and the Bank:

1. The fair market value of the shares of Holding Company common stock ("Holding Company Stock") to be received by each Shareholder in the Reorganization will be approximately equal to the fair market value of the shares of the Bank Stock surrendered in exchange for the Holding Company Stock.

2. There is no plan or intention by the Shareholders who own one percent (1%) or more of the Bank Stock, and, to the best of the knowledge of the management of the Bank, there is no plan or intention on the part of the remaining Shareholders, to sell, exchange, or otherwise dispose of the Holding Company Stock to be received in the transaction in an amount that would reduce the Shareholders' ownership of Holding Company Stock to a number of shares having a value, as of the effective time ("Effective Time") of the Reorganization, of less than fifty percent (50%) of the total value of shares of Bank Stock outstanding immediately before the Effective Time. For purposes of this representation, shares of Bank Stock exchanged for cash or other property, surrendered by Shareholders exercising dissenters' rights, or exchanged for cash in lieu of fractional shares of Holding Company Stock will be treated as outstanding Bank Stock as of the Effective Time of the

     Reorganization. Moreover, shares of Bank Stock and shares of Holding Company Stock held by Bank Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization will be considered for purposes of this representation. For purposes of this letter, "management" shall mean the Board of Directors and executive officers of each organization as identified in the Proxy Statement/Prospectus.

3. The New Bank, as the surviving corporation, will acquire and hold after the Reorganization at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of the Bank as of the time immediately prior to the Effective Time of the Reorganization. (For purposes of this representation, all payments to Shareholders who exercise their dissenters' rights, expenses of the Reorganization, and all redemptions and distributions, except for normal dividends, made by the Bank immediately before the Reorganization and which are part of the plan of Reorganization will be considered assets held by the Bank immediately prior to the Effective Time of the Reorganization.)

4. Prior to the Reorganization, the Holding Company will own all of the issued and outstanding stock of the New Bank.

5. The New Bank has no plan or intention to issue an additional class of stock or to issue additional shares of its common stock that would result in the Holding Company's ownership of less than 80% of the New Bank's common stock.

6. The Holding Company has no plan or intention to: (a) liquidate the New Bank; (b) merge the New Bank with or into another bank or corporation; (c) cause the New Bank to sell or to otherwise dispose of any of the Bank's assets, except in the ordinary course of business; or (d) sell or otherwise dispose of any stock of the New Bank.

7. At the Effective Time of the Reorganization, the New Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of the New Bank.

8. The Bank is not under the jurisdiction of a court in a case under Chapter 11 of the United States Bankruptcy Code, as amended, or a similar case.

9. Following the completion of the Reorganization, the New Bank will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business.

10. On the date the Effective Time of the Reorganization occurs, the fair market value of the assets of the Bank will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

11. The liabilities of the Bank assumed by the New Bank, and the liabilities to which the transferred assets of the Bank are subject, have been incurred in the ordinary course of the Bank's business.

12. The Holding Company has no plan or intention to redeem or otherwise reacquire any of the Holding Company Stock issued in the Reorganization.

13. The Holding Company, the Bank, the New Bank, and the Shareholders will pay their respective expenses, if any, incurred in connection with the Reorganization.

14. There is no intercorporate indebtedness between the Holding Company, the Bank, or the New Bank which will be issued, acquired, or settled at a discount.

15.  No stock of the New Bank will be issued in the Reorganization.

16. No two parties to the Reorganization are investment companies within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended ("Code").

17. The management of the Holding Company and of the Bank are not aware of any facts that might adversely affect the determination that the Reorganization is a tax-free reorganization.

18.  There are good business reasons for the Reorganization.

We have not undertaken to verify independently any of the factual matters upon which we rely in providing this opinion. Moreover, we have assumed that no changes have occurred or will occur with respect to the documents described above or the representations set forth in Paragraphs 1 through 18 above.

Based upon and subject to the foregoing, it is our opinion under current law that for federal income tax purposes:

(1) The proposed Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(D) of the Code. The Reorganization will not be disqualified by reason of the fact that Holding Company Stock is used in the Reorganization. (Code Section 368(a)(2)(D).)

(2) No gain or loss will be recognized to the Bank on the transfer of substantially all of its assets to the New Bank in exchange for Holding Company Stock and the assumption by the New Bank of the liabilities of the Bank.

(3) No gain or loss will be recognized to the Holding Company or the New Bank upon the receipt by the New Bank of substantially all of the assets of the Bank in exchange for Holding Company Stock and the assumption by the New Bank of the liabilities of the Bank.

(4) The basis of the Bank assets in the hands of the New Bank will be the same as the basis of those assets in the hands of the Bank immediately prior to the Effective Time of the Reorganization.

(5) The holding period of the assets of the Bank in the hands of the New Bank will include the period during which such assets were held by the Bank.

(6) The basis of the New Bank stock in the hands of the Holding Company will be increased by an amount equal to the basis of the Bank assets acquired by the New Bank in the Reorganization, and will be decreased by the amount of liabilities of the Bank assumed by the New Bank and the amount of liabilities to which the acquired assets of the Bank are subject.

(7) Gain, if any, will be realized by Bank Shareholders who receive both Holding Company Stock and cash in exchange for their Bank Stock (including cash for part of their shares sold in the Tender Offer, and Holding Company Stock in the Reorganization for the remainder of their Bank Stock). Gain will be recognized by --each such Shareholder, but not in excess of the
     amount of cash received.   The determination of whether the exchange has
     the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis; provided, however, that no opinion is expressed with respect to the income tax consequences to each Shareholder of the Bank who receives cash immediately prior to, or as a result of, the Reorganization.

(8) Gain will be recognized to those Bank Shareholders who receive solely cash in exchange for their Bank Stock (including in the Tender Offer).

(9) Where solely cash is received by a dissenting Shareholder of the Bank in exchange for his, her or its Bank Stock, the cash payment will be treated as received by the Shareholder as a distribution in redemption of his, her or its Bank Stock subject to the conditions and limitations of Section 302 of the Code.

(10) The income tax basis of the Holding Company Stock to be received by the Shareholders will be the same as the basis of the Bank Stock surrendered in exchange for the Holding Company Stock.

(11) The holding period of the Holding Company Stock to be received by the Shareholders will include the period during which the Bank Stock surrendered in exchange for the Holding Company Stock was held, provided that the Bank Stock is held as a capital asset on the date of the exchange.

Our opinion is limited to the specific issues addressed. We express no opinion and make no representation, and no inference is intended or should be drawn from any statement in this letter, as to any other issues involving the Reorganization, the Tender Offer or any related transactions.



  We hereby consent to the inclusion of this opinion as an exhibit to the Proxy Statement/Prospectus portion of the Registration Statement on Form S-4 (Registration No. 333-47579), as amended, filed by the Holding Company with the Commission and to the discussion of this tax opinion in such Proxy Statement/Prospectus.



Very truly yours,

WINTHROP & WEINSTINE, P.A.



By - /s/ Michele D. Vaillancourt
     Michele D. Vaillancourt


MDV:llh